SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

CARDINAL HEALTH, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

N/A

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 4, 2009

DATE AND TIME:	Wednesday, November 4, 2009 at 2:00 p.m. Local Time

LOCATION:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, OH 43017

PURPOSE:

(1)    To elect each of the 10 nominees named in the accompanying proxy statement (or, if necessary, any substitute nominees selected by the Board of Directors) as a director, each to serve until the 2010 annual meeting and until his or her successor is duly elected and qualified;

(2) To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010;

(3) To re-approve the material terms of the performance criteria under Cardinal Health’s Amended and Restated Management Incentive Plan;

(4)    To vote on two shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting, regarding performance-based stock options and an amendment to our Restated Code of Regulations to require that the Chairman of the Board be an independent director; and

(5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

WHO MAY VOTE:	Shareholders of record at the close of business on September 9, 2009 are entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors.

/s/ Stephen T. Falk
STEPHEN T. FALK
September 23, 2009	Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on November 4, 2009:

This proxy statement and our 2009 annual report to shareholders are also available on our website at www.cardinalhealth.com/proxymaterials.

Page
PROXY STATEMENT	1

GENERAL INFORMATION	1

PROPOSAL 1—ELECTION OF DIRECTORS	3

PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	6

PROPOSAL 3—RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE CRITERIA UNDER OUR AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN	7

PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS	10

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING AMENDMENT TO OUR RESTATED CODE OF REGULATIONS TO REQUIRE THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR	12

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD	14
Board of Directors	14
Committees of the Board of Directors	14

CORPORATE GOVERNANCE	18
Shareholder Recommendations for Director Nominees	18
Communicating with the Board	19
Corporate Governance Guidelines	19
Director Independence	19
Presiding Director	21
Director Qualification Standards and Performance Assessment	21
Policies on Business Ethics; Chief Legal and Compliance Officer	22
Resignation Policy for Incumbent Directors Not Receiving Majority Votes	23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
Policies and Procedures	23
Related Party Transactions	24

AUDIT COMMITTEE REPORT	25

INDEPENDENT ACCOUNTANTS	26
Fees Paid to Independent Accountants	26
Audit Committee Audit and Non-Audit Services Pre-Approval Policy	26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	29

COMPENSATION DISCUSSION AND ANALYSIS	30
Introduction	30
Objectives of Our Compensation Program	30
The Design of Our Compensation Program	31
Our Compensation Decisions	32
Our Policies, Guidelines and Practices Related to Executive Compensation	41

EXECUTIVE COMPENSATION	45
Human Resources and Compensation Committee Report	45
Executive Compensation Tables	46

i

ii

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is being furnished to solicit proxies on behalf of the Board of Directors (the “Board”) of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health,” “we” or “us”), for use at our Annual Meeting of Shareholders to be held on Wednesday, November 4, 2009, at our corporate offices located at 7000 Cardinal Place, Dublin, Ohio 43017, at 2:00 p.m., local time (the “Annual Meeting”), and at any adjournment or postponement thereof. This proxy statement and the accompanying proxy, together with our Annual Report to Shareholders for the fiscal year ended June 30, 2009 and additional information, are first being sent to our shareholders on or about September 28, 2009. Exhibits to our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 will be provided to any shareholder upon request to our Investor Relations department.

References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2009” refers to the fiscal year ended June 30, 2009.

Principal Executive Office

The address of our principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.

Voting Information

Record Date.    The close of business on September 9, 2009 has been fixed as the record date for the determination of our shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding 360,608,892 common shares, without par value. Holders of common shares at the record date are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote.

Quorum.    We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Annual Meeting, either in person or by proxy.

How to Vote.    We encourage you to vote promptly. Telephone and Internet voting are available through 2:00 a.m. Eastern Time on Wednesday, November 4, 2009. If your shares are registered in your name, then you are a “registered holder” and you may vote in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

•

By Telephone.    You may vote your shares by calling the toll free number 1-800-652-VOTE (8683) within the United States, Puerto Rico or Canada and following instructions provided by the recorded message. You may vote by telephone 24 hours a day. The telephone voting system allows you to confirm that the system has properly recorded your votes.

•

By Internet.    You may vote your shares over the Internet by logging onto www.investorvote.com/cah and following the steps outlined on the secure website. As with the telephone voting system, you will be able to confirm that the system has properly recorded your votes.

•	By Mail. You may mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope.

If you are a beneficial holder of shares held in “street name” through a broker, trustee, bank or other nominee that holds shares on your behalf, you may vote in person at the Annual Meeting by obtaining a legal proxy from the nominee that holds your shares. Alternatively, you may vote by proxy by completing and signing the voting instruction form provided to you by the nominee that holds your shares, or by using telephone or Internet voting arrangements described on the voting instruction form or other materials provided you by the nominee that holds your shares.

Changing or Revoking Your Proxy.    Your presence at the Annual Meeting will not automatically revoke your proxy. You may revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or in open meeting or by executing and forwarding a later-dated proxy to us or voting a later proxy by telephone or the Internet. If you are a beneficial shareholder only, you should check with the broker, trustee, bank or other nominee that holds your shares to determine how to change or revoke your vote.

Shares Held Under Plans.    If you hold shares through our retirement and savings plans, you will receive voting instructions from that plan’s administrator, which may have a different deadline for determining the manner in which such shares will be voted. If you hold shares under our equity award and employee stock purchase plans, your proxy includes the number of shares held through such plans.

How Shares Will Be Voted.    The common shares represented by your proxy will be voted in accordance with specifications provided on your proxy or voting instruction card or with specifications you provided by telephone or Internet. Proxies returned without any such specifications will be voted for the election of each of the 10 directors as set forth under “Proposal 1—Election of Directors” below, in favor of Proposals 2 and 3 and against Proposals 4 and 5. If any other matters shall properly come before the Annual Meeting, the persons named in your proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.

The Board recommends that you vote FOR the election of the 10 directors listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.

Attending the Annual Meeting

Only persons with an admission ticket or proof of share ownership will be admitted to the Annual Meeting. If you are a registered shareholder, your admission ticket is attached to your proxy card. Please bring it with you to the Annual Meeting together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) to be admitted to the Annual Meeting.

Whether or not you expect to attend the Annual Meeting in person, we urge you to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope, or to vote by telephone or the Internet using the instructions provided with the proxy.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of 10 members. At the Annual Meeting, our shareholders will be asked to vote for the election of the 10 nominees named below, each to serve until the next annual meeting and until his or her successor is duly elected and qualified.

Effective August 31, 2009, we completed the separation of CareFusion Corporation (“CareFusion”) from Cardinal Health through the distribution of approximately 81% of CareFusion’s outstanding common stock to our shareholders (the “CareFusion separation”). In connection with the CareFusion separation, R. Kerry Clark, who served as our Chairman of the Board (“Chairman”) and Chief Executive Officer, retired immediately after the CareFusion separation was effective, and three directors, Philip L. Francis, J. Michael Losh and Michael D. O’Halleran, resigned from our Board and joined the CareFusion board of directors, effective August 31, 2009. Also effective August 31, 2009, the size of the Board was reduced to 10 members. At that time, George S. Barrett, who had served as Vice Chairman of Cardinal Health and Chief Executive Officer—Healthcare Supply Chain Services, joined the Board and became our Chairman and Chief Executive Officer. The Board appointed Bruce L. Downey to fill one of the Board vacancies, effective August 31, 2009, and Glenn A. Britt to fill the remaining vacancy, effective October 1, 2009.

Common shares represented by proxies, unless otherwise specified, will be voted for the election of the 10 nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board may nominate. Proxies may not be voted at the Annual Meeting for more than 10 nominees. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results of the voting at the Annual Meeting.

At the 2008 annual meeting, we recommended and our shareholders approved amendments to our Amended and Restated Articles of Incorporation (the “Articles”) and Restated Code of Regulations (the “Regulations”) to implement a majority voting standard for the election of directors in uncontested elections of directors (as defined in our Articles). The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast “FOR” the nominee’s election must exceed the number of votes cast “AGAINST” his or her election. Abstentions and broker non-votes will not be considered votes cast “FOR” or “AGAINST” a nominee. If a nominee is not elected because he or she did not receive a greater number of votes “FOR” his or her election than “AGAINST” such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept it in accordance with the policy set forth in our Corporate Governance Guidelines. See “Corporate Governance—Resignation Policy for Incumbent Directors Not Receiving Majority Votes.”

Also at the 2008 annual meeting, we recommended and our shareholders approved amendments to our Articles and Regulations to eliminate cumulative voting in elections of directors. Accordingly, no shareholder has the right to cumulate his or her voting power in the election of directors at the Annual Meeting.

Set forth below is the following information regarding those persons nominated for election as our directors (each is currently one of our directors, except for Mr. Britt who will become a director effective October 1, 2009): their names, ages, the year in which he or she first became one of our directors, principal occupations and positions held during the past five years (unless otherwise stated, the positions listed have been held during the entire past five years) and certain other board memberships.

Colleen F. Arnold, 52, Director since 2007

•

General Manager of GBS Strategy, Global Consulting Services and SOA Solutions, Global Industries and Global Application Services of International Business Machines Corporation (“IBM”), a globally integrated innovation company that provides systems and financing, software and services to enterprises and institutions worldwide since January 2007

•	General Manager of IBM Northern and Eastern Europe, Russia, the Middle East and South Africa of IBM from 2005 to January 2007
•	General Manager of Global Communications Sector, Sales and Distribution Group of IBM, from 2002 to 2005

George S. Barrett, 54, Director since August 2009

•	Chairman and Chief Executive Officer of Cardinal Health since August 31, 2009
•	Vice Chairman of Cardinal Health and Chief Executive Officer—Healthcare Supply Chain Services from January 2008 to August 31, 2009
•

President and Chief Executive Officer of Teva North America and Executive Vice President—Global Pharmaceutical Markets and a member of the Office of the Chief Executive Officer of Teva Pharmaceutical Industries Limited (“Teva”), a pharmaceutical company, from November 2006 to January 2008

•	President and Chief Executive Officer of Teva North America and Group Vice President—North America of Teva from 2005 to 2006
•	President of Teva USA from 1998 to 2005

Glenn A. Britt, 60, Director effective October 1, 2009

•

Chairman, President and Chief Executive Officer of Time Warner Cable Inc. (“Time Warner Cable”), a cable operator; President and Chief Executive Officer since February 2006 and Chairman since March 2009

•	Chairman and Chief Executive Officer of Time Warner Cable from March 2003 to February 2006
•	Member of the Board of Xerox Corporation, a developer, manufacturer, marketer, servicer and financier of document equipment, software, solutions and services

Calvin Darden, 59, Director since 2005

•

Retired Senior Vice President of U.S. Operations of United Parcel Service, Inc., a package delivery company and provider of specialized transportation and logistics services, from January 2000 to April 2005

•	Member of the Board of:
•	Target Corporation, an operator of large-format general merchandise discount stores
•	Coca-Cola Enterprises, Inc., a marketer, seller, manufacturer and distributor of nonalcoholic beverages

Bruce L. Downey, 61, Director since August 2009

•	Partner of NewSpring Health Capital II, L.P., a venture capital firm, since March 2009
•	Chairman of the Board and Chief Executive Officer of Barr Pharmaceuticals, Inc. (“Barr”), a pharmaceutical company, from February 1994 through December 2008
•	Member of the Board of Momenta Pharmaceuticals, Inc., a biotechnology company

John F. Finn, 61, Director since 1994

•	President and Chief Executive Officer of Gardner, Inc., a supply chain management company serving industrial and consumer markets, since 1985
•	Member of the Board of:
•	J.P. Morgan Funds, a registered investment company
•	Greif, Inc., an industrial package products and services company

Gregory B. Kenny, 56, Director since 2007

•	President and Chief Executive Officer of General Cable Corporation (“General Cable”), a manufacturer of aluminum, copper and fiber-optic wire and cable products, since August 2001
•	Member of the Board of:
•	General Cable
•	Corn Products International, Inc., a corn refining and ingredient company

Richard C. Notebaert, 62, Director since 1999

•	Retired Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, from July 2002 to August 2007
•	Member of the Board of Aon Corporation (“Aon”), a provider of risk management services, insurance and reinsurance brokerage, and human capital consulting

David W. Raisbeck, 60, Director since 2002

•

Retired Vice Chairman of Cargill, Incorporated (“Cargill”), a marketer, processor and distributor of agricultural, food, financial and industrial products and services, from November 1999 to October 2008

•	Member of the Board of Eastman Chemical Company, a plastics, chemicals and fibers manufacturer

Jean G. Spaulding, M.D., 62, Director since 2002

•	Private medical practice in psychiatry since 1977
•	Consultant, Duke University Health System, a non-profit academic health care system, since January 2003
•	Associate Clinical Professorships at Duke University Medical Center, a non-profit academic hospital, since 1998
•	Trustee, The Duke Endowment, a charitable trust, since January 2002

The Board recommends that you vote FOR the election of these nominees.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010, and we are asking our shareholders to ratify this selection at the Annual Meeting. Although ratification is not required by the Regulations, Ohio law or otherwise, the Board has determined to annually submit the selection of our independent registered public accounting firm to our shareholders for ratification as a matter of good corporate governance practices. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interest and the best interest of our shareholders.

Representatives of Ernst & Young LLP, which served as our independent registered public accountants for fiscal 2009, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of Ernst & Young LLP will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Recommendation of the Board of Directors

Approval of the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends that you vote FOR the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2010.

PROPOSAL 3—RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE CRITERIA UNDER CARDINAL HEALTH’S AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

General

On August 14, 1996, our Board of Directors adopted the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan, which was later renamed the “Cardinal Health Management Incentive Plan” (as amended to date, the “MIP”). The MIP was most recently amended and restated in 2006 and amended in 2007.

The MIP is designed so that awards granted pursuant to the terms of the MIP will generally not be subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally limits a company’s federal income tax deduction for compensation paid to certain named executive officers to $1 million each, unless all amounts in excess of $1 million qualify for an exception to the limit. One of the available exceptions is for compensation that is paid under a performance-based compensation plan subject to performance criteria, the material terms of which have been approved by shareholders as discussed in more detail below.

The purpose of the MIP is to:

•

advance our interests and the interests of our shareholders by providing employees in leadership positions with an annual bonus incentive to achieve our strategic objectives and the strategic objectives of our subsidiaries;

•	focus management on key measures that drive superior financial and management performance and that result in our enhanced value;

•	provide compensation opportunities that are externally competitive and internally consistent with our strategic objectives and total reward strategies;

•	provide bonus opportunities that reward executives who are in positions to make significant contributions to our overall success and the overall success of our subsidiaries; and

•

to permit us to provide incentive compensation that is tied to the achievement of pre-established and objective performance criteria that will exempt such compensation from the tax deduction limits under Section 162(m) of the Code.

For additional information regarding the MIP and awards made thereunder for fiscal 2009, see “Compensation Discussion and Analysis—Our Compensation Decisions—Annual Cash Incentive Compensation.”

Section 162(m) of the Code requires specific shareholder approval of the material terms of the performance criteria under a plan providing qualified performance-based compensation to employees covered by Section 162(m). Such material terms are required to be re-approved by shareholders at least once every five years when, as is the case under the MIP, the Human Resources and Compensation Committee (the “Compensation Committee”) has the ability to change the targets under a performance criterion after shareholder approval of the criterion. The MIP and material terms of its performance criteria were last approved by our shareholders at our 2004 annual meeting. Under Section 162(m), the material terms of the performance criteria under the MIP that must be re-approved include (a) the class of employees eligible to receive compensation upon achievement of performance criteria applicable to awards under the MIP; (b) the business criteria on which such performance criteria may be based; and (c) the maximum amount that may be paid to any employee subject to Section 162(m) upon achievement of the performance criteria applicable to an award under the MIP.

The Compensation Committee retains the authority to make performance-based awards to our executives outside of the MIP, in such amounts and at such times as it determines in its sole discretion, which will not be affected by this proposal.

The following is a summary of the material terms of the performance criteria under the MIP that shareholders are being asked to approve. The MIP is set forth as Appendix A to this proxy statement.

Description of the Material Terms of the Performance Criteria Under the MIP

Administration.    The MIP is currently administered by the Compensation Committee and may be administered by such other committee of directors appointed by the Board and comprised of two or more individuals who are “outside directors” (as that term is defined in Section 162(m)) or such of our officers as have been delegated such authority (the administrator is generally referred to as the “Compensation Committee” in this summary description of the material plan terms). Among other things, the Compensation Committee has the authority to select participants in the MIP from among our executive officers and to determine the performance criteria, target amounts and other terms and conditions of awards under the MIP. In addition, the Compensation Committee has the authority to determine whether all or certain of the participants will be treated as “covered employees” for purposes of the MIP. Covered employees are subject to additional limitations under the MIP. The Compensation Committee also has the authority to interpret the MIP and the terms of awards, to establish, amend and rescind rules and regulations relating to the MIP, to determine the terms and provisions for making or modifying awards, to correct administrative errors and to make all other determinations necessary and advisable for the administration of the MIP. All decisions made by the Compensation Committee pursuant to the MIP are made in the Compensation Committee’s sole discretion and are final and binding.

Eligibility.    Our employees and employees of our subsidiaries who are our executive officers may be designated by the Compensation Committee as eligible to be granted awards under the MIP. Currently, we have seven executive officers. Although the tax laws currently limit deductibility only for compensation paid to the principal executive officer and the three most highly compensated executive officers other than the principal executive officer or the principal financial officer, the performance criteria are applied to all executive officers in the event that one or more should become subject to the limits of Section 162(m) of the Code.

Terms of Awards.    Awards under the MIP consist of cash amounts payable upon the achievement, during a specified performance period, of specified performance criteria. A performance period is the twelve month period beginning on each July 1st and ending on the next succeeding June 30th during the term of the MIP, or such other time period established by the Compensation Committee from time to time with respect to which the attainment of performance criteria will be determined. Employees who become eligible to participate in the MIP after the beginning of the performance period may participate for a partial performance period on a pro rata basis, for example, if they are hired or promoted to an eligible position after the period begins, subject to compliance with Section 162(m). Prior to the beginning of a performance period, or as soon as practicable thereafter, the Compensation Committee will establish the performance criteria and the target award for each participant, which will be earned if the performance criteria are achieved. At the end of the performance period, the Compensation Committee will certify the extent to which the performance criteria are achieved during the performance period for any participants who are covered employees within the meaning of Section 162(m). If the performance criteria for the performance period are met, covered employees shall be entitled to the payment of the awards, subject to the Compensation Committee’s exercise of negative discretion to reduce any earned bonus payable to a covered employee based on performance goals established for that covered employee or other factors as determined by the Compensation Committee in its sole discretion. With respect to participants who are not covered employees, the Compensation Committee will determine the bonus amount based on the performance criteria and other performance goals. The Compensation Committee may adjust (up or down) any bonus amount for participants who are not covered employees on the basis of such further considerations as the Compensation Committee determines in its sole discretion. As discussed below under “Compensation Discussion and Analysis —Our Compensation Decisions—Annual Cash Incentive Compensation,” the Compensation Committee approves other performance goals in addition to the performance criteria required under Section 162(m) that factor into the Compensation Committee’s exercise of discretion in determining final award amounts.

Performance Criteria.    The performance criteria for awards are based upon the achievement of one or more performance measures stated in the MIP. Under the MIP the performance criteria for awards may be based upon targeted measures of (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit (whether before or after taxes); (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity; (xxiv) customer satisfaction; (xxv) employee satisfaction; (xxvi) management succession plan development and implementation; and (xxvii) employee retention. Once established, the performance criteria cannot be changed during the performance period. Subject to the requirements of Section 162(m) with respect to covered employees, at the time the award is made and the performance criteria are established, the Compensation Committee is authorized to determine the manner in which the performance criteria will be calculated or measured to take into account certain factors over which participants have no or limited control, including, but not limited to, market-related changes in inventory value, changes in industry margins, changes in accounting principles and extraordinary charges to income. See “Compensation Discussion and Analysis—Our Policies, Guidelines and Practices Related to Executive Compensation—Tax Matters” for a discussion of the performance criterion for Section 162(m) purposes for fiscal 2009 annual incentive compensation.

Maximum Award Payable and Not Subject to Deduction Limitation Rules of Section 162(m) of the Code.     Under the MIP the maximum award that can be paid to a participant for any performance period is $7.5 million, with such maximum award amount to be prorated if the performance period is less than a full fiscal year.

Termination of Employment.    A participant whose employment terminates at any time during the performance period for an award because of retirement, death or disability will receive a prorated portion of the award, based upon the length of time that the participant was employed by us during the performance period. A participant whose employment is terminated by us (other than for cause (as defined in the MIP)) during the fourth quarter of the performance period for an award will receive a prorated portion of the award, based upon the length of time that the participant was employed by us during the performance period. A participant whose employment is terminated for any other reason will not be entitled to any payment with respect to the award unless the Compensation Committee determines otherwise. A participant who terminates employment for any other reason, or who is terminated by us for cause, before the date a bonus is paid will not be entitled to any payment with respect to the award.

Amendment and Discontinuance.    The MIP may be amended, modified, suspended or terminated by the Compensation Committee at any time and without notice, but no such amendment, modification, suspension or termination will, without the consent of the participant, materially reduce the right of such participant to a payment or distribution to which he or she has already become entitled. The approval of our shareholders of any amendment of the MIP will be required only as required by the applicable provisions of Section 162(m).

Vote Required

Approval of the proposal to re-approve the material terms of the performance criteria under the MIP requires the affirmative vote of a majority of the common shares voted on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be considered as common shares voted on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR this proposal to re-approve the material terms of the performance criteria under Cardinal Health’s Amended and Restated Management Incentive Plan.

PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accepts responsibility, are set forth below. The proposal was submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, 1 Centre Street, New York, New York 10007-2341, a shareholder owning over $2,000 in market value of our common shares as of May 5, 2009.

The shareholder proposal and the supporting statement read as follows:

RESOLVED: That the shareholders of Cardinal Health, Inc. (the “Company”) request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives, as part of their compensation package, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:

(1)	Performance Vesting Stock Options—grants which do not vest or become exercisable unless specific business performance goals are met.

(2)	Index Options—grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(3)	Performance Accelerated Stock Options—grants whose vesting is accelerated upon achievement of specific business performance goals.

Supporting Statement

Institutional investors increasingly are urging that, in order to align the interests of executives with the interests of stockholders, stock options which are granted as part of executive compensation packages are linked to goals of long-term growth and superior performance.

Stock options too often facilitate a disconnect between reward and long term performance at many companies. They afford opportunities to manipulate stock price, backdate or spring load options, or simply take advantage of volatility in stock price to reap gains from exercising options—gains often related more to timing than to performance. Performance-based options, options tied to business performance goals or exceeding peers’ performance, may better serve to align the interests of executives and stockholders.

Cardinal Health, Inc. has received weak pay-for-performance ratings from one or more proxy rating agencies. We strongly urge the Company to adopt a policy that options granted to senior executives be performance based. We also recommend that the company avoid large sign-on grants. Assigning grants in smaller more frequent amounts may reduce incentives to benefit from gains unrelated to performance.

For these reasons, we urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement in Opposition to Proposal 4

Your Board recommends a vote against Proposal 4, because we believe that our current long-term incentives are performance-based and effectively align participants’ interests with those of our shareholders. We believe that stock options, which historically have been an important part of Cardinal Health’s long-term incentive program, are an important form of performance-based compensation because a stock option provides no realizable value to a recipient until the vesting requirements have been met and the trading price of our common shares increases. We believe that it is important to be able to use stock options as an element of compensation that focuses primarily on stock price performance and retention, and to use other elements of compensation to focus on other aspects of performance on an annual or long-term basis, as appropriate. As a result, the Compensation Committee believes that fixed-price stock options provide an objective performance measure that is directly aligned with the interests of shareholders and is an appropriate performance measure for Cardinal Health.

The Board also believes that the Compensation Committee, composed solely of independent directors, is best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, while retaining the ability to address the needs of our business and the many regulatory and financial aspects of our executive compensation programs. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, competitive compensation practices of other companies, changing economic and industry conditions, evolving governance trends and accounting requirements and tax laws. The Board believes that the Compensation Committee should continue to have the flexibility to structure our executive compensation programs using a variety of incentives and performance-based arrangements that balance these influences so that Cardinal Health can attract and retain executives of outstanding ability and motivate them to achieve superior performance.

For the reasons cited above, the Board believes adoption of this proposal is unnecessary, as our current approach to long-term incentives already effectively aligns the interests of participating executives with those of our shareholders and maintains the flexibility needed to continue to attract and retain qualified executives.

Vote Required and Recommendation of the Board of Directors

If properly presented at the Annual Meeting, approval of the shareholder proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders otherwise specify in their proxies.

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING AMENDMENT TO OUR RESTATED CODE OF REGULATIONS TO REQUIRE THAT THE CHAIRMAN OF THE BOARD BE

AN INDEPENDENT DIRECTOR

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accepts responsibility, are set forth below. The proposal was submitted by Michael J. Barry on behalf of Norges Bank Investment Management, Postboks 1179 Sentrum, 0107 Oslo, Norway, a shareholder owning over $2,000 in market value of our common shares as of May 21, 2009.

The shareholder proposal and supporting statement reads as follows:

RESOLVED: Pursuant to Section 1701.11 of the Ohio Revised Code, the shareholders hereby amend the Code of Regulations to add the following text where designated:

Add a new Section 3.8:

“Notwithstanding any other provision of these regulations, the chairman of the board shall be a director who is independent from the Company. For purposes of this regulation, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Company’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the board of directors determines that a chairman who was independent at the time he or she was selected is no longer independent, the board of directors shall select a new chairman who satisfies the requirement of this regulation within 60 days of such determination. Compliance with this regulation shall be excused if no director who qualifies as independent is elected by the shareholders or if no director who is independent is willing to serve as chairman of the board. This regulation shall apply prospectively, so as not to violate any contractual obligation of the Company in effect when this regulation was adopted.”

Add to the end of Section 3.1:

“except that no person shall serve concurrently as chief executive officer and chairman of the board.”

SUPPORTING STATEMENT

Sound corporate governance is a prerequisite for long term value creation. In that context, the composition of the board should be such that it represents all shareholders to whom it is accountable. The roles of chairman of the board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the board. Approximately 45% of S&P 1500 companies have separate CEO and chairman positions.

The board should be led by an independent chairman and be in a position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and have the support to take long-term views in the development of business strategies. An independent chairman is better able to oversee and give guidance to company executives and help prevent conflict or the perception of conflict, and in turn effectively strengthen the system of checks-and-balances within the corporate structure and protect shareholder value.

In our current challenging markets, we believe the need for an independent chairman is even more imperative. An independent chairman will be a strength to the company when the board must make the necessary strategic decisions and prioritizations ahead to sustain a sound business that creates shareholder value over time.

We therefore urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement in Opposition to Proposal 5

Your Board recommends a vote AGAINST Proposal 5, a proposed amendment to Cardinal Health’s Regulations to require that the Chairman be independent. We believe that our shareholders benefit from a governance structure that allows the Board appropriate flexibility to implement the leadership structure that best serves the interests of Cardinal Health and our shareholders at any given time. We further believe that our current board structure and governance practices, including an independent Presiding Director, provide strong leadership as well as effective, independent oversight of management. Our current practice of combining the Chief Executive Officer and Chairman positions, which is consistent with the practices of the majority of S&P 500 companies, is something we are committed to reviewing on a periodic basis as part of our review of Cardinal Health’s overall corporate governance practices.

As stated in our Corporate Governance Guidelines, the Board believes that it is in the best interests of Cardinal Health for the Board to retain the flexibility to decide who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined or separate, based upon the circumstances facing us at any given time. This enables the Board to assess our opportunities and challenges and organize our leadership structure appropriately. The proposal to amend the Regulations to require an independent chairman would limit the ability of the Board to select the director the Board believes is best suited to serve as Chairman at any given time.

At the present time, as we develop our strategy following the successful spin-off of our clinical and medical products businesses and address the challenges of a difficult economy and continuing changes in the healthcare markets, the Board believes that the most effective leadership structure is for our Chief Executive Officer to serve as Chairman. This structure enables Mr. Barrett to ensure that the Board’s agenda responds to our strategic challenges, that the Board is presented with information required for it to fulfill its responsibilities, and that Board meetings are as productive and effective as possible.

As noted above, the Board is committed to effective corporate governance and promoting a strong, independent Board. A substantial majority of our directors are independent as defined under the New York Stock Exchange regulations and the Corporate Governance Guidelines, and each of the Audit, Nominating and Governance and Compensation Committees is comprised entirely of independent directors. In addition, the independent directors annually elect an independent director to serve as the Presiding Director. The Presiding Director has the authority to call additional executive sessions of the independent directors as appropriate; serves as a liaison between the Chairman and the independent directors; advises on the flow of information sent to the Board, and reviews the agenda, materials and schedule for Board meetings; is available for consultation and direct communication with major shareholders; and presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

Accordingly, the Board believes that the proposal to amend the Regulations to require that the Chairman be independent unnecessarily limits the flexibility of the Board to implement the governance structures for Cardinal Health that best serve the interests of our shareholders and Cardinal Health. The Board believes that our Corporate Governance Guidelines already provide strong corporate governance and promote independent leadership, and that the combined role of Chairman and Chief Executive Officer is in the best interests of Cardinal Health and our shareholders at this time.

Vote Required and Recommendation of the Board of Directors

If properly presented at the Annual Meeting, approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders otherwise specify in their proxies.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors

Our Board of Directors held four regular meetings and five special meetings during fiscal 2009. Each director attended 75% or more of the meetings of the Board and Board committees on which he or she served during fiscal 2009. All members of the Board at the time of the 2008 annual meeting of shareholders attended such meeting. Absent unusual circumstances, each director is expected to attend the Annual Meeting.

Committees of the Board of Directors

The Board has established the Audit Committee, the Nominating and Governance Committee, the Executive Committee and the Compensation Committee. The charters for each of these committees are available on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Board Committees/charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department at (614) 757-5222. The following table identifies the current committee members. Each member of the Audit Committee, Nominating and Governance Committee and Compensation Committee during his or her service on such committee had been determined by the Board to be independent as defined by the rules of the NYSE in accordance with our Corporate Governance Guidelines discussed in more detail below, and with respect to the members of the Compensation Committee, in accordance with Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 162(m) of the Code.

Name	Audit (1)(2)(3)(4)	Nominating and Governance (2)(4)(5)	Executive (2)(5)(6)(7)	Human Resources and Compensation (5)
Colleen F. Arnold (8)	X
George S. Barrett (9)			Chair
Glenn A. Britt (10)	X
Calvin Darden				X
Bruce L. Downey (10)	X
John F. Finn (11)	Chair	X	X
Gregory B. Kenny (12)		X	X	Chair
Richard C. Notebaert (13)			X
David W. Raisbeck (14)	X	Chair	X	X
Jean G. Spaulding, M.D.				X

(1)

Philip L. Francis served on the Audit Committee during fiscal 2009 and until he resigned from the Board to join the CareFusion board of directors upon completion of the CareFusion separation on August 31, 2009.

(2)

J. Michael Losh served as Chair of the Audit Committee and on the Nominating and Governance and Executive Committees during fiscal 2009 and until he resigned from the Board to join the CareFusion board of directors upon completion of the CareFusion separation on August 31, 2009.

(3)

Michael D. O’Halleran served on the Audit Committee during fiscal 2009 and until he resigned from the Board to join the CareFusion board of directors upon completion of the CareFusion separation on August 31, 2009.

(4)	George H. Conrades served on the Audit and Nominating and Governance Committees during fiscal 2009 until his term as a director expired in November 2008.

(5)	John B. McCoy served as Chair of the Nominating and Governance Committee and on the Executive and Compensation Committees during fiscal 2009 and until he retired from the Board on July 1, 2009.

(6)	Robert D. Walter served on the Executive Committee during fiscal 2009 until his term as a director expired in November 2008.

(7)	R. Kerry Clark served as Chair of the Executive Committee during fiscal 2009 and until he retired from the Board immediately after the CareFusion separation was effective on August 31, 2009.

(8)	Ms. Arnold served on the Compensation Committee during fiscal 2009 until February 4, 2009 and was appointed to serve on the Audit Committee, effective February 4, 2009.

(9)	Mr. Barrett was appointed to serve as Chair of the Executive Committee upon his appointment as a director and our Chairman and Chief Executive Officer on August 31, 2009.

(10)	The Board appointed Mr. Downey, effective August 31, 2009, and Mr. Britt, effective October 1, 2009, to serve on the Audit Committee.

(11)	Mr. Finn was appointed to serve as Chair of the Audit Committee and on the Executive Committee, effective August 31, 2009.

(12)	Mr. Kenny was appointed to serve on the Nominating and Governance Committee, effective February 4, 2009.

(13)	Mr. Notebaert served on the Nominating and Governance Committee and as Chair of the Compensation Committee during fiscal 2009 until December 2008.

(14)

Mr. Raisbeck was appointed to serve as Chair of the Nominating and Governance Committee and on the Executive Committee, effective July 2, 2009, and on the Compensation Committee, effective August 31, 2009.

The Audit Committee.    The Board has determined that each of Messrs. Britt, Downey, Finn and Raisbeck is an “audit committee financial expert” for purposes of the rules of the U.S. Securities and Exchange Commission (“SEC”). The Board also determined that during his service on the Audit Committee during fiscal 2009, each of Messrs. Conrades, Francis, Losh and O’Halleran was an “audit committee financial expert” for purposes of such rules. The Board determined that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies did not impair his ability to effectively serve on the Audit Committee of our Board during fiscal 2009. In reaching this determination, the Board considered Mr. Losh’s ability to devote sufficient and substantial time to service on our Audit Committee. During fiscal 2009, the Audit Committee met eight times and acted once by written action without a meeting.

The Audit Committee’s duties and responsibilities are stated in a written charter, which was adopted by our Board and was most recently amended on November 5, 2008. The Audit Committee’s primary responsibilities are to represent and assist the Board with the oversight of:

•	the integrity of our financial statements;

•	legal and Standards of Business Conduct compliance;

•	regulatory compliance;

•	the qualifications, independence and performance of our independent auditor; and

•	the qualifications and performance of our internal audit function.

In performing its oversight role with respect to our financial statement and disclosure matters, the Audit Committee reviews quarterly and annual financial statements prior to filing or announcement and considers matters such as the judgment by the independent auditors as to the quality and appropriateness of the application of accounting principles, certain changes or alternatives in financial or accounting practices, proposed or pending changes in accounting or regulatory requirements and the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures.

With respect to our independent auditor, the Audit Committee pre-approves all services provided by the independent auditor and is responsible for its appointment, compensation and retention and the oversight of its work, including any disagreements with management, its independence from us and any regulatory or peer review matters. The Audit Committee also reviews our internal audit plan and the functions and structure of our internal audit department and reviews our compliance with and oversight and enforcement of our Standards of Business Conduct, including our insider trading policy and Business Conduct Line (a telephone line maintained by a third party that our employees may use to seek guidance or raise concerns), and other legal and regulatory matters.

The Nominating and Governance Committee.    During fiscal 2009, the Nominating and Governance Committee met four times.

The Nominating and Governance Committee’s duties and responsibilities are stated in a written charter adopted by the Board and most recently amended on August 5, 2009. The Nominating and Governance Committee’s primary responsibilities are to:

•	identify individuals qualified to become Board members (consistent with criteria approved by the Board);

•	recommend director candidates for the Board;

•	develop and review our Corporate Governance Guidelines;

•	oversee the annual evaluation of the Board’s effectiveness and performance; and

•	perform a leadership role in shaping our corporate governance practices.

In fulfilling this role, the Nominating and Governance Committee considers and recommends criteria to the Board for identifying and evaluating potential Board candidates, identifies and reviews the qualifications of such candidates, establishes procedures for the consideration of Board candidates recommended by our shareholders, assesses the contributions and independence of individual incumbent directors, recommends to the Board changes in the structure, composition and function of the Board’s committees, oversees the evaluation of the Board’s effectiveness and performance and considers and makes recommendations to the Board regarding director resignations. The Nominating and Governance Committee will consider director nominees recommended by shareholders as described under “Corporate Governance—Shareholder Recommendations for Director Nominees” below.

The Executive Committee.    The Executive Committee must have at least three members, a majority of whom must be independent in accordance with the definition of “independent director” in our Corporate Governance Guidelines. In addition, the members of the Executive Committee must include the Chairman, Chief Executive Officer, the chairpersons of each of the Audit, Nominating and Governance and Compensation Committee and the Presiding Director. During fiscal 2009, the Executive Committee met three times.

The Executive Committee operates under a written charter adopted by the Board on May 2, 2007. The Executive Committee is empowered to exercise substantially all powers and perform all duties of the Board, subject to certain limitations, when specific authority is delegated to it by the Board or when, in the intervals between meetings of the Board, it is necessary to consider or act upon a matter promptly. The Executive Committee does not have the authority to fill vacancies on the Board or on any committee of the Board, declare dividends, elect our Chief Executive Officer, submit matters for shareholder approval or act on matters specifically reserved for full Board authority.

Human Resources and Compensation Committee.    During fiscal 2009, the Compensation Committee met 12 times and acted once by written action without a meeting.

Role of the Compensation Committee.    The Compensation Committee’s duties and responsibilities are stated in a written charter adopted by the Board and most recently amended on February 4, 2009. The Compensation Committee’s primary duties and responsibilities are to:

•

develop an executive compensation policy to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, and provide competitive compensation;

•	approve compensation for the Chief Executive Officer, including relevant performance goals and objectives, and our other executive officers, and oversee their evaluations;

•	make recommendations to the Board with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program for competitiveness and plan design, and recommend changes to the Board as appropriate;

•	oversee the management succession process for the Chief Executive Officer and selected senior executives;

•	oversee workplace diversity initiatives and progress; and

•	consult with management on major policies affecting employee relations.

Compensation decisions for our executive officers are made by the Compensation Committee. The details of the processes and considerations involved in making these compensation decisions, including the role of management, are described under “Compensation Discussion and Analysis” beginning on page 30. The Compensation Committee also acts as the administrator with respect to our equity and non-equity incentive plans covering executive officers and other senior management. The Compensation Committee may delegate authority for administration of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to our officers and other key employees. However, the Compensation Committee may not delegate any authority under those plans for selection of participants, determination of award amounts or amendments or modifications of awards with respect to our executive officers.

The Compensation Committee’s Compensation Consultant.    During fiscal 2009, the Compensation Committee retained and was advised by Towers Perrin with respect to executive compensation matters. Towers Perrin is one of the three largest diversified human resources consulting firms in the world. In addition to consulting with the Compensation Committee on executive compensation, during fiscal 2009 Towers Perrin, directly or through an affiliate, had the following working relationships with us: (a) Towers Perrin provided executive compensation and other consulting services to management; and (b) until June 2009, Towers Perrin was a 15% partner in a joint venture to which we had outsourced our human resources administrative processes.

Towers Perrin confirmed to us that it has implemented policies and processes to mitigate potential issues of independence when providing consulting services to the Compensation Committee and providing services to us in other areas. These include the following:

•	the individual providing consulting services to the Compensation Committee is not personally involved in doing work in any of the other areas in which Towers Perrin provides services to us;

•

the individual providing consulting services to the Compensation Committee does not share information about the specific work he does on behalf of the Compensation Committee with other Towers Perrin staff providing assistance to us on other engagements; and

•

the individual providing consulting services to the Compensation Committee is not directly compensated for increasing the total revenues that Towers Perrin generates from us or expanding the range of services that Towers Perrin provides to us.

The Compensation Committee considered these relationships, the level of fees paid to Towers Perrin and its affiliates, and the Towers Perrin policies described above. The Compensation Committee also considered the quality of the services Towers Perrin provided to the Compensation Committee in the past, and the anticipated ability of Towers Perrin personnel to provide objective and independent assistance and advice to the Compensation Committee.

During fiscal 2009, the Towers Perrin consultant attended 11 of the Compensation Committee’s meetings. The nature and scope of Towers Perrin’s engagement and the material elements of their instructions consisted primarily of the following:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on similarly situated companies reviewed by the Compensation Committee, referred to as the “Comparator Group”; and

•	ongoing review, comment, consulting support, advice and recommendations related to:

•	draft and final materials provided to the members of the Compensation Committee in connection with Compensation Committee meetings during fiscal 2009;

•	compensation for the Chairman and Chief Executive Officer and the other executive officers, including comparative information for similarly-situated executives in our Comparator Group;

•

the design of our executive compensation program following the CareFusion separation and compensation of our Chairman and Chief Executive Officer and the other executive officers following the CareFusion separation;

•	composition of the companies included in our Comparator Group, including recommendations to change the composition of our Comparator Group following the CareFusion separation;

•	plan design for the annual and long-term incentives, including performance measures, performance standards and the individual pay and performance relationship;

•	plan design and benchmarking data with respect to the long-term performance cash program under our 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008;

•	modifications to our long-term incentive compensation awards in connection with the CareFusion separation;

•	director compensation levels and practices;

•	policies and data related to governance and disclosure of executive compensation;

•	evaluating shareholder proposals and inquiries related to executive compensation; and

•	emerging trends in executive compensation.

In addition, Towers Perrin’s engagement during fiscal 2009 included ongoing review, consulting support and recommendations until the CareFusion separation related to the comparator group of companies for CareFusion, market pay rates for key executive positions of CareFusion, compensation for CareFusion’s expected Chairman and Chief Executive Officer, plan design for CareFusion’s annual and long-term incentives, compensation levels and practices for its directors and policies and data related to governance and disclosure of CareFusion’s executive compensation.

CORPORATE GOVERNANCE

Shareholder Recommendations for Director Nominees

In nominating candidates for election as director, the Nominating and Governance Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. Recommendations submitted for consideration by the committee in preparation for the 2010 annual meeting of shareholders should be received no later than May 27, 2010, and must contain the following information:

•	the name and address of the shareholder;

•	the name and address of the person recommended for nomination;

•	a representation that the shareholder is a holder of our common shares entitled to vote at the meeting;

•	a statement in support of the shareholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.

Communicating with the Board

The Board of Directors has established procedures by which shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director (including the Presiding Director) or the non-management directors as a group. Such parties can send communications by mail to the Board in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017 or by e-mail to bod@cardinalhealth.com, as posted at www.cardinalhealth.com, under Investors—Corporate Governance: Contact the Board of Directors. The name of any specific Board recipient should be noted in the communication. Communications from shareholders are distributed to the Board or to the committee or director(s) to whom the communication is addressed. In that regard, the Board has requested that the Corporate Secretary not distribute communications that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate our engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, the full text of which is available on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Corporate governance guidelines.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Director Independence

The Board has established categorical standards to assist it in making its determination of director independence. Under standards that the Board has adopted to assist it in assessing independence and as embodied in our Corporate Governance Guidelines, the Board defines an “independent director” to be a director who:

•

is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, Cardinal Health (provided, however, that, in accordance with NYSE listing standards, service as an interim executive officer, by itself, does not disqualify a director from being considered independent under this test following the conclusion of that service);

•

has not received, and whose immediate family member has not received other than for service as an employee (who is not an executive officer), more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years (provided however, that, in accordance with NYSE listing standards, compensation received by a director for former service as an interim executive officer need not be considered in determining independence under this test);

•

(a) is not a current partner or employee of our internal or external auditor; (b) does not have an immediate family member who is a current partner of our internal or external auditor; and (c) is not and was not during the last three years, and whose immediate family member was not during the last three years, a partner or employee of our internal or external auditor who personally worked on our audit within that time;

•

is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another company during a time when any of our present executive officers serve on that other company’s compensation committee;

•

is not, and whose immediate family member is not, serving as a paid consultant or advisor to us or to any of our executive officers, or a party to a personal services contract with us or with any of our executive officers;

•

is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

is not, and whose spouse is not, an executive officer of a non-profit organization to which we or our foundation has made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (excluding amounts that we contribute under matching gifts programs); and

•	has no other material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).

The Board assesses on a regular basis and at least annually the independence of directors and, based on the recommendation of the Nominating and Governance Committee, makes a determination as to which members are independent. References to “us,” “we” or “Cardinal Health” above would include any subsidiary in a consolidated group with Cardinal Health. The terms “immediate family member” and “executive officer” above have the same meaning specified for such terms in the NYSE listing standards.

In addition to the independence standards applicable to directors generally, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries, other than director fees and any regular benefits that other directors receive for services on the Board or Board committees. In addition, no Audit Committee member can be an affiliated person of us or any of our subsidiaries.

The Board has determined that each of Messrs. Britt, Conrades, Downey, Darden, Finn, Francis, Kenny, Losh, McCoy, O’Halleran and Raisbeck, Ms. Arnold and Dr. Spaulding is (or was, during his service on the Board in the case of Messrs. Conrades, Francis, Losh, McCoy and O’Halleran) independent under the listing standards of the NYSE and our Corporate Governance Guidelines. In addition, the Board had determined that Mr. Notebaert was independent until his brother became an executive of one of our customers during fiscal 2009.

In determining that the directors listed above are independent, the Nominating and Governance Committee and Board considered the transactions, relationships or arrangements described below. The Board determined that none of these transactions, relationships or arrangements conflicts with our interests or would impair the relevant director’s independence or judgment.

Business Relationships between Cardinal Health and Entities Related to a Director

All of the transactions, relationships or arrangements of the types listed below were entered into, and payments were made or received, by us in the ordinary course of business and on competitive terms. Other than the transaction between us and Barr, aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for 2007, 2008 or 2009. In addition, other than the transactions between us and Barr and Time Warner Cable, neither the relevant director nor any of his or her family members held an executive officer position or significant ownership interest in such entity.

•	We purchase equipment and information technology services from IBM, with which Ms. Arnold holds a non-executive officer position.

•	We purchase cable services from Time Warner Cable, of which Mr. Britt is an executive officer.

•

We paid fees for legal services to a law firm in which a family member of Mr. Conrades had an ownership interest while he served as our director, but such family member did not personally provide such services to us.

•

We purchased pharmaceuticals from Barr, of which Mr. Downey was an executive officer until December 2008 when Barr was acquired by Teva, and we continue to purchase pharmaceuticals from Teva. Mr. Downey ceased to be an executive officer of Barr in December 2008 and joined our Board in August 2009. In addition, Mr. Downey currently is a partner in a venture capital fund in which one of our customers and one of our vendors are investors.

•	We make payments related to insurance brokerage services to Aon, with which Mr. O’Halleran held a non-executive officer position while he served as our director.

Compensation for Services Previously Provided to Cardinal Health.    We issued an option to purchase our common shares to Mr. Losh in connection with his services as our interim Chief Financial Officer during the fiscal year ended June 30, 2005. The option is currently exercisable and expires on July 27, 2014.

Presiding Director

Mr. Notebaert was first elected as independent Presiding Director by the independent directors in November 2007. In December 2008, the Board determined that Mr. Notebaert no longer qualified as an independent director because his brother had become an executive of one of our customers. The Board considered the change in Mr. Notebaert’s status and determined that he should continue as Presiding Director through the CareFusion separation in light of the Presiding Director’s significant role in overseeing completion of the CareFusion separation and the need for continuity in that role at that time. In August 2009, and effective following the CareFusion separation, the Board acted to again provide that the Presiding Director be an independent director elected annually by the remaining independent directors and, in that regard, elected Mr. Finn to serve as Presiding Director effective September 1, 2009. In addition, the Board expanded the responsibilities and authority of the Presiding Director, which now include the following: presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors and non-management directors; having the authority to call additional executive sessions of the independent directors as appropriate; serving as a liaison between the Chairman and the independent directors; advising on the flow of information sent to the Board; reviewing the agenda, materials and schedule for Board meetings; and being available, as deemed appropriate by the Board, for consultation and direct communication with major shareholders. During fiscal 2009, the independent directors met in executive session on three separate dates and the non-management directors met in executive session on seven separate dates.

Director Qualification Standards and Performance Assessment

The Nominating and Governance Committee reviews with the Board the appropriate skills and characteristics required of Board members in the context of the composition of the Board and in developing criteria for identifying and evaluating qualified candidates for the Board. Candidates recommended by shareholders are evaluated based on the same criteria as candidates from other sources. These criteria, as described in our Corporate Governance Guidelines, include an individual’s business experience, qualifications, attributes and skills (including skills in core areas such as operations, management, technology, healthcare industry knowledge, accounting and finance, leadership, strategic planning and international markets), independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the

Board, as well as the absence of potential conflicts with our interests. The Nominating and Governance Committee considers these criteria in the context of an assessment of the operation and goals of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board. If the Nominating and Governance Committee believes that a potential candidate may be appropriate for recommendation to the Board, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about us, the Board and its governance practices. The Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.

During fiscal 2009, the Nominating and Governance Committee engaged and paid fees to a search firm to assist with indentifying and screening potential candidates, which referred such candidates to the Nominating and Governance Committee. Mr. Britt was initially identified by such search firm and Mr. Downey was initially identified by our Chief Executive Officer for consideration by the Nominating and Governance Committee as candidates to become members of our Board.

Under our Corporate Governance Guidelines, when a non-employee director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to tender his or her resignation for consideration by the Board. The Nominating and Governance Committee considers the tendered resignation and recommends to the Board the action, if any, to be taken with respect to the resignation. In October 2008, Mr. Raisbeck retired as Vice Chairman of Cargill and in June 2009, Mr. Francis ceased serving as Chief Executive Officer of PetSmart, Inc. In connection with such changes in principal occupations and in accordance with our Corporate Governance Guidelines, each of Mr. Raisbeck and Mr. Francis offered his resignation on this basis for consideration by the Board, neither of which resignation was accepted.

The Nominating and Governance Committee assesses Board performance by overseeing an annual evaluation of the Board’s effectiveness and performance, the results of which are discussed with the full Board. Each of the Audit, Compensation and Nominating and Governance Committees conducts an annual self-assessment. In addition, the Nominating and Governance Committee conducts an individual evaluation of each director, the results of which are shared with such individual director.

Policies on Business Ethics; Chief Legal and Compliance Officer

All of our employees, including our senior executives and directors, are required to comply with our Standards of Business Conduct, which outline the standards of integrity and responsible conduct that all of our employees are required to follow to protect the trust our customers, suppliers and shareholders have in us. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our procedures for these matters are set forth in the Standards of Business Conduct.

The full text of the Standards of Business Conduct is posted on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Ethics and compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department. Any waiver of the Standards of Business Conduct for directors or executive officers must be approved by the Audit Committee. We will disclose future amendments to our Standards of Business Conduct, or waivers from our Standards of Business Conduct for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose any waiver from our Standards of Business Conduct for our other executive officers and our directors on our website.

We have a Chief Legal and Compliance Officer who reports to both the Chief Executive Officer and the chair of the Audit Committee. The Chief Legal and Compliance Officer has responsibility for, among other things, (a) our ethics and compliance functions and the authority to implement and maintain an effective ethics and compliance program; (b) providing reports reviewing our ethics and compliance program on a quarterly basis to the Audit Committee and at least annually to the Board; and (c) such other duties as may be assigned or designated by our Chief Executive Officer, Audit Committee or Board.

Resignation Policy for Incumbent Directors Not Receiving Majority Votes

Our Corporate Governance Guidelines provide that any nominee for director, who is not elected by shareholders in an uncontested election (as defined in our Articles) because he or she did not receive a greater number of votes “FOR” his or her election than “AGAINST” such election, and who remains on the Board as a director in accordance with Section 2.5 of our Regulations, will promptly tender his or her resignation to the Chairman following certification of the shareholder vote. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept the tendered resignation. Thereafter, the Board will promptly act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision. Any director who tenders his or her resignation pursuant to this policy is expected to recuse himself or herself from voting on the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

In May 2007, the Board of Directors adopted a written Related Party Transaction Policy and Procedures. This policy requires the approval or ratification by the Audit Committee of any transaction or series of transactions exceeding $120,000 in any calendar year, in which we are a participant and any related person has a direct or indirect material interest. Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common shares and executive officers and the immediate family members of each of these individuals.

Once a transaction has been identified as requiring such approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Audit Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Audit Committee’s next regularly scheduled meeting. If a transaction relates to a director, that director will not participate in the Audit Committee’s deliberations. In addition, the Audit Committee Chairman may pre-approve or ratify any related party transactions in which the aggregate amount is expected to be less than $1 million.

The following types of transactions have been deemed by the Audit Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by us for service as one of our directors reported in our annual proxy statement;

•

employment arrangements, compensation or benefits paid by us for service as one of our executive officers approved by the Compensation Committee or otherwise generally available to employees and reported in our annual proxy statement; and

•	transactions where the related person’s only interest is as a holder of our common shares and all holders receive proportional benefits, such as the payment of regular quarterly dividends.

Related Party Transactions

Since July 1, 2008, there have been no transactions, or currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest, except for those described below.

Robert D. Walter, who served as one of our directors during fiscal 2009 until his term expired on November 5, 2008, has three sons who collectively own approximately 40% of Sarnova, Inc. (“Sarnova”), a company engaged in the emergency medical supply business. One of Mr. Walter’s sons is also a director and consultant to Sarnova. During fiscal 2009, Sarnova and its affiliates (a) purchased approximately $4 million of product from us and our subsidiaries, and (b) sold products to us and our subsidiaries totaling approximately $6 million. All these transactions between us and our subsidiaries, on the one hand, and Sarnova, on the other hand, were in the ordinary course of business and represented less than 5% of Sarnova’s consolidated gross revenues during Cardinal Health’s fiscal 2009. The transactions with Sarnova were approved by our Audit Committee in compliance with the Related Party Transaction Policy and Procedures described above.

Mr. Downey, who was appointed to the Board on July 2, 2009, effective upon the CareFusion separation, previously served as Chairman and Chief Executive Officer of Barr until December 23, 2008 when Barr was acquired by Teva. Since the beginning of fiscal 2009 through the date that Mr. Downey ceased to be an executive officer of Barr, we made payments totaling approximately $167 million to Barr. In addition to other compensation received in the course of his employment with Barr under his employment agreement with Barr, Mr. Downey received a change in control payment and continuation of medical and dental benefit coverage and secretarial and office support following Barr’s acquisition by Teva. The transactions with Barr were not required to be approved by our Audit Committee because Mr. Downey was not affiliated with us when the transactions occurred and was no longer employed by Barr when he joined our Board.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of four members of our Board of Directors, each of whom the Board has determined is independent, as defined by the rules of the NYSE. The Audit Committee’s activities are governed by a written charter, approved in its current form by the Board in November 2008, which specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2009 (the “Fiscal 2009 Audited Financial Statements”) with our management and with Ernst & Young LLP (“Ernst & Young”), our independent accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from Cardinal Health. The Audit Committee also has considered whether the provision of non-audit services to Cardinal Health is compatible with the independence of Ernst & Young.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board that the Fiscal 2009 Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 filed with the SEC.

Submitted by the Audit Committee of the Board of Directors.*

John F. Finn, Chairman

Colleen F. Arnold

David W. Raisbeck

*

In addition to the three directors named above, Messrs. Losh, Francis and O’Halleran also participated in the review, discussions and recommendations referred to in the above report. Messrs. Losh, Francis and O’Halleran served on the Audit Committee until joining the CareFusion board of directors on August 31, 2009. Mr. Downey joined the Board and Audit Committee effective August 31, 2009 after the review, discussions and recommendations referred to in the above report took place.

INDEPENDENT ACCOUNTANTS

Fees Paid to Independent Accountants

Our Audit Committee approved, and our shareholders ratified, the selection of Ernst & Young as our independent registered public accounting firm for fiscal 2009.

Audit Fees.    Audit fees include fees paid by us to Ernst & Young related to the annual audit of our consolidated financial statements, the annual audit of the effectiveness of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements. The aggregate fees billed to us by Ernst & Young for audit services rendered to us and our subsidiaries for fiscal 2008 and fiscal 2009 totaled $11,129,680 and $10,286,141, respectively.

Audit-Related Fees.    Audit-related services include services related to the CareFusion separation, including the audit of the financial statements included in CareFusion’s Form 10 registration statement filed with the SEC and related consents, acquisitions and divestitures of certain businesses, audit-related research and assistance and employee benefit plan audits. The aggregate fees billed to us by Ernst & Young for audit-related services rendered to us and our subsidiaries for fiscal 2008 and fiscal 2009 totaled $2,707,383 and $5,901,265, respectively.

Tax Fees.    Tax fees include tax compliance and other tax-related services. The total fees billed to us by Ernst & Young for tax services provided to us and our subsidiaries for fiscal 2008 and fiscal 2009 totaled $2,487,175 and $1,470,548, respectively. The tax compliance fees and other tax-related fees billed to us by Ernst & Young for such services provided to us and our subsidiaries for fiscal 2008 totaled $1,210,432 and $1,276,744, respectively, and for fiscal 2009 totaled $1,031,058 and $439,490, respectively.

All Other Fees.    The aggregate fees billed to us by Ernst & Young for all other services rendered to us and our subsidiaries, including fees relating to consultation services related to the CareFusion separation and international and subsidiary matters, for fiscal 2008 and fiscal 2009 totaled $235,868 and $192,650, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent accountants in order to monitor the accountants’ independence from us. To implement these provisions of the Sarbanes-Oxley Act of 2002, the SEC has issued rules specifying the types of services that independent accountants may not provide to an audit client, as well as the Audit Committee’s administration of the engagement of the independent accountants. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), which sets forth the procedures and conditions under which services proposed to be performed by the independent accountants must be pre-approved by the Audit Committee.

Pursuant to the Pre-Approval Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-established cost levels. If not covered or encompassed by a periodic pre-approval, proposed services must be separately pre-approved. In addition, any engagement of the independent auditor to provide internal control-related services must be separately pre-approved by the Audit Committee at the time it is proposed. Any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.

In adopting the Pre-Approval Policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services to be performed by the independent accountants for up to $500,000. If the Chairman pre-approves services, the Chairman is required to report decisions to the full Audit Committee at its next scheduled meeting. Proposed services to be performed by the independent accountants equal to or exceeding $500,000 require full Audit Committee approval. In addition, the Pre-Approval Policy requires that our Chief Accounting Officer evaluate, among other things, the independence requirements applicable to the accountants and specifically approve any engagement of the independent accountants to perform any of the pre-approved services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of September 9, 2009, and the percentage of our common shares outstanding on September 9, 2009 represented by such ownership, by:

•	our directors;

•	each person who is known by us to own beneficially more than 5% of our outstanding common shares;

•	our Chairman and Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and

•	our current executive officers and directors as a group.

Except as otherwise described in the notes below, the listed beneficial owners have sole voting and investment power with respect to all common shares set forth opposite their names:

	Common Shares		Additional Restricted Share Units(16)
Name of Beneficial Owner	Number Beneficially Owned	Percent of Class
Dodge & Cox (1)	39,966,262	11.1%	—
Capital Research Global Investors (2)	24,426,000	6.8	—
AXA (3)	23,630,715	6.6	—
Colleen F. Arnold (4)(7)	18,883	*	2,841
George S. Barrett (5)	164,370	*	84,100
Glenn A. Britt (4)(7)(8)	0	*	0
R. Kerry Clark (5)(9)	757,616	*	218,529
Calvin Darden (4)(7)	29,123	*	2,880
Bruce L. Downey (4)(7)	0	*	1,659
John F. Finn (4)(7)(10)	87,134	*	2,880
Ivan K. Fong (5)(11)	155,120	*	7,624
Jeffrey W. Henderson (5)(6)	268,576	*	49,069
Vivek Jain (5)(12)	9,405	*	22,392
Gregory B. Kenny (4)(7)	22,286	*	2,856
Richard C. Notebaert (4)(7)	67,730	*	2,880
David W. Raisbeck (4)(7)	49,054	*	2,880
David L. Schlotterbeck (5)(6)(13)	337,951	*	15,546
Jean G. Spaulding, M.D. (4)(7)(14)	46,520	*	2,880
All Executive Officers and Directors as a Group (16 Persons) (15)	1,096,603	*	251,864

*	Indicates beneficial ownership of less than 1% of the outstanding common shares.

(1)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 11, 2009 by Dodge & Cox. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California

94104. Dodge & Cox reported that, as of December 31, 2008, it had sole voting power with respect to 37,560,432 common shares, shared voting power with respect to 96,100 common shares and sole dispositive power with respect to all common shares shown in the table and that the shares are beneficially owned by clients of Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The number of common shares held by Dodge & Cox may have changed since the filing of the Schedule 13G/A.

(2)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2009 by Capital Research Global Investors, a division of Capital Research and Management Company. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071. Capital Research Global Investors reported that, as of December 31, 2008, it had sole voting power with respect to 8,451,000 common shares and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by Capital Research Global Investors may have changed since the filing of the Schedule 13G.

(3)

Based on information obtained from a Schedule 13G jointly filed with the SEC on February 13, 2009 by AXA Assurances I.A.R.D Mutuelle and AXA Assurances Vie Mutuelle, as a group (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. The Mutuelles AXA, as a group, control AXA, and AXA owns AXA Financial, Inc. Their addresses are: the Mutuelles AXA—26, rue Drouot, 75009 Paris, France; AXA—25, avenue Matignon, 75008 Paris, France; and AXA Financial, Inc.—1290 Avenue of the Americas, New York, New York 10104. AllianceBernstein L.P. and AXA Equitable Life Insurance Company are subsidiaries of AXA Financial, Inc. and operate under independent management and make independent voting and investment decisions. The stock ownership of the Mutuelles AXA, AXA and AXA Financial, Inc., based on information supplied in the Schedule 13G, is provided in the following table. The number of common shares held by the Mutuelles AXA, AXA and AXA Financial, Inc., may have changed since the filing of the Schedule 13G.

	(i) Deemed to have Sole Power to Vote or to Direct the Vote	(ii) Deemed to have Shared Power to Vote or to Direct the Vote	(iii) Deemed to have Sole Power to Dispose or to Direct the Disposition	(iv) Deemed to have Shared Power to Dispose or to Direct the Disposition
The Mutuelles AXA, as a group	0	0	0	0
AXA	0	0	0	0
AXA Entity or Entities:
AXA Investment Managers Paris (France)	7,289	0	7,289	0
AXA Konzern AG (Germany)	720	0	720	0
AXA Rosenberg Investment Management LLC	25,490	0	66,618	0
AXA Framlington	90,000	0	90,000	0
AXA Financial, Inc.	0	0	0	0
Subsidiaries of AXA Financial, Inc.:
AllianceBernstein L.P., an investment adviser	18,626,091	0	23,388,494	0
AXA Equitable Life Insurance Company, an insurance company and investment adviser	7,294	0	77,594	0

	18,756,884	0	23,630,715	0

(4)

Common shares and the percent of class listed as being beneficially owned by our non-employee directors include outstanding options to purchase common shares that are currently exercisable or will be exercisable within 60 days of September 9, 2009, as follows: Ms. Arnold—18,071 shares; Mr. Britt—0 shares; Mr. Darden—25,023 shares; Mr. Downey—0 shares; Mr. Finn—42,634 shares; Mr. Kenny—18,175 shares; Mr. Notebaert—42,636 shares; Mr. Raisbeck—39,147 shares; and Dr. Spaulding—39,138 shares.

(5)

Common shares and the percent of class listed as being beneficially owned by our named executive officers include (a) outstanding options to purchase common shares that are currently exercisable or will be exercisable within 60 days of September 9, 2009, as follows: Mr. Barrett—136,136 shares; Mr. Clark—737,510 shares; Mr. Fong—114,664 shares; Mr. Henderson—231,563 shares; Mr. Jain—0 shares; and Mr. Schlotterbeck—289,258 shares; and (b) outstanding restricted share units (“RSUs”) that will be settled in common shares within 60 days of September 9, 2009, as follows: Mr. Fong—21,005 shares; and Mr. Jain—4,333 shares.

(6)

Common shares and the percent of class listed as being beneficially owned by our named executive officers include common shares in our employee stock purchase plan as of September 9, 2009, as follows: Mr. Henderson—2,329 shares; and Mr. Schlotterbeck—2,341 shares.

(7)

Common shares and the percent of class listed as being beneficially owned by our non-employee directors include phantom stock over which the participants solely have voting rights under our Deferred Compensation Plan as of September 9, 2009, as follows: Ms. Arnold—812 shares; Mr. Britt—0 shares; Mr. Darden—2,965 shares; Mr. Downey—0 shares; Mr. Finn—9,643 shares; Mr. Kenny—4,111 shares; Mr. Notebaert—11,009 shares; Mr. Raisbeck—6,422 shares; and Dr. Spaulding—7,232 shares.

(8)	Mr. Britt will join our Board effective October 1, 2009.

(9)	Mr. Clark ceased to be Chairman and Chief Executive Officer immediately after the CareFusion separation was effective on August 31, 2009.

(10)	Includes 1,032 common shares held by Mr. Finn’s spouse.

(11)	Mr. Fong ceased to be Chief Legal Officer and Secretary in May 2009.

(12)	Mr. Jain ceased to be Executive Vice President—Strategy and Corporate Development in June 2009.

(13)

Mr. Schlotterbeck ceased to be Vice Chairman of Cardinal Health and Chief Executive Officer—Clinical and Medical Products on August 31, 2009 at the effective time of the CareFusion separation. Also includes 375 common shares held by Mr. Schlotterbeck’s spouse.

(14)	Includes 150 common shares held in Dr. Spaulding’s 401(k) plan sponsored by her employer.

(15)

Common shares and percent of class listed as being beneficially owned by all executive officers and directors as a group include outstanding options to purchase an aggregate of 873,698 common shares that are currently exercisable or will be exercisable within 60 days of September 9, 2009.

(16)	Additional Restricted Share Units include vested and unvested RSUs that will not be settled in common shares within 60 days of September 9, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during fiscal 2009 and written representations regarding the same, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2009, except that due to a company administrative error, Jeffrey W. Henderson, our Chief Financial Officer, failed to timely file a Form 4 to report a non-market transaction involving the withholding of shares to satisfy taxes due upon the settlement of a RSU award.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Compensation for our named executives during fiscal 2009 was based on our performance, which was impacted by the economic recession, as well as on our plans for and progress towards the CareFusion separation. Our Healthcare Supply Chain Services segment made solid progress with slight segment profit growth in fiscal 2009. Our other primary segment, Clinical and Medical Products, had a challenging year due primarily to deferral of hospital capital purchases, leading to consolidated financial performance below our established targets, which were aligned with the guidance we published in the first quarter of the fiscal year.

In September 2008, we announced our plans for the CareFusion separation and on August 31, 2009, the CareFusion separation became effective. In connection with the CareFusion separation, R. Kerry Clark, our Chairman and Chief Executive Officer prior to the CareFusion separation, retired and three other named executives joined CareFusion or left Cardinal Health. In addition, our Board of Directors elected George S. Barrett to be Chairman and Chief Executive Officer effective with the CareFusion separation.

Our executive compensation program emphasizes pay-for-performance. As a result, our consolidated fiscal 2009 performance led to below-target annual incentive compensation for our named executives. At the beginning of fiscal 2009, we established threshold goals for company financial performance under our Management Incentive Plan, or MIP, which we did not achieve. Taking into account factors described below, the Human Resources and Compensation Committee, or Compensation Committee, of our Board of Directors exercised discretion to award cash bonuses to our named executives. Our former Chairman and Chief Executive Officer received a bonus equal to 30% of his target MIP, and the other named executives received bonuses equal to 0% to 40% of their targets. Because we did not meet the threshold performance goals for the first two years of our long-term incentive cash program for fiscal 2008-2010, no payouts were made under that program.

Our executive compensation program also emphasizes stock-based awards, including stock options. Since our share price declined approximately 40% to $30.55 during fiscal 2009, all options granted to our named executives had an exercise price that exceeded our fiscal- year-end share price. These options will continue to have no value to our named executives until the share price exceeds the exercise price.

In anticipation of the CareFusion separation, our Board of Directors amended our Chairman and Chief Executive Officer’s severance compensation in September 2008 to provide incentives for his continued leadership through the CareFusion separation and approved an employment agreement with our new Chairman and Chief Executive Officer in August 2009. We also granted restricted share units, or RSUs, to three of our named executives to provide incentives to remain with us during the period of uncertainty regarding their long-term roles with us and to motivate them to complete their roles in the CareFusion separation. In addition, the Compensation Committee made changes to our compensation program to competitively align it with our businesses remaining after the CareFusion separation. For example, it approved the use of a revised Comparator Group, adjusted the target market pay levels for certain elements of executive compensation, changed the mix of our long-term incentives, and terminated the long-term incentive cash program.

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to deliver a competitive package to attract, motivate and retain key executives and align their compensation with our overall business goals, core values and shareholder interests. To this end, the Compensation Committee has established an executive compensation philosophy that includes the following considerations:

•	a “pay-for-performance” orientation that delivers pay based on overall company, segment and individual performance;

•	an emphasis on pay-for-performance in long-term incentives, including stock-based awards, to more closely align our executives’ interests with our shareholders’ interests; and

•	individual wealth accumulation through long-term incentives and deferred compensation, rather than through pensions.

The Design of Our Compensation Program

Compensation during fiscal 2009 for the executive officers who are named in the tables beginning on page 46 and whom we refer to as our “named executives,” includes the following elements:

•	base salary;

•	annual cash incentives;

•	long-term incentives:

•	stock options;

•	RSUs; and

•	performance cash;

•	deferred compensation; and

•	other benefits and perquisites.

With minor variations, we rely on these same compensation elements for our other executive officers.

When making compensation-related decisions, we believe it is important to be informed about the current practices of similarly-situated public companies. The Compensation Committee uses a Comparator Group as discussed under “Compensation Discussion and Analysis—Our Policies, Guidelines and Practices Related to Executive Compensation—Our Comparator Group and Benchmarking” on page 42. Our goal for our named executives for fiscal 2009 was to provide total direct compensation (base salary, target annual cash incentive and target long-term incentives) that is competitive with the 60-65th percentile of the Comparator Group. When the Compensation Committee established this compensation target, it considered that we do not provide pensions or supplemental executive retirement plans, referred to as SERPs. Instead, we rely on long-term incentives and our 401(k) Savings Plan and Deferred Compensation Plan to provide a competitive package for wealth accumulation and retirement, and also to motivate and retain our named executives. Annualized targeted total direct compensation for each of our named executives (other than Mr. Barrett) during fiscal 2009 was competitive with (i.e., within 20% of) our targeted range.

Following the CareFusion separation after the end of the fiscal year, we have made a number of changes. Mr. Barrett became our Chairman and Chief Executive Officer immediately after completion of the CareFusion separation on August 31, 2009. See “—Chief Executive Officer Succession” on page 36. We have revised our Comparator Group to reflect the industry in which we will operate and compete for executive talent following the CareFusion separation. See “—Our Comparator Group and Benchmarking” on page 42. We also have set a goal to provide for our named executives target cash compensation (base salary and target annual cash incentive) that is competitive with the 50th percentile of the revised Comparator Group and target long-term incentive compensation that is competitive with the 50-65th percentile of the revised Comparator Group.

A significant majority of each named executive’s targeted total direct compensation is in the form of performance-based compensation. For fiscal 2009, we consider our annual cash incentive, long-term incentive cash and stock options to be performance-based compensation, and thus, performance-based compensation was 68% of the targeted total direct compensation of our Chief Executive Officer and was an average of 59% of targeted total direct compensation of the other named executives.

Our Compensation Decisions

The Compensation Committee makes compensation decisions after reviewing comparative compensation data from the Comparator Group for similarly-situated executives provided by the Compensation Committee’s compensation consultant. Certain compensation decisions are more formula-driven, while others require more judgment and discretion. For instance, the Compensation Committee considers market data and performance in determining a named executive’s base salary. Target annual and long-term incentives are calculated as a multiple of base salary. The Compensation Committee uses quantitative and qualitative metrics and exercises some judgment in determining achievement of the overall company, segment and function performance goals and assessing the named executive’s individual performance for a fiscal year. The Compensation Committee uses an evaluation of individual performance in determining increases to base salary and awarding annual incentive compensation and equity grants. The Compensation Committee also considers internal pay equity with respect to targeted compensation elements and targeted total direct compensation of our other executives who have a similar level of responsibility. The employment arrangements with Messrs. Clark, Schlotterbeck, Barrett, Jain and Fong impacted the Compensation Committee’s discretion with respect to some compensation decisions, as discussed in more detail on page 38.

Differences in the compensation paid to comparable officers at companies in our Comparator Group lead to higher target amounts for named executives depending on their position. In fiscal 2009, Mr. Clark’s compensation was significantly higher than the compensation we paid to any of the other named executives because his responsibilities and obligations at Cardinal Health were significantly greater than those of any of the other named executives and because the comparative compensation data reflected significantly higher compensation for chief executive officers.

Base Salary.    Base salary is an important element of compensation because it provides the named executive with a base level of income. In determining base salaries for our named executives, the Compensation Committee generally considers market and competitive data for the executive’s level of responsibility, targeting the 50th percentile of the Comparator Group, and considers individual performance, experience and skills.

At the beginning of fiscal 2009, management decided not to increase base salaries for our named executives in fiscal 2009, because of the Company’s actual and anticipated performance in fiscal 2008 and 2009, respectively, and because their base salaries were competitive with the targeted base salary ranges of the Comparator Group. The Compensation Committee concurred with this decision.

Annual Cash Incentive Compensation.    The Compensation Committee grants our named executives annual cash incentive awards under our MIP based on overall company, segment, function and individual performance. The target amounts for fiscal 2009 were based upon competitive market data for similar positions, targeting the 75th percentile of the Comparator Group, because we believe the performance goals we established were challenging, and as noted above, a large portion of our executive compensation is performance-based.

In August 2008, the Compensation Committee established the fiscal 2009 annual incentive targets for our named executives set forth below. In August 2009, the Compensation Committee approved the fiscal 2009 annual incentive cash awards for our named executives (based upon the factors discussed below):

Name	Title	Fiscal 2009 Target Incentive Percentage of Base Salary	Fiscal 2009 Annual Incentive Target	Fiscal 2009 Annual Incentive Compensation
R. Kerry Clark	Chairman of the Board and Chief Executive Officer	160%	$2,320,000	$696,000

Jeffrey W. Henderson	Chief Financial Officer	100%	$700,000	$280,000

George S. Barrett	Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services	100%	$975,000	$390,000

David L. Schlotterbeck	Vice Chairman and Chief Executive Officer—Clinical and Medical Products	100%	$745,000	$0

Vivek Jain	Executive Vice President—Strategy and Corporate Development	90%	$405,000	$162,000

Ivan K. Fong (1)	Former Chief Legal Officer and Secretary	90%	$447,534	$179,014

(1)	Mr. Fong’s annual incentive target and payment were pro rated based on the time of his employment with us during fiscal 2009.

At the beginning of each fiscal year, the Compensation Committee reviews and approves overall company performance goals. In addition, the Compensation Committee establishes individual performance objectives for our Chief Executive Officer. Our Chief Executive Officer also establishes individual performance goals and business segment and function goals for the other named executives.

In August 2008, the Compensation Committee established award-based performance goals under the MIP for fiscal 2009 based upon the achievement of a specified level of growth in earnings before interest and taxes, or EBIT, and return on tangible capital, as defined under “Executive Compensation—Compensation Plans—Management Incentive Plan” on page 52. The objective of the performance goals is to drive annual and sustainable year-over-year growth, with 100% achievement of the targets supporting our Company performance objectives. The Compensation Committee selected EBIT as a performance goal for fiscal 2009 to replace net operating profit after taxes, or NOPAT. EBIT is more closely linked to other financial benchmarks we use to measure performance, including segment profit, and the use of EBIT will simplify and align the annual and long-term performance-based compensation metrics. Return on tangible capital was selected by the Compensation Committee in fiscal 2008 as an additional performance goal because it measures and drives efficient utilization of our assets. The Compensation Committee retains discretion to approve adjustments to EBIT and return on tangible capital for purposes of determining whether we achieved our performance goals, as discussed in more detail under “Executive Compensation—Compensation Plans—Management Incentive Plan” beginning on page 52. The Compensation Committee also established an overall company performance criterion under Section 162(m) of a specified level of return on equity, as described under “—Tax Matters” on page 44.

A named executive can receive a cash award of 0% to 200% of the executive’s annual incentive target, with a threshold cash award level of 60% if a threshold level of both EBIT and return on tangible capital is obtained. For fiscal 2009, the weighting of the two performance goals in determining the annual bonus payment was derived from a pay and performance matrix. If we achieved 100% of our performance goals for EBIT and return on tangible capital, the two measures have equal weight. If we do not achieve the threshold performance goals with respect to either EBIT or return on tangible capital, but we do satisfy the Section 162(m) overall company performance criterion, then any cash awards are in the discretion of the Compensation Committee. The table below shows our performance goals at threshold, target and maximum performance levels and our actual overall company performance for fiscal 2009:

	FISCAL 2009
Performance Metric	Threshold 60% Performance	Target 100% Performance	Maximum 200% Performance	Actual Performance
EBIT (in millions) (1)	$2,197	$2,266	$2,416	2,085
Return on Tangible Capital	33%	35%	39%	30%

(1)	Revised to reflect the reclassification of the Martindale business to discontinued operations in the fourth quarter of fiscal 2009.

For fiscal 2009, we did not achieve the threshold performance goals with respect to either EBIT or return on tangible capital, but we satisfied the overall company performance criterion of a specified level of return on equity. The Compensation Committee exercised discretion to fund the MIP and to determine the actual amount of each named executive’s annual incentive compensation. In doing so, the Compensation Committee recognized that the primary reason for our below target EBIT performance was the impact of the deferral of hospital capital purchases on the Clinical and Medical Products segment and that the Healthcare Supply Chain Services segment profit performance was above target and the corporate function managed expenses well below budget. In addition, the Committee noted the significant efforts associated with the CareFusion separation.

The Compensation Committee awarded Mr. Clark an annual cash incentive equal to 30% of his target based on our consolidated financial performance and his efforts associated with the CareFusion separation. Based on our consolidated financial performance and the performance of the Healthcare Supply Chain Services segment, the Compensation Committee awarded Mr. Barrett an annual cash incentive equal to 40% of his target. Based on the performance of the Clinical and Medical Products segment and at his request, the Compensation Committee awarded Mr. Schlotterbeck no annual cash incentive. Based on our consolidated financial performance, their efforts associated with the CareFusion separation and the below-budget expenses of the corporate function, the Compensation Committee awarded Messrs. Henderson, Jain and Fong annual cash incentives equal to 40% of their targets.

Long-Term Incentive Compensation.    Our long-term incentive compensation program in fiscal 2009 provided grants of stock options, RSUs and performance cash under our 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008, or LTIP. The option and RSU grants are designed to provide our executives with multiple equity awards over a number of years. The long-term incentive program for fiscal 2009 was composed of 70% in performance-based awards (45% in stock options and 25% in a three-year performance cash award) and 30% in RSUs.

The Compensation Committee determined the total long-term incentive target multiplier of base salary for each named executive, targeting the 65th percentile of the Comparator Group, aligning with our philosophy of driving wealth accumulation through long-term incentives rather than pensions. As a result, the target long-term incentive multiplier is approximately seven times base salary for our Chief Executive Officer and two to four times base salary for our other named executives. The Compensation Committee may adjust the size of equity grants based upon the individual’s past and expected future performance; however, grants under the three-year performance cash program are not adjusted based upon individual performance. The size of equity awards made to an individual in previous years and the amount of stock then owned by a named executive did not affect the Compensation Committee’s determinations in making new equity grants.

The following table sets forth the long-term incentive target compensation and values of grants for fiscal 2009 for our named executives. For purposes of the table, we have included the grant date value of the stock options and RSUs (as determined for financial reporting purposes) and target award of performance cash. For additional information, see “Executive Compensation—Grants of Plan-Based Awards for Fiscal 2009.”

Name	Target Long-Term Incentive Compensation	Fiscal 2009 Long-Term Incentive Grants
		Stock Options (1)	RSUs	Performance Cash
R. Kerry Clark (2)	$10,150,000	$4,567,500	$3,045,000	$2,537,500
Jeffrey W. Henderson (3)	$2,800,000	$1,260,000	$840,000	$700,000
George S. Barrett	$3,250,000	$1,462,485	$974,990	$812,492
David L. Schlotterbeck (4)	$2,980,000	$1,475,100	$983,400	$745,000
Vivek Jain (3)(4)(5)	$1,012,500	$278,438	$556,875	$253,125
Ivan K. Fong (3)	$1,512,500	$680,625	$453,750	$378,125

(1)

When valuing options for compensation purposes, we assume the option will be held to term, and this is the valuation considered by the Compensation Committee. This assumption may be different from the assumption relating to expected life of the option used in the Summary Compensation Table and Grant of Plan-Based Awards for Fiscal 2009 Table below.

(2)

Mr. Clark’s employment agreement sets his target annual long-term incentive grants in any fiscal year at an expected value that, when combined with the then-current annual base salary and the target annual cash incentive award granted in respect of such fiscal year, is in the range of the 65th percentile of total direct compensation for individuals serving as both chairman and chief executive officer of companies in the Comparator Group.

(3)

In addition to the annual long-term incentives set forth in the table, Messrs. Henderson, Jain and Fong received a number of RSUs equal to two times their base salaries divided by the closing price of our common shares on September 26, 2008, when we announced plans for the CareFusion separation. These RSUs were awarded as an incentive to remain with us during the period of uncertainty regarding their long-term roles with us and to motivate them to complete their roles in the CareFusion separation, as discussed below under “Actions Taken In Connection with the CareFusion Separation.”

(4)	Messrs. Schlotterbeck and Jain received fiscal 2009 long-term incentive grants above their targets due to their individual performances during fiscal 2008.

(5)	Mr. Jain’s target long-term incentive was composed of 50% in RSUs, 25% in stock options and 25% in performance cash.

Stock Options.    Stock options are intended to motivate our named executives by providing upside potential, but have more risk to the executive than RSUs. We view stock options as an element of performance-based compensation because a stock option provides no realizable value to a recipient until the vesting requirements have been met and will increase in value only as the trading price of our common shares increases. Vesting periods are intended to require a named executive to maintain long-term focus on our overall company performance to realize any value from the exercise of stock options. Stock option awards also are granted with an exercise price equal to the market price for our common shares on the date of grant and provide no cash benefit if the option is not exercised when the price of the stock exceeds the grant price during the option’s term.

RSUs.    RSUs assist us in retaining executives because RSUs have value even if the share price declines or remains flat. RSUs align executives’ financial interests with shareholders and are also used for wealth accumulation because we do not provide pensions. Our RSU awards generally vest one-third annually over three years. While there is a performance element to RSUs since the value of the award will increase as the trading price of our common shares increases, we do not consider RSUs to be performance-based compensation when making our compensation decisions.

Performance Cash.    In fiscal 2008 and fiscal 2009, the Compensation Committee established three-year performance cycles for fiscal 2008 to 2010 and fiscal 2009 to 2011, respectively. The Compensation Committee made awards under these programs to our named executives. For the fiscal 2008 to 2010 performance cycle, the Committee had established the performance goal for target awards for two and three-year periods of a specified level of cumulative economic profit. In August 2009, the Committee determined that cumulative economic profit did not meet the minimum performance goal established for the two-year period ended June 30, 2009, and no payouts with respect to this two-year period were made. The Committee also determined that it is not likely that we will achieve performance above the minimum performance goal for the three-year period ending June 30, 2010. As a result, the Committee cancelled awards for this three-year period in connection with the CareFusion separation and decided that no payouts will be made.

The Compensation Committee had established the performance goal for target awards for a three-year period of a specified level of cumulative EBIT for the fiscal 2009 to 2011 performance cycle, which was terminated as of the date of the CareFusion separation. Although the Compensation Committee determined that it was not likely that cumulative EBIT will meet the threshold performance goal established for the performance cycle, we did satisfy the Section 162(m) overall company performance criterion, and in recognition of the future potential value of the program based on forecasted performance and the remaining length of time in the original three-year performance period, the Committee in its discretion authorized payment to be made of 15% of the target award for each participant. As a result, Messrs. Clark, Henderson, Barrett, Schlotterbeck, Jain and Fong are entitled to payments of $380,625, $105,000, $121,874, $111,750, $37,969 and $43,834, respectively.

Chief Executive Officer Succession

When we announced plans for the CareFusion separation in September 2008, Mr. Clark announced his plans to retire following the CareFusion separation. At that time, our Board indicated its expectation that Mr. Barrett would serve as our Chairman and Chief Executive Officer following Mr. Clark’s retirement.

In connection with the CareFusion separation, we entered into an employment agreement with Mr. Barrett under which he will serve as our Chairman and Chief Executive Officer for a period of approximately three years, subject to earlier termination. The employment agreement provides that Mr. Barrett will receive an annual base salary of $1,200,000, subject to discretionary increase, and be eligible for a target annual bonus of at least 130% of his annual base salary. The employment agreement also provides that Mr. Barrett will receive target long-term incentive awards commencing with fiscal 2010 with a value of no less than six times his annual base salary and an initial equity award consisting of RSUs valued at $1,750,000 and an option to purchase our common shares with a value of $2,250,000. Our Board and Compensation Committee believe that the terms of the employment agreement with Mr. Barrett are commensurate with his role and responsibilities following the CareFusion separation. For additional information regarding the terms of the employment agreement with Mr. Barrett, see “Executive Compensation—Employment Agreements and Other Employment Arrangements” and “—Potential Payments on Termination or Change of Control of Cardinal Health.”

In September 2008, in connection with this transition, we amended our employment agreement with Mr. Clark. The amendment provided that the CareFusion separation would constitute a “good reason” event entitling Mr. Clark to resign (including to retire) and receive severance. The Board determined that this amendment was desirable to provide incentives for Mr. Clark’s continued leadership during the CareFusion separation process. Mr. Clark retired on September 1, 2009, the day after the CareFusion separation. As a result, under the amended employment agreement, he will receive a cash severance payment in the amount of two times the sum of his annual base salary and target annual cash incentive, full vesting or continued vesting of all of his equity awards and pro rata payments of other cash awards. The terms of Mr. Clark’s employment agreement are discussed under “Executive Compensation—Employment Agreements and Other Employment Arrangements” and “—Potential Payments on Termination or Change of Control of Cardinal Health.”

Other Actions Taken in Connection with the CareFusion Separation

In September 2008, in connection with the announcement of plans for the CareFusion separation, the Compensation Committee approved an additional grant of RSUs to certain of our executives and employees with terms designed as an incentive for them to remain with us during the period of uncertainty regarding their long-term roles with us and to motivate them to complete their roles in the CareFusion separation. Messrs. Henderson and Jain received grants of 28,090 and 18,058 RSUs, respectively. These RSUs vested on the completion of the CareFusion separation on August 31, 2009; provided that the shares issued under the RSUs will be forfeited if the holder voluntarily terminates employment within five months after the vesting date. Mr. Fong received a grant of 22,071 RSUs, whose vesting was accelerated to his date of termination, since his role in the CareFusion separation was substantially complete at that time.

Prior to the CareFusion separation, we and CareFusion entered into an employee matters agreement that provided the mechanics for the adjustment of outstanding stock options and RSUs into awards based on our common shares and/or CareFusion common stock, as applicable. For purposes of the vesting of the new equity awards and expiration of options, continued employment with us or with CareFusion will be treated as continued employment for purposes of both CareFusion’s and our equity awards. We separated the treatment of our equity awards into those granted on or prior to September 26, 2007 and those granted after September 26, 2007. The September 2007 date was selected since it was one year prior to the announcement that our Board had approved plans for the CareFusion separation. An option granted on or prior to that date was converted into an adjusted Cardinal Health stock option and a CareFusion stock option. An RSU granted on or prior to September 26, 2007 or one granted in connection with the CareFusion separation received CareFusion restricted stock units representing the right to receive 0.5 shares of CareFusion common stock for each Cardinal Health common share. A stock option granted after September 26, 2007 to Messrs. Clark, Henderson, Barrett or Fong continues to be exercisable only for an adjusted number of Cardinal Health common shares and a stock option granted after September 26, 2007 to Messrs. Schlotterbeck or Jain was replaced with a CareFusion stock option. The exercise prices of the CareFusion stock options and our adjusted stock options and the number of shares subject to each such stock option reflected a mechanism that was intended to preserve the intrinsic value of our original stock option.

Voluntary Stock Option Exchange Program.    In June 2009, our shareholders approved a voluntary stock option exchange program recommended by the Board under which we offered certain employees, but not our directors or executives who then constituted our named executives, a limited period in which they could elect to exchange specific outstanding stock options for new stock options covering a lesser number of shares with a lower exercise price. The Compensation Committee determined that the stock option exchange program was critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of their interests with those of our shareholders, especially as we and CareFusion prepared to operate as separate public companies following the planned CareFusion separation, and would reduce outstanding stock option “overhang” and allow us to recapture value from accounting compensation costs. We began the program on June 19, 2009 and completed it on July 17, 2009. The new options were granted with an exercise price equal to the closing price of our common shares on the NYSE on July 20, 2009. Because Mr. Jain was not a named executive in our 2008 proxy statement, he was eligible to participate in the program. Mr. Jain exchanged in the program 65,000 options with an exercise price of $64.38 per share and an expiration date of September 17, 2014 for 13,978 options with an exercise price of $31.27 and the same expiration date.

Deferred Compensation and Savings Plans.    We maintain a 401(k) Savings Plan and a Deferred Compensation Plan, or DCP, to allow executives to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and maintaining executive talent. We do not provide for wealth accumulation for retirement through defined benefit pensions or SERPs. The DCP permits certain management employees to defer payment and taxation of a portion of salary and bonus into any of several investment alternatives. In addition, we make additional matching, and in fiscal 2009 fixed contributions, to the deferred balances of employees, including the named executives, subject to limits discussed under “Executive Compensation—Nonqualified

Deferred Compensation in Fiscal Year 2009.” In March 2009, as part of our corporate cost savings initiative, we reduced our fixed contributions to the 401(k) Savings Plan and DCP. Contributions made with respect to our named executives are set forth in the All Other Compensation table on page 47. We also permit our named executives to defer the settlement of RSUs.

Other Benefits and Perquisites.    Named executives are eligible to participate in employee benefit programs generally offered to our other employees. In addition, we provide certain other perquisites to our named executives that are not generally available to our employees. These perquisites are described below and reported in the Summary Compensation Table.

For some of our named executives, perquisites include the personal use of our aircraft and in some cases, reimbursement for income taxes on taxable benefits. The Compensation Committee has authorized Mr. Clark to use our aircraft for personal travel. We also provide a tax reimbursement with respect to income attributed to him for his personal travel. When Mr. Clark is using our aircraft, his spouse and/or dependent children are also permitted to accompany him, but we do not provide a tax reimbursement with respect to the personal travel of the spouse and dependent children. In May 2007, we entered into aircraft timesharing agreements with Mr. Clark, pursuant to which he will reimburse us for some of the costs of guests other than his spouse and dependent children who accompany him on our aircraft. In September 2008, we indicated an intention to designate Messrs. Barrett and Schlotterbeck to be chief executive officers of the Company and CareFusion, respectively, after the CareFusion separation. At that time, we authorized personal use of our aircraft without tax reimbursement for them. Mr. Barrett’s employment agreement provides that, during the employment period, he and his immediate family may use our corporate aircraft for personal travel, subject to availability, and without any tax reimbursement; provided that any personal use which would cause the amount reported in our annual proxy statement to equal or exceed $100,000 will require the advance approval of the Compensation Committee. The Compensation Committee believes that the personal use of our aircraft provides Messrs. Clark, Barrett and Schlotterbeck with flexibility and increases travel efficiencies, allowing more productive use of their time and greater focus on Cardinal Health-related activities, and enhanced safety and security.

Other than the personal use of our aircraft, the perquisites we provide are minimal. When an executive officer is relocated for business reasons, we provide an executive relocation program, commuting and temporary housing. As a part of Mr. Barrett’s relocation package, Mr. Barrett and his family members were authorized to use our corporate aircraft to travel from his home in Philadelphia to our corporate headquarters until September 2008. In addition, we pay monitoring expenses for home security systems for certain named executives and legal fees for negotiation of employment arrangements for our Chief Executive Officer. For more detailed information regarding benefits and perquisites provided to our executive officers, see the section of this proxy statement entitled “Executive Compensation—Summary Compensation Table.”

We maintain a tax-qualified employee stock purchase plan, or ESPP, generally available to all employees including our named executives, that allows participants to acquire our shares at a discounted price. We suspended our ESPP offering period beginning on July 1, 2009 as a part of our corporate cost saving initiative. For a discussion of our ESPP, see “Executive Compensation—Compensation Plans.”

Employment Agreements and Offer Letters.    We have entered into employment agreements or employment offer letters with each of our named executives, in order to attract and retain these qualified individuals to serve as executive officers. Our practice is to enter into a multi-year employment agreement only with our Chief Executive Officer to provide continuity and stability in leadership for the organization and to provide opportunity to identify successors. With our other named executives, we enter into offer letters to document employment terms, including initial base salary and target incentive amounts and on-going severance benefits, but do not make commitments to maintain salary and target incentive amounts at or above those initial levels in future years. You can find additional information regarding terms of the employment agreements and offer letters under “Executive Compensation—Employment Agreements and Other Employment Arrangements.”

George Barrett was hired as our Vice Chairman of Cardinal Health and Chief Executive Officer—Healthcare Supply Chain Services in January 2008. We entered into an offer letter with him, providing for an annual base salary of $975,000 and a target annual bonus of 100% of his base salary as well as initial equity grants and a hiring bonus. The Compensation Committee approved this compensation arrangement in consideration of Mr. Barrett’s experience and skills, including his prior responsibilities as an officer of Teva North America since 1999, his then-current compensation at Teva and incentive as well as other compensation he forfeited by joining us, and competitive market compensation data. See “—Chief Executive Officer Succession” for a description of the employment agreement with Mr. Barrett that became effective at the time of the CareFusion separation.

Vivek Jain was hired as Executive Vice President—Strategy and Corporate Development in August 2007 and relocated to Dublin Ohio. In connection with his employment, we entered into an offer letter with him in June 2007 providing for an annual base salary of $450,000 and a target annual bonus of 90% of his base salary. In November 2008, in anticipation of the proposed CareFusion separation, Mr. Jain accepted the position of President of CareFusion’s Medical Technologies and Services segment and agreed to relocate to San Diego. In connection with taking this new assignment based in San Diego, we entered into a supplemental offer letter with Mr. Jain pursuant to which we agreed that his annual base salary, annual incentive target and long-term incentive target will remain the same in his new role. In addition, he will receive benefits under the executive relocation program and supplemental pay designed to partially offset the higher cost of living in the San Diego area after he relocates to San Diego. Finally, due to the recent relocation of Mr. Jain to Ohio and the recent decrease in home prices, we agreed to pay Mr. Jain up to $100,000, net of taxes, with respect to the sale of his Ohio home. These supplemental payments were structured similar to arrangements for some other employees who were relocating to San Diego.

You can find additional information regarding terms of the employment agreements and offer letters under “Executive Compensation—Employment Agreements and Other Employment Arrangements.”

Severance Agreements

Our Board has a policy requiring us to obtain shareholder approval before entering into severance agreements with executives that provide certain cash severance benefits that exceed 2.99 times base salary and bonus. If the Board determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder approval after entering into a severance agreement covered by this policy.

The employment agreements and offer letters discussed above provide for benefits payable upon termination events or a change of control, which are detailed in this proxy statement under “Potential Payments on Termination or Change of Control of Cardinal Health” on page 62. With respect to the severance benefits provided to our named executives, we believe that these severance benefits allow us to attract and retain these individuals. We also believe that the change of control severance benefits provided to these named executives align executive and shareholder interests by enabling the named executive to consider corporate transactions that are in the best interests of our shareholders and other constituents without undue concern over whether the transactions may jeopardize the named executive’s own employment. In establishing these arrangements, we considered that we do not provide pension or SERP benefits. Our employment arrangements are double-triggered and require cash severance payments on a change of control only if the named executive’s employment terminates in connection with or following the change of control.

Our shareholder-approved incentive compensation plan provides that equity awards shall be “single trigger” awards and vest upon a change of control, unless the Compensation Committee provides otherwise. This is generally the only benefit obtained automatically upon a change of control. We adopted the single trigger treatment for our long-term compensation plan for the following reasons:

•	this is the standard treatment provided for under our shareholder-approved incentive plans;

•	to be consistent with current market practice;

•	to ensure that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants; and

•	to retain key employees in the face of a potential change of control by providing a benefit if they remain with the company through the date of the change of control.

In January 2008, we entered into an offer letter with Mr. Barrett which included severance payments and benefits to be provided to Mr. Barrett upon termination. The supplemental offer letter we entered into with Mr. Jain in November 2008 provided for a severance payment to Mr. Jain in the event he was terminated (other than for cause). See “—Chief Executive Officer Succession” for a discussion of the severance terms of Mr. Clark’s amended employment agreement. Consistent with our practice, we entered into a severance agreement with Mr. Fong in February 2009 providing for payments and benefits. These arrangements are detailed under “Executive Compensation—Employment Agreements and Other Employment Arrangements” and “—Potential Payments on Termination or Change of Control of Cardinal Health.”

The employment agreement that we entered into with Mr. Barrett in August 2009 provides for a cash severance equal to two times the sum of his annual base salary and his target bonus payable in 24 equal monthly installments if we terminate his employment without “cause,” or if he terminates employment with us for “good reason” and he executes a standard release of claims. He will also be entitled to payment of a pro rata bonus for the year of termination based on actual achievement of certain performance objectives, subsidized medical and dental benefits for a period of two years, and any vested stock options shall remain exercisable for a period of two years. The employment agreement reduced the term of benefits provided for under Mr. Barrett’s original offer letter to provide that if Mr. Barrett receives any payments that are subject to the excise tax imposed on “parachute payments” under the Code on account of a transaction occurring within 18 months following the effective date of the employment agreement (as opposed to his original offer letter, which provided this benefit throughout the term of his employment with us), we will pay him a gross-up payment so that he retains an amount of the gross-up payment equal to the excise tax, after payment of all taxes on that gross-up payment. Severance payments and benefits are discussed in detail under “Executive Compensation—Potential Payments on Termination or Change of Control of Cardinal Health.” We believe these severance benefits are commensurate with his role and responsibilities following the CareFusion separation.

Based on advice from its compensation consultant regarding severance payments and benefits, the Compensation Committee believes that the severance payments and benefits to Messrs. Clark, Barrett, Jain and Fong are consistent with those generally made available in the market. The Compensation Committee believed that the severance payments and benefits were important to attract Mr. Barrett to join us and accept the position of our Chairman and Chief Executive Officer and to attract Mr. Jain to accept the position of President of CareFusion’s Medical Technologies and Services segment and to agree to relocate to San Diego. In addition, the Board determined that the amendment to the employment agreement was desirable to provide incentives for Mr. Clark’s continued leadership of the CareFusion separation.

In September 2008, in connection with the announcement of plans for the CareFusion separation and as an incentive to remain with the Company through the CareFusion separation, the Compensation Committee approved modifications to outstanding stock options for our named executives, among others, to provide that if the CareFusion separation occurred and the grantee’s employment was terminated as a result, then vested stock options will remain exercisable until the earlier to occur of two years following the termination or the expiration of the original term of the option.

If any severance payments or benefits provided to either Mr. Clark or Mr. Barrett (only through February 2011) would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The Compensation Committee agreed to provide this benefit for the following reasons:

•	the excise tax imposes discriminatory results between executives with varying compensation and stock option exercise histories, especially recently hired executives;

•	the gross-up provisions assure that the financial incentives provided by the employment agreements will have the desired effect upon the executive officers without discriminatory results; and

•	given the size of our business and assets, the cost of the severance benefits, including the gross-up payments, is unlikely to impede an acquisition offer from an acquirer.

Our Policies, Guidelines and Practices Related to Executive Compensation

Role of Our Executive Officers.    Our Chief Executive Officer, Chief Human Resources Officer, Chief Legal Officer (from July 2008 to April 2009) and our General Counsel (since May 2009) participate in Compensation Committee meetings, during which the Compensation Committee discusses and makes executive compensation decisions. One or more of these executive officers may be asked to leave for a portion of the meetings. At various meetings of the Compensation Committee, the Compensation Committee reviewed and discussed, in executive session, the performance of and compensation for the Chief Executive Officer, including base salary, annual incentive compensation and long-term incentive compensation, as well as the amendment to the employment agreement with Mr. Clark and the employment agreement with Mr. Barrett.

During fiscal 2009, the Chief Executive Officer presented compensation recommendations to the Compensation Committee for each of the other named executives. In preparing these compensation recommendations, the Chief Executive Officer received and reviewed market data from the Compensation Committee’s compensation consultant, self-assessments from each of the named executives and financial data on performance. The Chief Human Resources Officer met separately with the Chairman of the Compensation Committee to discuss these compensation recommendations prior to the Compensation Committee meeting.

With respect to establishing the fiscal 2009 performance goals under the MIP and the fiscal 2009-2011 performance cash program, the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer prepared and recommended performance goals to the Compensation Committee in June and August 2008. The Chief Executive Officer, Chief Human Resources Officer and Chief Legal Officer also participated in discussions with the Compensation Committee regarding the performance goals.

With respect to determining the overall company performance against MIP performance goals and segment and function performance and performance against the performance goals under the fiscal 2008-2010 and fiscal 2009-2011 performance cash programs, the Chief Executive Officer, Chief Human Resources Officer and Chief Financial Officer met with the Compensation Committee to review quantitative and qualitative information regarding overall company and segment and function performance to provide a recommendation to the Compensation Committee with respect to the funding of the MIP and performance cash programs. Prior to these meetings, the Chief Executive Officer and the Chief Human Resources Officer met with the Chairman of the Compensation Committee to discuss these recommendations.

The Compensation Committee’s compensation consultant attended 11 of the 12 meetings of the Compensation Committee during fiscal 2009 to advise the Compensation Committee on compensation for the named executives, plan design for the annual and long-term incentives and benchmarking data. See the discussion on page 17 for additional information regarding the compensation consultant.

Our Comparator Group and Benchmarking.    In January 2008, the Compensation Committee and its compensation consultant developed a new compensation Comparator Group. The compensation consultant tested potential peers based on size and industry. Companies were selected from health care, pharmaceutical and air/freight and logistics companies. The resulting peer group was then further refined to: (a) eliminate non-U.S. based companies; (b) eliminate two large pharmaceutical companies and one large consumer products company; (c) add two companies that are major customers; (d) add one multi-industry company that is a medical products competitor; (e) add one large company because it is a current source for recruiting executive talent; and (f) eliminate one other company that did not appear to be a good overall fit. Based in part on the recommendation from the compensation consultant, the Compensation Committee found that the resulting Comparator Group reflects an appropriate balance between industry-focused and other factors that influences peer group selection. The Comparator Group is composed of 33 companies, which companies are listed below with those included in the previous Comparator Group shown in italics:

Abbott Laboratories	CIGNA Corporation	Humana Inc.	3M Company
Aetna Inc.	The Clorox Company	Johnson & Johnson	United Parcel Service, Inc.
Alcon, Inc.	Colgate-Palmolive Company	Kimberly-Clark Corporation	Unitedhealth Group Incorporated
Allergan, Inc.	Covidien Ltd.	McKesson Corporation	Walgreen Co.
AmerisourceBergen Corporation	CVS Caremark Corporation	Medco Health Solutions, Inc.	WellPoint, Inc.
Baxter International Inc.	Eli Lilly and Company	Medtronic, Inc.	Wyeth
Becton, Dickinson and Company	Express Scripts, Inc.	Quest Diagnostics Incorporated
Boston Scientific Corporation	FedEx Corporation	Schering-Plough Corporation
Bristol-Myers Squibb Company	Forest Laboratories, Inc.	Stryker Corporation

The table below sets forth the fiscal 2009 annualized targeted compensation elements paid to each of our named executives and the amount of each element at the target level based on our Comparator Group.

Name	Annualized Base Salary		Annual MIP Target		Long-Term Incentive Compensation Target		Annualized Total Direct Compensation Target
R. Kerry Clark
Compensation Amount Comparator Group Targeted Amount	$ $	1,450,000 1,450,000	$ $	2,320,000 2,175,000	$ $	10,150,000 9,800,000	$ $	13,920,000 13,425,000

Jeffrey W. Henderson
Compensation Amount Comparator Group Targeted Amount	$ $	700,000 630,000	$ $	700,000 626,000	$ $	2,800,000 2,586,000	$ $	4,200,000 3,842,000

George S. Barrett
Compensation Amount Comparator Group Targeted Amount	$ $	975,000 635,000	$ $	975,000 631,000	$ $	3,250,000 2,631,000	$ $	5,200,000 3,897,000

David L. Schlotterbeck
Compensation Amount Comparator Group Targeted Amount	$ $	745,000 635,000	$ $	745,000 631,000	$ $	2,980,000 2,631,000	$ $	4,470,000 3,897,000

Vivek Jain
Compensation Amount Comparator Group Targeted Amount	$ $	450,000 445,000	$ $	405,000 306,000	$ $	1,012,500 1,161,000	$ $	1,867,500 1,912,000

Ivan K. Fong
Compensation Amount Comparator Group Targeted Amount	$ $	550,000 530,000	$ $	495,000 447,000	$ $	1,512,500 1,759,000	$ $	2,557,500 2,736,000

The fiscal 2009 annualized targeted compensation elements paid to each of our named executives and the fiscal 2009 annualized total direct compensation target for each of our named executives was competitive with (i.e., within 20% of) the targeted range of our Comparator Group, other than the compensation for Mr. Barrett and the annual MIP target for Mr. Jain. Mr. Barrett’s fiscal 2008 targeted total direct compensation was at the high end of our then targeted range for his position in order to recruit him from his previous employer in

February 2008. His compensation was not changed in fiscal 2009, while the targeted range of our Comparator Group for the position he held at the time decreased due to the changes in our Comparator Group described above. As a result, his annualized targeted compensation elements and targeted total direct compensation for fiscal 2009 were above the competitive ranges for his position for fiscal 2009. Mr. Jain’s fiscal 2009 annual MIP target was above the targeted range from the Comparator Group for his position, but his annualized total direct compensation target was below the targeted amount from the Comparator Group.

In 2009, the Compensation Committee and its compensation consultant developed a revised compensation Comparator Group to be used following the CareFusion separation, reflecting the industry in which we will operate and compete for executive talent. Based in part on the recommendation from the compensation consultant, the Compensation Committee found that the resulting Comparator Group reflects an appropriate balance between industry-focused and other factors that influences peer group selection. The new Comparator Group is composed of 27 companies, which companies are listed below with those included in the previous Comparator Group shown in italics:

Aetna Inc.	Covidien Ltd.	Kimberly-Clark Corporation	Sysco Corporation
Allergan, Inc.	CVS Caremark Corporation	Laboratory Corporation of America Holdings	Thermo Fisher Scientific Inc.
AmerisourceBergen Corporation	Express Scripts, Inc.	McKesson Corporation	United Parcel Service, Inc.
Baxter International Inc.	FedEx Corporation	Medco Health Solutions, Inc.	Unitedhealth Group Incorporated
Becton, Dickinson and Company	Forest Laboratories, Inc.	Owens & Minor Inc.	Walgreen Co.
Boston Scientific Corporation	Henry Shein Inc.	Quest Diagnostics Incorporated	WellPoint, Inc.
CIGNA Corporation	Humana Inc.	Schering-Plough Corporation

The annualized targeted compensation elements and annualized total direct compensation to be paid to Mr. Barrett under the employment agreement described above is competitive with (i.e., within 20% of) the targeted range of our revised Comparator Group.

Guidelines for Share Ownership and Holding Periods for Equity Awards.    In an effort to directly link executive officers’ and directors’ financial interests with those of shareholders, we have implemented Guidelines for Share Ownership for executive officers and non-employee directors. The Guidelines specify a dollar value of shares that executive officers and non-employee directors must accumulate and hold within three years after the later of becoming an executive officer or joining Cardinal Health or the Board. In light of the decline in the our stock price and the equity markets in general and the impact of the CareFusion separation on the value of the equity holdings of our executive officers and directors, in May 2009, our Board determined that then-current executive officers and directors should have until June 30, 2012 to satisfy these guidelines. The specific share ownership requirements are:

•	Chairman and Chief Executive Officer—five times base salary

•	Vice Chairman and Segment Chief Executive Officers and Chief Financial Officer—four times base salary

•	Other Executive Officers—three times base salary

•	Non-employee Directors—four times annual cash retainer

In addition to the share ownership guidelines, beginning with equity awards granted in August 2006, all of our executive officers on the grant date must hold (a) in the case of stock options, his or her after-tax net profit in common shares until the earlier of (i) the first anniversary of the option exercise or (ii) termination of employment, and (b) in the case of RSUs, the after-tax common shares received at settlement until the earlier of (i) the first anniversary of vesting or (ii) termination of employment.

Potential Impact on Compensation from Executive Misconduct.    Under our incentive plans, we have the authority to require repayment, or subject outstanding awards to forfeiture, in certain instances of executive misconduct. These provisions are designed to prevent detrimental behavior, and permit us to recoup certain benefits in the event an executive has engaged in certain misconduct. See “Executive Compensation—Compensation Plans.”

Equity Grant Practices.    The Compensation Committee made fiscal 2009 annual grant determinations for options and RSUs at its August 2008 meeting with a grant date of August 15, 2008. In line with its current annual compensation cycle, the Compensation Committee expects to make annual grant determinations for future fiscal years at its meeting in August of each year, and to set the annual grant date for equity awards on August 15, or the first business day to follow August 15. The Compensation Committee expects this annual grant to follow the release of earnings for the fiscal year in early August, without regard to whether we are in possession of material non-public information. The grant date for fiscal 2010 annual awards of options and RSUs, however, was delayed until September 15, 2009 as a result of the CareFusion separation. In the event of grants related to new hires, promotions, or other off-cycle grants, the grants are made on the 15th day of the month, or the first business day to follow the 15th day of the month, following the hire date.

Tax Matters.    Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (not including our Chief Financial Officer). There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentives, long-term cash incentives and stock option awards are designed generally to qualify as performance-based compensation meeting those requirements and, as such, to be fully deductible. For our fiscal 2009 annual incentive compensation, the Compensation Committee established the overall company performance criterion of an 8% return on shareholders’ equity during fiscal 2009 for Section 162(m) purposes. For fiscal 2009, we achieved a 14% return on shareholders’ equity.

It is the Compensation Committee’s general policy to endeavor to minimize the adverse effect of Section 162(m) on the deductibility of our compensation expense; however, the Compensation Committee maintains flexibility in compensating executive officers in a manner designed to promote varying company goals. In fiscal 2009, since Messrs. Clark and Barrett received compensation above the $1,000,000 threshold, we cannot deduct a portion of their salaries and RSUs and the taxable portion of their perquisites to the extent not deferred.

The Compensation Committee also considers the impact of Section 409A of the Code, and the compensation plans, programs and agreements are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

The Code limits our deduction of aircraft expenses for certain non-business flights. The difference between the actual cost of personal use flights and the amount included in the individual’s income is disallowed as a deduction by us. The deduction disallowance for our named executive officers was approximately $760,000 in fiscal 2009.

Equity Dilution Policy.    We intend to continue to disclose our capital deployment plans and the dilutive effect of our equity compensation program. Our share buyback decisions are based upon our publicly disclosed capital deployment strategy. Our fiscal 2009 annual equity run rate, which is a measure of dilution that shows how rapidly we are depleting the shares reserved for equity compensation plans, was 1.10% of our outstanding shares. We calculate our equity run rate as the total number of shares subject to grants awarded in the fiscal year under our equity compensation plans, less forfeitures, divided by the total number of our common shares outstanding at the end of the fiscal year. For fiscal 2009, equity run rate excludes the impact of the option exchange program.

EXECUTIVE COMPENSATION

Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Submitted by the Human Resources and Compensation Committee of the Board.*

Gregory B. Kenny, Chairman

Calvin Darden

Jean G. Spaulding, M.D.

*	Mr. Raisbeck joined the Compensation Committee effective August 31, 2009 after the review, discussions and recommendations referred to in the above report took place.

Executive Compensation Tables

We are providing the following information with respect to the persons serving as our Chief Executive Officer and Chief Financial Officer during fiscal 2009, each of our three other most highly compensated executive officers at June 30, 2009, and a person who would have been included in the table as one of our most highly compensated executive officers, but who was not serving as an executive officer at June 30, 2009.

Summary Compensation Table

Name and Principal Position*	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensa- tion ($)		Change in Pension Value and Non- qualified Deferred Compensa- tion Earnings ($)			All Other Compensa- tion ($)(4)		Total ($)
R. Kerry Clark	2009		$1,450,000		$696,000		$4,014,677		$6,773,082		$0		$0			$216,558		$13,150,317
Chairman of the Board and Chief Executive Officer	2008 2007	$ $	1,441,257 1,400,000	$ $	691,804 1,120,000	$ $	3,424,417 2,575,137	$ $	5,255,897 3,971,260	$ $	0 1,456,000	$ $	0 0		$ $	246,801 300,438	$ $	11,060,176 10,822,835
Jeffrey W. Henderson	2009		$700,000		$280,000		$1,678,540		$1,093,976		$0		$0			$21,958		$3,774,474
Chief Financial Officer	2008 2007	$ $	695,628 653,365	$ $	208,689 0	$ $	988,019 757,031	$ $	1,119,687 980,692	$ $	0 788,184	$ $	0 0		$ $	30,868 32,371	$ $	3,042,891 3,211,643
George S. Barrett	2009		$975,000		$390,000		$2,261,185		$1,373,922		$0		$0			$246,052		$5,246,159
Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services	2008		$412,910		$706,455		$963,276		$386,647		$0		$0			$183,928		$2,653,216
David L. Schlotterbeck	2009		$745,000		$0		$642,060		$769,743		$0		$13,562	(5)		$21,912		$2,192,277
Vice Chairman and Chief Executive Officer—Clinical and Medical Products	2008		$741,503		$556,127		$315,362		$581,129		$0		$12,794	(5)		$27,941		$2,234,856
	2007		$725,000		$0		$33,223		$1,416,297		$960,988		$12,070	(5)		$102,993		$3,250,571

Vivek Jain	2009		$450,000		$162,000		$907,158		$429,009		$0		$0			$18,327		$1,966,494
Executive Vice President—Strategy and Corporate Development
Ivan K. Fong (6)	2009		$497,318		$179,014		$1,200,275		$519,530		$0		$0			$1,094,783		$3,490,920
Former Chief Legal Officer and Secretary

*

In connection with the CareFusion separation, on September 1, 2009 Mr. Clark retired as Chairman and Chief Executive Officer, Mr. Barrett was appointed Chairman and Chief Executive Officer, and Messrs. Schlotterbeck and Jain separated from Cardinal Health and became executives of CareFusion.

(1)

The Compensation Committee awarded discretionary annual incentive payments to some of our named executives with respect to performance during fiscal 2008 and fiscal 2009 in the amounts set forth in the “Bonus” column.

(2)

These awards consist of RSUs. This is the amount we expensed for financial statement reporting purposes during the referenced fiscal year (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive. We valued the awards as of the grant date by multiplying the closing price of the common shares on the NYSE on that date times the number of shares subject to the awards. We recognize the grant date fair value as an expense over the required service period of the award. The amounts reported in the table above include amounts expensed during the referenced fiscal year for awards that were made in prior years.

(3)

These awards are non-qualified stock options. This is the amount we expensed for financial statement reporting purposes during the referenced fiscal year (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive. For options granted prior to fiscal 2006, we utilized a Black-Scholes model to provide a grant date fair value, and thereafter, we utilized a lattice model to provide a grant date fair value. We recognize the grant date fair value as an expense over the required service period of the award. The Black-Scholes model and lattice model incorporate a number of assumptions. For fiscal 2007, 2008 and 2009, the following assumptions were used to determine the fair value of the options granted to Mr. Clark: expected option life: 7.0 years; dividend yield: 0.34% to 1.00%; risk-free interest rate: 3.48% to 4.96%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Henderson: expected option life: 4.72 to 5.95 years; dividend yield: 0.27% to 1.00%; risk-free interest rate: 3.08% to 4.89%; and expected volatility: 27.00% to 37.98%. The following assumptions were used to determine the fair value of the options granted to Mr. Barrett: expected option life: 4.86 to 4.96 years; dividend yield: 0.80% to 1.00%; risk-free interest rate: 2.75% to 3.08%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Schlotterbeck: expected option life: 4.72 to 5.83 years; dividend yield: 0.54% to 1.00%; risk-free interest rate: 3.08% to 4.89%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Jain: expected option life: 4.75 to 4.86 years; dividend yield: 0.75% to 1.00%; risk-free interest rate: 3.08% to 4.19%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Fong: expected option life: 3.13 to 5.97 years; dividend yield: 0.39% to 1.46%; risk-free interest rate: 1.32% to 4.89%; and expected volatility: 27.00% to 30.00%.

This dollar amount includes the amounts expensed during the referenced fiscal year for options that were granted in prior years. There is no certainty that executives will realize any value from these options, and to the extent they do those amounts may have no correlation to the amounts reported above.

(4)	The elements of compensation included in the “All Other Compensation” column for fiscal 2009 are set forth in the table below.

(5)	Represents the portion of interest credited by us with respect to the deferred retention bonus that exceeds 120% of the federal long-term rate for the month of November 2005.

(6)

Mr. Fong ceased to be our Chief Legal Officer and Secretary and employee in May 2009. Under his severance agreement, vesting of certain options and RSUs held by Mr. Fong was accelerated, resulting in the expense of those awards being fully recognized in fiscal 2009, as reflected in the Stock Awards and Option Awards columns.

The amounts shown for “All Other Compensation” for fiscal 2009 include (a) Company contributions to the named executive’s account under our 401(k) Savings Plan; (b) Company contributions to the named executive’s account under our Deferred Compensation Plan; (c) perquisites (as described below); (d) tax reimbursements; and (e) severance and payout of accrued vacation, in the following amounts:

Name	Company 401(k) Plan Contributions	Company Deferred Compensation Plan Contributions	Perquisites (a)	Tax Reimbursements (b)	Severance and Payout of Accrued Vacation (c)	Total
R. Kerry Clark	$21,190	$10,000	$172,979	$12,389	—	$216,558
Jeffrey W. Henderson	$15,019	$6,938	—	$0	—	$21,958
George S. Barrett	$21,171	$8,350	$183,589	$32,942	—	$246,052
David L. Schlotterbeck	$17,958	$3,954	—	$0	—	$21,912
Vivek Jain	$12,327	$6,000	—	$0	—	$18,327
Ivan K. Fong	$19,077	$8,323	—	$0	$1,067,383	$1,094,783

(a)

The amounts shown include the value of perquisites and other personal benefits to a named executive with an aggregate value exceeding $10,000. The value of perquisites and other personal benefits are not included for Messrs. Henderson, Schlotterbeck, Jain or Fong, because the aggregate value of the perquisites and other personal benefits that each received was less than $10,000. The value of the following perquisites and other personal benefits are included in the “All Other Compensation” column for fiscal 2009: (i) the personal use of our aircraft by Messrs. Clark and Barrett; (ii) relocation expenses for Mr. Clark; (iii) temporary housing allowance for Mr. Barrett; (iv) legal fees paid with respect to services provided to Mr. Clark in connection with the amendments to his employment agreement; and (v) monitoring expenses for security systems provided at the personal residence of Mr. Clark. The cost of each perquisite or personal benefit did not exceed $25,000, except for (x) the incremental cost to us relating to the personal use of corporate aircraft: Mr. Clark ($153,592) and Mr. Barrett ($147,589); and (y) a temporary housing allowance for Mr. Barrett ($36,000).

The incremental cost of all perquisites and personal benefits is their actual cost, except for personal use of corporate aircraft. We own and operate our own aircraft and also own fractional interests in aircraft. These aircraft are used to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is (i) variable operating cost, which includes fuel per flight hour, engine reserves per flight hour (engine reserves are an accrued expense for future maintenance on the aircraft engines), average repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, and actual per flight hangar and parking ramp fees, landing fees, catering and miscellaneous handling charges for flights that actually transport executives, minus (ii) amounts reimbursed to us by the executive for a flight. Fixed costs, such as flight crew salaries, wages and other employment costs, employee seminars and training, depreciation, building/hangar rent, aircraft lease expense, utilities, general liability insurance and other insurance costs, are not included in the calculation of incremental cost because we incur these expenses regardless of the personal use of the corporate aircraft by the executives.

On September 26, 2008, the Compensation Committee authorized Messrs. Barrett and Schlotterbeck to use corporate aircraft for personal travel and authorized us to enter into Aircraft Time Sharing Agreements with each of them that would require each to reimburse us for specified costs when guests (other than their spouses and dependent children) accompany them on a flight. Under such agreements, Messrs. Barrett and Schlotterbeck would pay a fee based on the cost of fuel, landing fees and in-flight food and beverages for each specific flight or a greater amount mutually agreed to, up to the maximum established under Federal Aviation Administration rules. No tax reimbursement will be provided to Messrs. Barrett and Schlotterbeck for taxes on income attributed to them arising out of their and their immediate family members’ personal use of corporate aircraft.

Under the employment agreement we entered into with Mr. Barrett effective at the time of the CareFusion separation, Mr. Barrett and his immediate family may use our corporate aircraft for personal travel, subject to availability, and without any tax reimbursement; provided that any personal use which would cause the amount reported in our annual proxy statement to equal or exceed $100,000 will require the advance approval of the Compensation Committee.

(b)

The tax reimbursements paid to Mr. Clark included for $10,576 imputed income on the personal use of Company aircraft and $1,812 for imputed income with respect to relocation expenses. The tax reimbursements paid to Mr. Barrett included $4,038 with respect to the imputed income for personal use of the corporate aircraft prior to September 26, 2008 and $28,903 with respect to a temporary housing allowance.

(c)	The severance benefits provided to Mr. Fong included: cash severance ($1,045,000) and interest on the cash severance payments ($3,963). The accrued vacation paid to Mr. Fong was $18,420.

Employment Agreements and Other Employment Arrangements

Our practice is to enter into a multi-year employment agreement with only our Chief Executive Officer to provide continuity and stability in leadership for the organization and to provide the opportunity to identify successors. With our other named executives, we generally enter into offer letters to document employment terms, including initial base salary and target incentive amounts and on-going severance benefits, to attract and retain them. During fiscal 2009, we were a party to an employment agreement with Mr. Clark and offer letters with Messrs. Barrett, Jain and Fong. One of our subsidiaries was party to a retention agreement with Mr. Schlotterbeck. Messrs. Clark, Schlotterbeck, Barrett and Jain have agreed to (a) comply with non-competition (except in the case of Mr. Schlotterbeck and Mr. Jain) and non-solicitation covenants during the terms of their employment and generally for a period ranging from one to three years thereafter as described below under “Potential Payments on Termination or Change of Control of Cardinal Health,” and (b) keep our proprietary information and trade secrets confidential. The employment agreement and offer letters we have entered into with our named executives provide for payments and other benefits upon various termination events, as discussed below under “Potential Payments on Termination or Change of Control of Cardinal Health.”

Clark Employment Agreement.    Mr. Clark has served as our Chairman of the Board and Chief Executive Officer since November 2007. In September 2008, in connection with the Board’s plans for the CareFusion separation and Mr. Clark’s plans to retire after the CareFusion separation, we amended our employment agreement with Mr. Clark. The amendment provides that the CareFusion separation will constitute a “good reason” event entitling Mr. Clark to resign (including to retire) and receive severance, so long as the CareFusion separation occurs by December 31, 2009 and Mr. Clark resigns within six months following the CareFusion separation. Mr. Clark retired as the Company’s Chairman and Chief Executive Officer on September 1, 2009, immediately following the effective date of the CareFusion separation.

The amended employment agreement provided that Mr. Clark would receive total direct compensation (consisting of annual base salary, target annual cash incentive award and target long-term incentive awards) in an amount in the range of the 65th percentile of total direct compensation for individuals serving as both chairman and chief executive officer of companies in our Comparator Group. Mr. Clark would receive an annual base salary of not less than $1,400,000, as such amount may be increased by the Compensation Committee from time to time. The amended employment agreement provided that for fiscal 2009 and subsequent years he would be granted long-term incentive grants in an amount determined by the Compensation Committee that, when combined with the then-current annual base salary and target bonus in respect of such fiscal year, would be in the range of the 65th percentile of the value of the aggregate annual base salary, target annual bonus and target annual long-term equity and target long-term cash incentive grants to the individuals serving as both chairman and chief executive officer of members of the Comparator Group. Mr. Clark also received other benefits and perquisites on a basis that was commensurate with his position, including personal use of our aircraft. In the event of termination for good reason or without cause, the employment agreement provided that Mr. Clark would be entitled to receive a cash severance payment in the amount of two times the sum of his annual base salary and target annual cash incentive, full vesting or continued vesting of all of his equity awards granted at least six months prior to termination and pro rata payments of other cash awards.

Barrett Offer Letter and Employment Agreement.    Mr. Barrett was hired as our Vice Chairman of Cardinal Health and Chief Executive Officer—Healthcare Supply Chain Services in January 2008. We entered into an offer letter with him in January 2008, providing for an annual base salary of $975,000 and a target annual bonus of 100% of his base salary. In February 2008, we awarded a total of 215,000 stock options and 88,333 RSUs to Mr. Barrett. These equity awards, together with a $500,000 cash sign-on bonus, approximated and replaced the unvested equity awards and cash bonuses that Mr. Barrett forfeited when he left his previous employer.

In connection with the CareFusion separation, we entered into an employment agreement with Mr. Barrett under which he will serve as our Chairman and Chief Executive Officer for the period beginning on the date of the CareFusion separation and ending on the earlier of (a) the date of our annual meeting of shareholders following June 30, 2012, or (b) December 31, 2012, subject to earlier termination as described below. The employment agreement provides that Mr. Barrett will receive an annual base salary of not less than $1,200,000, subject to discretionary increases, and be eligible for a target annual bonus of not less than 130% of his annual base salary payable based on performance objectives to be determined by our Compensation Committee in consultation with Mr. Barrett. Mr. Barrett will be eligible to receive target long-term incentive awards commencing with fiscal 2010 of no less than 600% of his annual base salary, in the form of stock options, RSUs and other long-term incentives as determined by the Compensation Committee. Mr. Barrett will be eligible to participate in our savings and retirement plans, welfare benefit plans, fringe benefits and perquisite programs and deferred compensation plan, and paid vacation, in accordance with plans and policies in effect for our other senior executives. During the employment period, he and his immediate family may use our corporate aircraft for personal travel, subject to availability, and without any tax reimbursement; provided that any personal use which would cause the amount reported in our annual proxy statement to equal or exceed $100,000 will require the advance approval of the Compensation Committee. We also will reimburse Mr. Barrett on an after-tax basis for all reasonable expenses in connection with his relocation to Dublin, Ohio. Under the employment agreement, we granted an initial equity award consisting of 64,126 RSUs (vesting equally over three years) and an option to purchase 309,954 common shares at an exercise price of $27.29 per share (vesting ratably over three years and expiring seven years from the grant date).

Jain Offer Letter.    Mr. Jain was hired as Executive Vice President—Strategy and Corporate Development in August 2007. In connection with his employment, we entered into an offer letter with him in June 2007 providing for an annual base salary of $450,000 and a target annual bonus of 90% of his base salary, with such amount prorated from his start date to the end of the fiscal year. In November 2008, in anticipation of the proposed CareFusion separation, Mr. Jain accepted the position of President of CareFusion’s Medical Technologies and Services business and agreed to relocate to San Diego. In connection with taking this new assignment based in San Diego, we entered into a supplemental offer letter with Mr. Jain pursuant to which we agreed that his annual base salary, annual incentive target and long-term incentive target would remain the same in his new role as set forth in his original offer letter. In addition, he will receive benefits under the executive relocation program and supplemental pay in an amount equal to $54,000, $36,000 and $18,000 in each of the first, second and third years, respectively, after he relocates to San Diego. The supplemental pay is designed to offset the higher cost of living in the San Diego area. Finally, due to the recent relocation of Mr. Jain to Ohio and the recent decrease in home prices, we agreed to pay him up to $100,000, net of taxes, with respect to the sale of his Ohio home. These supplemental payments were structured similar to arrangements for some other employees that are relocating to San Diego.

Fong Offer Letter and Severance Agreement.    Under the offer letter we entered into with Mr. Fong in October 2005, his annual base salary was no less than $500,000. Under the offer letter, Mr. Fong was entitled to receive a cash severance payment and accelerated vesting of certain equity awards for certain termination events. We entered into a severance agreement with Mr. Fong in February 2009. Under the severance agreement, and in accordance with the terms of the offer letter we previously had entered into with Mr. Fong, we agreed: (a) to pay Mr. Fong a lump sum cash severance in the amount of one times his base salary and target bonus ($1,045,000), with interest through the date of payment; (b) to accelerate the vesting of certain stock options and RSUs, and vested options may be exercised for a period of three years; and (c) to subsidize the continued medical coverage for Mr. Fong and his family members until 18 months after his termination date at the same level of employer contribution applicable to similarly situated active employees; however, Mr. Fong did not elect medical benefits through us after his termination. The accelerated vesting of equity awards was consistent with the treatment of other employees whom we terminated in connection with the CareFusion separation. Mr. Fong was eligible for a prorated payout under the fiscal 2009 MIP and fiscal 2009 to 2011 long-term incentive cash program. The payments and other benefits Mr. Fong received in connection with his termination of employment are discussed below under “Potential Payments on Termination or Change of Control of Cardinal Health.”

Grants of Plan-Based Awards for Fiscal 2009

The following table supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2009.

	Approval Date	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
			Threshold ($)	Target ($)	Maximum ($)
R. Kerry Clark
Annual Cash Incentive			$1,392,000	$2,320,000	$4,640,000
2009-2011 Performance Cash (6)			$1,522,500	$2,537,500	$5,075,000
Stock Options	8/05/2008	8/15/2008						262,495		$56.13	$4,567,413
RSUs	8/05/2008	8/15/2008				54,249					$3,044,996

Jeffrey W. Henderson
Annual Cash Incentive			$420,000	$700,000	$1,400,000
2009-2011 Performance Cash (6)			$420,000	$700,000	$1,400,000
Stock Options	8/05/2008	8/15/2008						72,413		$56.13	$1,014,506
RSUs	8/05/2008	8/15/2008				14,965					$839,985
RSUs (7)	9/26/2008	10/15/2008				28,090					$1,065,454

George S. Barrett
Annual Cash Incentive			$585,000	$975,000	$1,950,000
2009-2011 Performance Cash (6)			$487,495	$812,492	$1,624,984
Stock Options	8/05/2008	8/15/2008						84,049		$56.13	$1,177,526
RSUs	8/05/2008	8/15/2008				17,370					$974,978

David L. Schlotterbeck
Annual Cash Incentive			$447,000	$745,000	$1,490,000
2009-2011 Performance Cash (6)			$447,000	$745,000	$1,490,000
Stock Options	8/05/2008	8/15/2008						84,774		$56.13	$1,187,684
RSUs	8/05/2008	8/15/2008				17,520					$983,398

Vivek Jain
Annual Cash Incentive			$243,000	$405,000	$810,000
2009-2011 Performance Cash (6)			$151,875	$253,125	$506,250
Stock Options	8/05/2008	8/15/2008						16,002		$56.13	$224,188
RSUs	8/05/2008	8/15/2008				9,921					$556,866
RSUs (7)	9/26/2008	10/15/2008				18,058					$684,940

Ivan K. Fong
Annual Cash Incentive (8)			$268,520	$447,534	$895,068
2009-2011 Performance Cash (6)(8)			$175,337	$292,228	$584,456
Stock Option	8/05/2008	8/15/2008						39,116	(9)	$56.13	$548,015
RSUs	8/05/2008	8/15/2008				8,084	(9)				$453,755
RSUs (7)	9/26/2008	10/15/2008				22,071	(9)				$837,153

(1)

This information relates to award opportunities we granted during fiscal 2009 under our MIP with respect to fiscal 2009 performance and under our long-term incentive cash program with respect to the fiscal 2009-2011 performance cycle. For a discussion of these plans, see “Executive Compensation—Compensation Plans.”

(2)

Unless otherwise noted, all stock awards (a) are RSUs granted during the fiscal year, (b) are granted under our LTIP, (c) vest ratably over three years, and (d) accrue dividend equivalents that are payable upon vesting of the RSUs.

(3)

Unless otherwise noted, all option awards (a) are nonqualified stock options granted during the fiscal year, (b) are granted under our LTIP, (c) vest in equal amounts over three years, and (d) have a term of seven years.

(4)	The option awards have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.

(5)

We valued the RSUs as of the grant date by multiplying the closing price of our common shares on the NYSE on that date times the number of RSUs awarded. We valued the options utilizing a lattice model to provide a grant date fair value of the options. The lattice model incorporates a number of assumptions. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Clark: expected option life: 7.00 years; dividend yield: 1.00%; risk-free interest rate: 3.48%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Henderson: expected option life: 4.86 years; dividend yield: 1.00%; risk-free interest rate: 3.08%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Barrett: expected option life: 4.86 years; dividend yield: 1.00%; risk-free interest rate: 3.08%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Schlotterbeck: expected option life: 4.86 years; dividend yield: 1.00%; risk-free interest rate: 3.08%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Jain: expected option life: 4.86 years; dividend yield: 1.00%; risk-free interest rate: 3.08%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Fong: expected option life: 4.86 years; dividend yield: 1.00%; risk-free interest rate: 3.08%; and expected volatility: 27.00%. There is no certainty that executives will realize any value from these options, and to the extent they do those amounts may have no correlation to the amounts reported above.

(6)

In light of the CareFusion separation, the Compensation Committee determined to terminate the long-term incentive cash program effective on the date of the CareFusion separation. In addition, with respect to the 2008 to 2010 performance cycle, the Compensation Committee determined that our performance did not meet the threshold performance goal for the first two years of the performance cycle, and based on performance to date and expected performance during the remainder of the performance period, the Compensation Committee approved no payout for the remaining performance cycle. For the fiscal 2009 to 2011 performance cycle, the Committee set the performance period to end on the date of the CareFusion separation and authorized award payments. See “Executive Compensation—Compensation Plans—2005 Long-Term Incentive Plan” on page 53.

(7)

These RSUs were granted in connection with the CareFusion separation, and vest on the earliest of (a) completion of the CareFusion separation, (b) the determination by the Board not to proceed with the CareFusion separation, or (c) October 15, 2010. These RSUs will be delivered to the named executive on the date that is five months after vesting, if the executive does not voluntarily terminate employment prior to delivery, other than the RSUs granted to Mr. Fong, whose vesting was accelerated to his date of termination, since his role in the CareFusion separation had been substantially completed at that time. As a result of the completion of the CareFusion separation, the RSUs vested on August 31, 2009, and will be delivered on January 31, 2010.

(8)

The estimated potential payouts for the annual cash incentive and the 2009-2011 performance cash program have been pro rated for the number of days Mr. Fong was employed by us during the performance periods.

(9)

When his employment terminated in May 2009, Mr. Fong received accelerated vesting of the options and RSUs that were scheduled to vest on August 15, 2009 and the 22,071 RSUs granted on October 15, 2008. The remaining unvested equity awards, including 5,390 RSUs and 26,078 stock options set forth in this table, were forfeited. Mr. Fong will receive the delivery of the shares in respect of the 22,071 RSUs in October 2009, five months after vesting, in accordance with the terms of the award.

Compensation Plans

Management Incentive Plan or “MIP.”    Key executive employees, including our named executives, are eligible to receive annual incentive cash awards under the MIP. Under the MIP, the Compensation Committee establishes performance criterion during the first three months of each fiscal year and may establish performance goals. For fiscal 2009, the Compensation Committee established the overall company performance criterion of 8% return on shareholders’ equity, which must be satisfied before any payout can be made to named executives under the MIP. This performance criterion is designed to allow payments under the MIP to be performance-based compensation under the Code and to be fully tax deductible.

The Compensation Committee also established performance goals under the MIP for fiscal 2009, based upon the achievement of specified levels of EBIT and return on tangible capital. EBIT is consolidated operating earnings adjusted for certain items classified within Interest and Other, including minority interest, joint venture income, and deferred compensation plan income/expense. Return on tangible capital is NOPAT divided by net tangible capital. NOPAT is: (a) earnings from continuing operations, as disclosed on our statement of earnings, excluding (i) “special items” and “impairment charges and other” line items from our statement of earnings, and (ii) other adjustments approved by the Compensation Committee; and then (b) adjusted for taxes. Net tangible capital is calculated as total assets less (total liabilities, goodwill and intangibles, cash and equivalents, short term investments available for sale and assets held for sale and discontinued operations) plus (current portion of long-term obligations and short-term borrowings, liabilities from businesses held for sale and discontinued operations, and long-term obligations), adjusted to exclude the after-tax impact on net tangible capital of (a) “special items” and “impairments, gain/(loss) on sale of assets and other, net” line items from our statement of earnings; and (b) other adjustments approved by the Compensation Committee. As explained in “Compensation Discussion and Analysis,” the Compensation Committee established a matrix of potential cash award percentages based upon achievement of varying EBIT and return on tangible capital levels for fiscal 2009. The cash award percentage from the matrix determines the total pool for cash awards under the MIP; provided that if we do not achieve the minimum performance goals with respect to either EBIT or return on tangible capital, but we achieve the performance criterion with respect to return on shareholders’ equity, the Compensation Committee may, in its discretion, fund the pool for cash awards and make annual incentive awards to named executives under the MIP.

See “Potential Payments on Termination or Change of Control of Cardinal Health” for information on the effect of termination or a change of control.

2005 Long-Term Incentive Plan or “LTIP.”    In November 2008, our shareholders approved an amended and restated 2005 Long-Term Incentive Plan, or LTIP, which was amended on each of August 31, 2009 and September 11, 2009 to reflect adjustments relating to the CareFusion separation. Under the LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards and cash awards to employees. As set forth in the “Grants of Plan-Based Awards for Fiscal 2009” table above, during fiscal 2009 we granted nonqualified stock options, RSUs and long-term incentive cash awards to our named executives.

In August 2007, the Compensation Committee approved the long-term incentive cash program under the LTIP. This program is designed to reward outstanding performance over a three-year period. A new three-year performance cycle with new performance goals was established in fiscal 2008 and fiscal 2009. At the end of the three-year cycle, potential payouts may range from 0% to 200% of the executive’s aggregate annual incentive target based solely on achievement of the overall company performance goals. For the fiscal 2009-2011 performance period, the performance goals were established to reward management for attaining cumulative EBIT. The Compensation Committee determines whether the performance goals have been achieved. See “Potential Payments on Termination or Change of Control of Cardinal Health” for additional information on the effect of termination or a change of control.

In August 2007, the Compensation Committee approved the long-term incentive cash program for the fiscal 2008-2010 performance period with goals based on obtaining specified cumulative economic profit (as adjusted). The payout structure under the fiscal 2008-2010 performance period included a two-year and a three-year goal, so that a potential payout of 40% of target could be made at the end of fiscal 2009 and a potential payout of 60% could be made at the end of fiscal 2010. In August 2009, the Compensation Committee determined that cumulative economic profit did not meet the minimum performance goal established for the two-year period ended June 30, 2009, and no payouts with respect to this two-year period were made. The Compensation Committee also determined that it is not likely that we will achieve performance above the minimum performance goal for the three-year period ending June 30, 2010. As a result, the Compensation Committee canceled awards for this three-year period in connection with the CareFusion separation and no payouts will be made.

In August 2008, the Compensation Committee established the fiscal 2009-2011 performance period under the long-term incentive cash program with goals based on obtaining specified cumulative EBIT. In September 2008, the Compensation Committee amended the performance period of the fiscal 2009-2011 long-term incentive cash program to be July 1, 2008 through the date of CareFusion separation. In August and September

2009, the Compensation Committee determined that it is not expected that cumulative EBIT will meet the minimum performance goal established for the performance cycle; however, in recognition of the future potential value of the program based on forecasted performance and the remaining length of time in the original three-year performance period, the Compensation Committee in its discretion authorized payment to be made at 15% of the target awards.

In August 2009 and in light of the CareFusion separation, the Compensation Committee determined to terminate the long-term incentive cash program.

Voluntary Stock Option Exchange Program.    In June 2009, our shareholders approved a voluntary stock option exchange program recommended by the Board under which we offered certain employees, but not our directors or executives who then constituted our named executives, a limited period in which they could elect to exchange specific outstanding stock options for new stock options covering a lesser number of shares with a lower exercise price. The Compensation Committee believed that the proposed stock option exchange program was critical to our success to retain and motivate key employees throughout our operations and to re-align their interests with those of our shareholders, especially as we and CareFusion prepared to operate as separate public companies following the planned CareFusion separation, and would reduce outstanding stock option “overhang” and allow us to recapture value from accounting compensation costs. We began the program on June 19, 2009 and completed it on July 17, 2009. The new options were granted with an exercise price equal to the closing price of our common shares on the NYSE on July 20, 2009. Because Mr. Jain was not a named executive in our 2008 proxy statement, he was eligible to participate in the program. Mr. Jain exchanged in the program 65,000 options with an exercise price of $64.38 per share and an expiration date of September 17, 2014 for 13,978 options with an exercise price of $31.27 and the same expiration date.

Employee Stock Purchase Plan or “ESPP.”    We also maintained a tax-qualified employee stock purchase plan, generally available to all employees including our named executives, that allowed participants to acquire our common shares at a discount price. The ESPP allowed participants to buy our common shares at a 15% discount to the lower of the closing price of our common shares on the first or last market trading day of an offering period with up to 15% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to profit when the value of our common shares increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of our common shares on the last trading day before the beginning of the enrollment period for each subscription period) of our common shares in any calendar year.

In May 2009, the Compensation Committee approved the suspension of the ESPP beginning July 1, 2009.

Potential Impact on Compensation from Executive Misconduct.    Under our benefit plans, we have the authority to require repayment or subject outstanding awards to forfeiture in certain instances of executive misconduct. These provisions are designed to prevent detrimental behavior, and permit us to recoup certain benefits in the event an executive has engaged in certain misconduct. Under our long-term incentive cash program and MIP, we may seek to recover cash incentive compensation paid to executive officers when the payment was based on the achievement of certain financial results that were subsequently restated if the executive officer engaged in misconduct that caused or contributed to the need for the restatement of previously filed financial statements.

Under the employment agreement we entered into with Mr. Barrett, we also have the right to recoup bonus or other compensation paid to him if our financial statements are restated following the CareFusion separation, if Mr. Barrett engaged in misconduct that caused or materially contributed to the restatement, and, if based on the financial statements as restated, he otherwise would not have received such compensation. This right of recoupment applies to compensation granted or vesting not later than three years following the date on which the subject financial statements were originally filed with the SEC. The recoupment right is in addition to the repayment and forfeiture rights described in the preceding and following paragraphs.

Under our standard stock option agreement, an unexercised option is forfeited if the holder has engaged in specified conduct, described below, while employed by us or for three years after termination of employment, and we may require the holder to repay the gross option gain realized from the exercise of the options exercised within three years prior to such conduct. Under our standard RSU agreement, unvested RSUs and deferred RSUs that vested within the look-back period of the RSU agreement are forfeited if the holder has engaged in specified conduct, described below, while employed by us or for three years after termination of employment. Moreover, we may require the holder to repay the value of the RSUs settled within three years prior to such conduct. The specified conduct includes:

•	disclosure or use of confidential information;

•	violation of our policies;

•	solicitation of business or our employees;

•	disparagement;

•	breach of any provision of an employment agreement or severance agreement; and

•	competitive actions (during employment and for a period of 12 months following termination).

We may also terminate all vested stock options if the executive’s employment is terminated for cause. We may also seek damages for breach of contract or seek other equitable relief.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2009

The following table shows the number of shares underlying exercisable and unexercisable stock options and unvested RSUs held by our named executives on June 30, 2009.

Name	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)			Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
R. Kerry Clark	498,750 58,175 4,687 0		166,250 116,350 9,376 262,495	(2) (3) (4) (5)*	$ $ $ $	70.00 67.26 64.73 56.13		04/17/2013 08/15/2014 10/15/2014 08/15/2015	83,490	(11)	$2,550,620

Jeffrey W. Henderson	60,000 48,077 37,214 18,974 0		0 0 37,215 37,949 72,413	(6) (3) (5)*	$ $ $ $ $	54.19 54.19 66.34 67.26 56.13		04/18/2012 04/18/2015 08/15/2013 08/15/2014 08/15/2015	58,099	(12)	$1,774,924

George S. Barrett	71,666 0		143,334 84,049	(7) (5)*	$ $	60.31 56.13		02/15/2015 08/15/2015	67,370	(13)	$2,058,154

David L. Schlotterbeck (16)	244,621 5,737 20,379 0		0 5,738 40,760 84,774	(6) (3) (5)*	$ $ $ $	44.15 66.34 67.26 56.13		08/23/2014 08/15/2013 08/15/2014 08/15/2015	27,553	(14)	$841,744

Vivek Jain	21,666 0	(9)	43,334 16,002	(8)(9) (5)*	$ $	64.38 56.13	(9)	09/17/2014 08/15/2015	36,646	(15)	$1,119,535

Ivan K. Fong	45,000 34,820 18,622 13,038	(10) (10) (10) (10)*	0 0 0 0		$ $ $ $	62.07 66.34 67.26 56.13		05/26/2012 05/26/2012 05/26/2012 05/26/2012	0	(10)	$0

*	Indicates the option grants during fiscal 2009 which are reported in the Grants of Plan-Based Awards Table.

(1)	The market value is equal to the product of $30.55, the closing price of our common shares on the NYSE on June 30, 2009, and the number of unvested RSUs.

(2)

These options were granted on April 17, 2006 and vest and become exercisable 25% per year over four years. At the time of Mr. Clark’s termination of employment with us on September 1, 2009, these options vested in full.

(3)

The options were granted on August 15, 2007 and vest and become exercisable 33% per year over three years. Following Mr. Clark’s termination of employment, his options continue to vest pursuant to the vesting schedule in the stock option agreement.

(4)

The options were granted on October 15, 2007 and vest and become exercisable 33% per year over three years. Following Mr. Clark’s termination of employment, his options continue to vest pursuant to the vesting schedule in the stock option agreement.

(5)

The options were granted on August 15, 2008 and vest and become exercisable 33% per year over three years. Following Mr. Clark’s termination of employment, his options continue to vest pursuant to the vesting schedule in the stock option agreement.

(6)	The options were granted on August 15, 2006 and vest and become exercisable 25% per year over four years.

(7)	The options were granted on February 15, 2008 and vest and become exercisable 33% per year over three years.

(8)	The options were granted on September 17, 2007 and vest and become exercisable 33% per year over three years.

(9)

Mr. Jain elected to tender his eligible options in our stock option exchange program approved by shareholders in June 2009. As a result, as of July 20, 2009 the number of securities underlying exercisable options is 0, the number of securities underlying unexercisable options is 13,978 (with 9,365 options vesting on July 20, 2010 and 4,613 options vesting on September 17, 2010), and the option exercise price is $31.27.

(10)

Mr. Fong ceased to be our employee and officer in May 2009, resulting in the accelerated vesting of 11,250 stock options granted to him in November 2005, 33,956 stock options that were scheduled to vest on August 15, 2009, 22,071 RSUs that were granted on October 15, 2008, and 7,072 RSUs that were scheduled to vest on August 15, 2009. A total of 46,997 options and 7,557 RSUs were forfeited.

(11)

Includes 54,249 RSUs granted during fiscal 2009, which are also reported in the Grants of Plan-Based Awards Table. The RSUs vest as follows: 31,622 shares on August 15, 2009; 1,081 shares on October 15, 2009; 31,622 shares on August 15, 2010; 1,082 shares on October 15, 2010; 18,083 shares on August 15, 2011.

(12)

Includes 43,055 RSUs granted during fiscal 2009, which are also reported in the Grants of Plan-Based Awards Table. The RSUs vest as follows: 15,616 shares on August 15, 2009; 28,090 shares on August 31, 2009, the completion of the CareFusion separation; 9,404 shares on August 15, 2010 and 4,989 shares on August 15, 2011.

(13)

Includes 17,370 RSUs granted during fiscal 2009, and are also reported in the Grants of Plan-Based Awards Table. The RSUs vest as follows: 5,790 shares on August 15, 2009; 25,000 shares on February 15, 2010; 5,790 shares on August 15, 2010; 25,000 shares on February 15, 2011; and 5,790 shares on August 15, 2011.

(14)

Includes 17,520 RSUs granted during fiscal 2009, and are also reported in the Grants of Plan-Based Awards Table. The RSUs vest as follows: 11,130 shares on August 15, 2009; 10,583 shares on August 15, 2010; and 5,840 shares on August 15, 2011.

(15)

Includes 27,979 RSUs granted during fiscal 2009, and are also reported in the Grants of Plan-Based Awards Table. The RSUs vest as follows: 3,307 shares on August 15, 2009; 18,058 shares on August 31, 2009, the completion of the CareFusion separation; 4,333 shares on September 17, 2009; 3,307 shares on August 15, 2010; 4,334 shares on September 17, 2010; and 3,307 shares on August 15, 2011.

(16)	Mr. Schlotterbeck meets our eligibility requirements to retire and upon termination to receive accelerated vesting of a pro rata portion of outstanding unvested options and RSUs.

Adjustments to Equity Awards in the CareFusion Separation.    Prior to the CareFusion separation, we and CareFusion entered into an employee matters agreement that governs our compensation and employee benefit obligations with respect to our current and former employees. The employee matters agreement addresses, among other things, the mechanism for the conversion and adjustment of equity awards (including stock options, stock appreciation rights, restricted shares, and RSUs) in connection with the CareFusion separation into awards based on our common shares and/or CareFusion common stock, as applicable. For purposes of the vesting of the new equity awards, continued employment or service with us or with CareFusion will be treated as continued employment for purposes of both CareFusion’s and our equity awards. Under the employee matters agreement:

•

Each of our stock options granted on or prior to September 26, 2007 was converted into an adjusted Cardinal Health stock option and a CareFusion stock option. The exercise prices of the CareFusion stock option and the adjusted Cardinal Health stock option and the number of shares subject to each such stock option reflected a mechanism that was intended to preserve the intrinsic value of our original stock option.

•

Each stock option granted after September 26, 2007 to an executive or director who did not join CareFusion in connection with the CareFusion separation continues to be exercisable only for our common shares and has been adjusted in a manner intended to preserve the intrinsic value of such stock option. Each stock option granted after September 26, 2007 to an executive or director who joined CareFusion in connection with the CareFusion separation was replaced with a CareFusion stock option, subject to an adjustment mechanism intended to preserve the intrinsic value of such stock option. For purposes of the conversion of the Cardinal Health stock options, the date of grant of the stock option granted to Mr. Jain in the voluntary stock option exchange program will be deemed to be the date on which the stock option for which it was exchanged was initially granted.

•

Each RSU granted on or prior to September 26, 2007 or granted on October 15, 2008 in connection with the announcement of the CareFusion separation received, in connection with the CareFusion separation, CareFusion restricted stock units representing the right to receive 0.5 shares of CareFusion common stock for each Cardinal Health common share subject to the award. The underlying Cardinal Health RSUs remain in effect unadjusted.

•

Each Cardinal Health RSU held by an executive or director who did not join CareFusion in connection with the CareFusion separation, other than those described in the foregoing bullet, was adjusted to cover the number of Cardinal Health shares so as to preserve the fair market value of such award. Cardinal Health RSUs, other than those described in the foregoing bullet, granted to executives or directors who joined CareFusion in connection with the CareFusion separation were replaced with a number of CareFusion restricted stock units intended to preserve the fair market value of the awards.

•

The adjusted Cardinal Health stock options and RSUs and the replacement CareFusion stock options and restricted stock units that a holder received in connection with the distribution were subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable prior to the distribution.

Option Exercises and Stock Vested for Fiscal 2009

The table below shows the stock options that were exercised, and the RSUs that vested, during fiscal 2009 for each of our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
R. Kerry Clark	0	0	51,486		$2,063,954
Jeffrey W. Henderson	0	0	10,626		$596,437
George S. Barrett	0	0	38,333		$1,460,487
David L. Schlotterbeck	0	0	5,288		$296,815
Vivek Jain	0	0	4,333		$218,600
Ivan K. Fong	0	0	35,988	(4)	$1,365,227

(1)	Value calculated as the amount by which the closing price of the underlying common shares on the NYSE on the date of exercise exceeds the option exercise price before withholding of any taxes.

(2)

The number of shares acquired on vesting includes the following RSUs deferred at the election of the named executive, net of required withholdings: Mr. Clark—48,891; Mr. Henderson—0; Mr. Barrett—0; Mr. Schlotterbeck—5,169; Mr. Jain—0; and Mr. Fong—27,692 (including shares in respect of 22,071 RSUs that will be delivered in October 2009, five months after vesting, in accordance with the terms of the award).

(3)	Value calculated by multiplying the closing price of a common share on the NYSE on the vesting date times the number of shares acquired on vesting before withholding taxes.

(4)

Includes for Mr. Fong, who ceased to be our employee and officer in May 2009, the vesting pursuant to the severance agreement between Mr. Fong and us, on his termination date, of 7,072 RSUs that were due to vest on August 15, 2009 and 22,071 of the RSUs granted to him on October 15, 2008. Mr. Fong will receive delivery of the shares in respect of the 22,071 RSUs in October 2009, five months after vesting, in accordance with the terms of the award. The remaining unvested RSUs were forfeited.

Nonqualified Deferred Compensation in Fiscal 2009

We (a) maintain a nonqualified Deferred Compensation Plan, or DCP, which is further described below, (b) allow for deferral of RSUs beyond the vesting date, and (c) have a deferred retention bonus arrangement with Mr. Schlotterbeck. The following table provides information regarding accounts of our named executives under each of these arrangements. We do not maintain non-qualified pension plans or supplemental executive retirement plans for our named executives.

Name	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)(4)
R. Kerry Clark
DCP Cash	$332,403	$10,000	$(216,965)	$0	$938,398
Deferred RSUs	$1,939,179	$0	$(1,873,579)	$0	$3,637,405

Jeffrey W. Henderson
DCP Cash	$90,869	$6,938	$(68,586)	$0	$290,519
Deferred RSUs	$0	$0	$(301,211)	$506,502	$89,756

George S. Barrett
DCP Cash	$118,146	$8,350	$(2,130)	$0	$159,276
Deferred RSUs	$0	$0	$0	$0	$0

David L. Schlotterbeck
DCP Cash	$1,298	$3,954	$(3,524)	$0	$27,235
Deferred RSUs	$287,190	$0	$(140,123)	$0	$174,196
Deferred Retention Bonus	$0	$0	$156,480 (5)	$0	$2,764,481

Vivek Jain
DCP Cash	$0	$6,000	$(649)	$0	$5,258
Deferred RSUs	$0	$0	$0	$0	$0

Ivan K. Fong
DCP Cash	$105,928	$8,323	$(45,858)	$0	$317,434
Deferred RSUs	$272,878	$0	$(68,591)	$0	$204,288

(1)	The DCP cash amounts shown include salary deferred during fiscal 2009, and amounts deferred during fiscal 2009 under our annual cash incentive awards with respect to services performed in fiscal 2008.

(2)	Includes amounts that are reported in the Summary Compensation Table of this proxy statement or in prior years’ proxy statements, in the amounts quantified below:

Name	Contributions and Earnings in Fiscal 2009 included in both Nonqualified Deferred Compensation Table and Summary Compensation Table	Aggregate Balance at June 30, 2009 included in Nonqualified Deferred Compensation Table and Reported in Summary Compensation Tables
R. Kerry Clark
DCP Cash	$342,403	$938,398
Deferred RSUs	$1,939,179	$3,637,405

Jeffrey W. Henderson
DCP Cash	$97,807	$290,519
Deferred RSUs	$0	$89,756

George S. Barrett
DCP Cash	$126,496	$159,276
Deferred RSUs	$0	$0

David L. Schlotterbeck
DCP Cash	$5,252	$27,235
Deferred RSUs	$287,190	$174,196
Deferred Retention Bonus	$13,562	$2,358,425

Vivek Jain
DCP Cash	$6,000	$5,258
Deferred RSUs	$0	$0

Ivan K. Fong
DCP Cash	$114,251	$114,251
Deferred RSUs	$189,142	$189,142

(3)

The Aggregate Earnings with respect to DCP Cash is calculated based upon the change in value of the investment options selected by the executive officer during the year, as described in more detail below. The Aggregate Earnings with respect to Deferred RSUs is calculated based upon the change in price of our common shares from the first day of the fiscal year (or the date of the vesting of the RSUs if they vested during the fiscal year) to the last day of the fiscal year (or the date of the distribution of the RSUs if they were distributed during the fiscal year).

(4)

The Aggregate Balance has been reduced in the amount of fees paid by the executive in fiscal year 2009 pursuant to the DCP in the following amounts: Mr. Clark—$131; Mr. Henderson—$131; Mr. Barrett—$131; Mr. Schlotterbeck—$131; Mr. Jain—$92; and Mr. Fong—$131.

(5)

Since Mr. Schlotterbeck remained an employee through June 28, 2006, he earned a retention bonus, or the Retention Bonus, of $2,320,000, which is equal to the sum of (a) 200% of his then annual base salary ($580,000), and (b) 200% of his then target bonus (100% of base salary). The Retention Bonus will be paid (with interest accruing from June 28, 2006 through the deferred payment date at the rate of 6.0% per annum) on the first business day that is at least six months after the date of Mr. Schlotterbeck’s separation from service, or if sooner, as soon as practicable following Mr. Schlotterbeck’s death. The CareFusion separation will not trigger payment of the Retention Bonus to Mr. Schlotterbeck.

Our DCP permits certain management employees to defer salary and bonus into any of several investment alternatives, including, except with respect to executive officers, a stock equivalent account. Our executive officers may defer between 1% and 20% of their cash compensation, including base salary and bonus (effective January 1, 2009, between 1% and 50% of base salary and between 1% and 100% of incentive compensation). In addition, we may, in our discretion, make additional matching or fixed contributions to the deferred balances of participating management employees. In general, matching contributions may be made at the same rate applicable to the person under our 401(k) Savings Plan. We may also credit a participant’s account an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as profit sharing credits, and we may also make additional discretionary contributions to a participant’s account in an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as a social security supplemental credit. Contributions made with respect to our named executives are set forth in the All Other Compensation Table on page 47 of this proxy statement.

To measure the amount of our obligation to each participant under the plan, we maintain a separate bookkeeping record, which we refer to as an account, for each participant. The participants are permitted to direct the investment of the portion of the accounts allocable to that participant in the same manner the participant is permitted to direct the investment of the participant’s account under our 401(k) Savings Plan. The notional investment options available under our DCP are substantially the same investment options that are available in our 401(k) Savings Plan. We then credit or debit the participant’s account with the actual earnings or losses based upon the performance results of the notional investment options selected by the participant. The participant may change the allocation of his or her account among the investment alternatives then available under the plan. An executive officer is not permitted to elect to invest future contributions in his or her account in our stock fund.

For management employees, deferred balances are paid upon retirement, termination from employment, death or disability. Some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with us, which are fully accelerated upon a change of control (defined as described under “Potential Payments Upon Termination or Change of Control of Cardinal Health” below). If the participant terminates employment with us due to retirement, death, total disability, or pursuant to a change of control, all amounts subject to such vesting requirements shall vest. If a participant terminates employment before satisfying the vesting requirements, all amounts subject to the vesting requirements are forfeited.

Deferred balances are paid in cash. The plan contains a dividend reinvestment feature for the stock equivalent account with dividends generally being reinvested in investment options other than the stock equivalent account for reporting persons under Section 16 of the Exchange Act. The plan is not intended to qualify under Section 401(a) of the Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a “top hat” plan for a select group of management or highly compensated employees. The deferred balances of Messrs. Schlotterbeck and Jain under the DCP were transferred to the CareFusion deferred compensation plan after the CareFusion separation.

A named executive may defer receipt of the common shares represented by an RSU which would otherwise be settled on the date of vesting until after the named executive has a separation from service or until a fixed future date. Until shares are issued, the named executive is entitled to receive cash payments in an amount equivalent to what would be received if the shares underlying the RSU were issued to the named executive. Cash amounts equivalent to dividends declared prior to the date the RSU vests are accrued until the vesting date, except that for RSUs issued prior to July 1, 2007, dividend equivalents are paid when dividends are paid. After the RSUs vest, such amounts are paid when dividends are paid, and are deferred under the DCP. The CareFusion separation, and the resulting termination of employment with us, is not a separation from service for Mr. Schlotterbeck and so will not trigger a distribution of shares under the deferred RSUs.

Potential Payments on Termination or Change of Control of Cardinal Health

We have entered into agreements and we maintain plans that provide for compensation to our named executives upon certain triggering events that result in termination of employment (including termination following a change of control of Cardinal Health). In the tables below, we have presented compensation that would have been payable to each named executive if a triggering event had occurred as of June 30, 2009, the last day of our last fiscal year, given the named executive’s compensation and service levels as of such date and, if applicable, based on our closing share price on that date. In the following paragraphs, we describe the provisions of our various plans, including our Amended and Restated Equity Incentive Plan, or EIP, LTIP, long-term incentive cash program and MIP, and the benefits under these plans in the event of each triggering event. We have also described the assumptions that we used in creating the tables. Some of our employment agreements and offer letters provide for modifications to the standard terms of our plans.

Unless otherwise noted in the footnotes to the tables with respect to specific named executives, the descriptions of the payments or valuations below are applicable to each of the following tables related to potential payments upon termination and/or change in control.

Non-Competition and Non-Solicitation Agreements.    Messrs. Clark and Barrett have entered into non-competition and non-solicitation agreements, and Messrs. Schlotterbeck and Jain are subject to non-solicitation agreements, as described in the tables below. In addition, our standard stock option and RSU award agreements provide that if the named executive violates the provisions contained in the award agreements with respect to: (a) competitive actions (during employment and for a period of one year following termination), then unexercised stock options and unvested RSUs will be forfeited, and we may seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period of one year from the violation, or (b) confidentiality, non-disparagement or non-solicitation of business or our employees (during employment and for a period of three years following termination), or breaches our policies, then unexercised stock options and unvested RSUs will be forfeited, we may seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period of three years from the violation, and we may bring an action for breach of contract. Under the terms of the long-term incentive cash program and the MIP, all or a portion of a final award may be subject to an obligation of repayment to us if the named executive violates an applicable non-competition and/or confidentiality covenant.

Termination For Cause.    In the tables below, we have provided the definition of “termination for cause” under the various employment agreements and offer letters with the named executives. A termination for cause under the EIP and the LTIP means termination of employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of our assets or the assets of any subsidiary, or the intentional and repeated violation of our written policies or procedures; provided, that, under the LTIP, if the named executive has a severance or employment agreement with us that defines “cause,” then termination for cause has the meaning ascribed under that agreement. We may also have the right to cancel unexercised stock options and unvested RSUs, or seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period.

Involuntary Termination Without Cause and Termination for Good Reason.    The named executive will be entitled to certain benefits described in the tables below if we terminate the named executive’s employment without cause or if the named executive’s employment is terminated by the named executive for good reason. Under the MIP, if we terminate the employment of a named executive other than for cause during the fourth quarter of a performance period, the final bonus under the MIP will be prorated based upon the length of time employed by us during that the performance period and the progress toward achievement of the established performance criteria during that portion of the performance period in which the named executive was employed. If the named executive’s employment is terminated by us without cause, or if the named executive terminates his employment for good reason, the named executive has no right to payout under the long-term incentive cash program.

Termination by Reason of Retirement.    Generally, retirement means the termination of employment (other than by death or disability and other than in the event of termination for cause) after attaining the age of 55 and having at least 10 years of continuous service with us (including service with any of our affiliates prior to the time that such affiliate became our affiliate). Under the EIP and LTIP, in the event of termination by reason of retirement, a pro rata portion of all unvested options and RSUs that have been held for at least six months will vest, and vested options will remain exercisable through the remaining term of the option. Under the MIP and the long-term incentive cash program, if employment is terminated due to retirement during the performance period, the final payout will be prorated based upon the length of time that the participant was employed during the performance period. None of the named executives meets our definition of retirement, and therefore is not eligible to receive normal retirement benefits, other than Mr. Schlotterbeck.

Termination by Reason of Disability.    Under the LTIP, the long-term incentive cash program, the EIP and the MIP, “disability” has the meaning specified in our long-term disability plan applicable to the named executive at the time of his disability. Our long-term disability plan currently provides that, to be considered disabled because of an illness or injury, the executive must be: continuously unable to perform substantial and material duties of the executive’s own job; not be gainfully employed in any occupation for which the executive is qualified by education, training or experience; and be under the regular care of a licensed physician. Under the EIP and LTIP, in the event of termination by reason of disability, all unvested options and RSUs will vest, and vested options will remain exercisable through the remaining term of the option. Under the MIP and the long-term incentive cash program, if employment is terminated due to disability during the performance period, the final payout will be prorated based upon the length of time that the participant was employed during the performance period.

Termination by Death.    Under the EIP and the LTIP, if the named executive’s employment is terminated by reason of death, then all unvested stock options and RSUs granted under the plan will vest, and vested options will remain exercisable through the remaining term of the option. Under the MIP and the long-term incentive cash program, if employment is terminated due to death during the performance period, the final payout will be prorated based upon the length of time that the participant was employed during the performance period.

Definition of Change of Control of Cardinal Health.    Under the LTIP and EIP, a “change of control” means any of the following:

•

the acquisition by any entity of beneficial ownership of 25% or more of either our outstanding common shares or the combined voting power of our then-outstanding voting securities (other than any acquisition directly from us or any of our affiliates or employee benefit plans and any Non-Control Acquisition, defined below); or

•

a change in a majority of the members of our Board, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest); or

•

a reorganization, merger or consolidation, sale or other disposition of all or substantially all of our assets or our acquisition of assets or shares of another corporation (each, a “Business Combination”) unless such transaction is a Non-Control Acquisition; or

•	our shareholders approve our complete liquidation or dissolution.

A “Non-Control Acquisition” means a business combination where: (a) the beneficial owners of our outstanding common shares and voting securities immediately prior to such business combination beneficially own more than 50% of the outstanding common and the combined voting power of the then-outstanding voting securities of the resulting corporation (including a corporation which as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such business combination; (b) no person beneficially owns 25% or more of our then-outstanding common shares or combined voting power of the resulting corporation (unless such ownership existed prior to the business combination); and (c) at least a majority of the members of the board of directors of the corporation resulting from the business combination were members of our Board (who were approved by a vote of at least a majority of the incumbent directors) at the time of the execution of the initial agreement, or the action of our Board, providing for such business combination.

Payments on Change of Control of Cardinal Health.    Under the terms of the LTIP and the EIP, on the date a change of control occurs, (a) all stock options become fully vested, and (b) the restrictions applicable to all

RSUs lapse and these awards become fully vested. In addition, in the event the named executive’s employment is terminated within two years after a change of control (other than as a result of death, retirement, disability or termination for cause), each stock option that is vested will remain exercisable until the earlier of three years from the date of the termination of employment or the expiration of the term of the stock option. Under our long-term incentive cash program, in the event of a change of control, all participants in the program would become vested in and entitled to the pro rata portion of their target award at the time of the change of control. The MIP does not provide for payments upon a change of control of Cardinal Health.

Additional Assumptions and Valuation Methodology.    For purposes of the tables below, we have assumed the following:

•	the date of termination of employment is June 30, 2009, the end of our fiscal year;

•	the price of our common shares on the date of termination is $30.55 per share, the closing price of our common shares reported by the NYSE on June 30, 2009;

•	with respect to Messrs. Schlotterbeck and Jain, we have presented the actual benefits provided to them in connection with the CareFusion separation and their termination of employment; and

•	with respect to Mr. Fong, we have presented the actual benefits provided to him in connection with his termination of employment.

We have valued the accelerated vesting of stock options as the difference between our closing share price on June 30, 2009 and the exercise price for each option for which vesting is accelerated. We have valued accelerated vesting of RSUs by multiplying the closing price of our common shares on June 30, 2009 times the number of RSUs whose vesting is accelerated.

With respect to the long-term incentive cash program for the fiscal 2008-2010 performance period, we have assumed that the performance goal has not been met and no payout would be made for events other than in connection with a change of control. With respect to the fiscal 2009-2011 performance period, we have assumed that the performance criterion has been met and the incentive would be paid at 15% of target (the actual payout) for events other than in connection with a change of control. In connection with a change of control, the long-term incentive cash programs would payout at pro rata target. Unless otherwise indicated, with respect to the MIP, we have assumed that the performance criteria have been met and the target incentive is paid.

The tables below reflect amounts that would become payable to our named executives under existing plans and employment agreements and arrangements, based on the assumptions set forth above. We have not included benefits that are available to all of our salaried employees on retirement, death or disability, including 401(k) savings plan and other deferred compensation distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits. Please see the Nonqualified Deferred Compensation in Fiscal 2009 table for payments or benefits payable in connection with triggering events. Under our DCP, some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with us. If the participant terminates employment with us due to retirement, death or disability or there has been a change of control, all amounts subject to such vesting requirements will vest. The tables below include only increased payments and the value of vesting and acceleration under our DCP in connection with the triggering events.

The actual amounts that would be paid upon a named executive’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. In addition, in connection with any actual termination of employment or change in control transaction, we may determine to enter into one or more agreements or to establish arrangements providing additional benefits or amounts, or altering the terms of benefits described below. Other factors that could affect the amounts reported below include the time during the year of any such event, our share price and the named executive’s age.

The following table describes the potential compensation upon termination or a change in control for R. Kerry Clark, our former Chairman and Chief Executive Officer.

R. Kerry Clark

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause or by the Executive With Good Reason (2)		Due to Death or Disability (3)	Change of Control (4)
				Without Termination	With Termination Without Cause or For Good Reason (2)
Compensation:
Cash Severance	$7,540,000		$0	$0	$7,540,000
FY 2009 MIP	$696,000	(5)	$2,320,000	$0	$2,320,000
Long-Term Performance Incentives:
Incentive Cash Programs (6)	$380,625		$380,625	$2,807,480	$2,807,480
Stock Options (Accelerated Vesting) (7)	$0		$0	$0	$0
Restricted Share Units (Accelerated Vesting) (8)	$2,550,620		$2,550,620	$2,550,620	$2,550,620

Benefits and Perquisites:
Medical and Dental Benefits (9)	$28,411		$28,411	$0	$28,411
Deferred Compensation	$0		$0	$0	$0
Interest on Deferred Severance Payments	$13,203		$0	$0	$13,203
280G Tax Gross-up (10)	$0		$0	$0	$5,918,070
Total	$11,208,859		$5,279,656	$5,358,100	$21,177,784

(1)

For purposes of this table, we have assumed Mr. Clark’s compensation to be as follows: base salary equal to $1,450,000; annual target incentive opportunity under our 2009 MIP to be $2,320,000 (with actual payout of $696,000); pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program to be $1,961,647; and pro rata target opportunity under our fiscal 2009-2011 long-term incentive cash program to be $845,833. Mr. Clark is bound by the terms of a non-competition covenant in his employment agreement which, among other things, prohibits him from being employed by an entity that competes with us or any of our subsidiaries or affiliates (the “Cardinal Group”) for a period of two years after his termination of employment (the “Clark Restricted Period”). During the Clark Restricted Period, Mr. Clark also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group the business of any customer of the Cardinal Group at the time of Mr. Clark’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Clark knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Clark is also bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in his employment agreement and in the stock option and RSU agreements we have entered into with him.

(2)

A termination by Mr. Clark is for good reason in the following events: (a) the assignment to Mr. Clark of any duties materially inconsistent with his position, authority, duties or responsibilities, or any other action by us which results in a material diminution in his position, authority, duties or responsibilities; (b) any failure by us to comply with any of the compensation provisions contained in the employment agreement; (c) we require Mr. Clark to be based at any office or location more than 35 miles from Dublin, Ohio; (d) any purported termination by us of Mr. Clark’s employment other than as expressly permitted by the employment agreement; (e) any failure by us to comply with our obligation to require any successor to us to assume our employment agreement with Mr. Clark; and (f) the CareFusion separation occurs no later than December 31, 2009, provided that Mr. Clark then resigns not later than six months following the separation. For purposes of the table, benefits payable are presented based upon a termination for good reason in connection with the CareFusion separation.

Pursuant to Mr. Clark’s employment agreement, if we terminate Mr. Clark’s employment without cause or Mr. Clark terminates his employment for good reason, then Mr. Clark will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a pro rated portion of his target annual cash incentive for the fiscal year of the termination; (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable over 24 months); (d) immediate vesting of his initial stock option grant (an option to purchase 665,000 common shares at an exercise price of $70.00 per share) and the ability to exercise all vested stock options until the end of their terms; (e) the continued vesting of a pro rata portion of all unvested stock options and RSUs that were granted more than six months prior to the date of termination (other than the initial stock option and RSU grants), provided that if the termination is a good reason termination as a result of the CareFusion separation, all unvested stock options and RSUs that were granted more than six months prior to the date of termination will continue to vest; (f) the pro rata payout of long-term incentive cash program awards; and (g) medical and dental benefits for him and his dependents with a tax reimbursement in the amount of imputed income until the second anniversary of the termination.

Pursuant to Mr. Clark’s employment agreement, if Mr. Clark terminates his employment without good reason, then Mr. Clark will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable by us within 30 days).

For purposes of Mr. Clark’s employment agreement, “cause” means: (a) the willful and continued failure of Mr. Clark to perform substantially his duties for us (other than such failure resulting from incapacity due to physical or mental illness), after a written notice is delivered by us; (b) the willful engaging by Mr. Clark in illegal conduct or gross misconduct which is materially and demonstrably injurious to us; (c) conviction of a felony or any crime involving dishonesty or moral turpitude or guilty or nolo contendere plea by Mr. Clark with respect thereto; or (d) a material breach of the covenants in the employment agreement, including covenants against competition, disclosure of confidential information, recruitment of Cardinal employees or disparagement. If Mr. Clark’s employment is terminated for cause, Mr. Clark is entitled to receive accrued and unpaid salary and annual bonus for the fiscal year immediately preceding the fiscal year in which the termination occurred, if the bonus has not been paid.

(3)

Pursuant to Mr. Clark’s employment agreement, “disability” means the absence of Mr. Clark from his duties with us on a full-time basis for 120 consecutive days or longer, or an aggregate period of 180 days or longer, as a result of incapacity due to mental or physical illness.

Pursuant to Mr. Clark’s employment agreement, if his employment is terminated by reason of death or disability, he will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a pro rated portion of his target annual cash incentive for the fiscal year of the termination (payable within 30 days); (c) immediate vesting of his initial stock option and RSU grant and the ability to exercise all vested options until the end of their terms; (d) the pro rata payout of long-term incentive cash program awards; and (e) medical and dental benefits for him and his dependents with a tax reimbursement in the amount of imputed income until the second anniversary of the termination. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $18,804.

(4)

In the event of a change of control under our plans discussed above, Mr. Clark would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Clark, other than under the long-term incentive cash program. If Mr. Clark’s employment is terminated by us without cause, or by Mr. Clark for good reason, following a change of control, Mr. Clark would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event.

(5)	Represents the actual payout under the MIP for fiscal 2009.

(6)

The Compensation Committee terminated the long-term incentive cash program effective August 31, 2009 and cancelled awards for the fiscal 2008 to 2010 performance cycle and subsequently authorized payments of 15% of the target awards for the fiscal 2009 to 2011 performance cycle.

(7)

Assumes the accelerated and continued vesting of an aggregate of 554,471 stock options in the event of termination by Mr. Clark with good reason after the CareFusion separation (determined by the immediate vesting of the initial stock option grant and the continued vesting of the remaining unvested stock options). Assumes the accelerated vesting of 554,471 stock options for other events described in the table.

(8)

Assumes the continued vesting of an aggregate of 83,490 RSUs in the event of termination by Mr. Clark for good reason after the CareFusion separation, and assumes the accelerated vesting of 83,490 RSUs for other termination events.

(9)

Pursuant to Mr. Clark’s employment agreement, as amended, we are required to continue to provide Mr. Clark and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained our active employee with a tax reimbursement in the amount of imputed income until the earlier to occur of the second anniversary of the termination or November 30, 2014. Our independent consultants used the following assumptions in valuing the medical benefits coverage through June 30, 2011: (a) a discount rate of 6.30% to value the liabilities; (b) annual increases of 10% for total medical costs and employee contribution amounts, and 7% annual increases for dental; (c) spouse was three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the gender specific RP-2000 Mortality Table projected to 2015 with a white-collar adjustment.

(10)

If any payments made to Mr. Clark would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The estimate of costs of “parachute payment” gross-up payments does not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The valuation was performed by our compensation consultant, assuming an excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45%, a state income tax rate of 5.925%, and a local income tax rate of 2% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Any gross-up payments are required to be paid by us within five days of the later of (a) the date the excise tax is due or (b) the receipt by an accounting firm of the determination of the amount of the gross-up payment.

On September 1, 2009, Mr. Clark retired and voluntarily terminated his employment for good reason following the CareFusion separation and has and will receive the benefits described above for a termination by him with good reason, the value of which may change depending on, among other things, our share price and the timing of payment.

The following table describes the potential compensation upon termination or a change in control for Jeffrey W. Henderson, our Chief Financial Officer.

Jeffrey W. Henderson

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause	Termination due to Death/Disability	Change of Control (2)
			Without Termination	With Termination Without Cause
Compensation:
Cash Severance	$0	$0	$0	$0
FY 2009 MIP	$700,000	$700,000	$0	$700,000
Long-Term Performance Incentives:
Incentive Cash Programs (3)	$0	$105,000	$773,456	$773,456
Stock Options (Accelerated Vesting) (4)	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (5)	$0	$1,774,924	$1,774,924	$1,774,924
Total	$700,000	$2,579,924	$2,548,380	$3,248,380

(1)

For purposes of this table, we have assumed Mr. Henderson’s compensation to be as follows: base salary equal to $700,000; annual target incentive opportunity under our 2009 MIP to be $700,000 (actual payout under the FY 2009 MIP was $280,000); pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program to be $540,123; and pro rata target opportunity under our fiscal 2009-2011 long-term incentive cash program to be $233,333. Mr. Henderson is subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(2)

In the event of a change of control, and pursuant to our plans discussed above, Mr. Henderson would be entitled to the accelerated vesting of all outstanding equity awards. A change of control without termination of employment does not trigger additional cash payments to Mr. Henderson, other than under the long-term incentive cash program. If Mr. Henderson’s employment is terminated following a change of control, Mr. Henderson would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event, as described in this table.

(3)

The Compensation Committee terminated the long-term incentive cash program effective August 31, 2009 and cancelled awards for the fiscal 2008 to 2010 performance cycle and subsequently authorized payments of 15% of the target awards for the fiscal 2009 to 2011 performance cycle.

(4)	Assumes the accelerated vesting of 147,577 stock options.

(5)	Assumes the accelerated vesting of 58,099 RSUs.

The following table describes the potential compensation upon termination or a change in control for George S. Barrett, who formerly served as our Vice Chairman of Cardinal Health and Chief Executive Officer—Healthcare Supply Chain Services, and following the end of the fiscal year was named our Chairman and Chief Executive Officer.

George S. Barrett

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause or by the Executive With Good Reason (2)	Due to Death or Disability (3)	Change of Control (4)
			Without Termination	With Termination Without Cause or For Good Reason (2)
Compensation:
Cash Severance	$3,900,000	$0	$0	$3,900,000
FY 2009 MIP	$975,000	$975,000	$0	$975,000
Long-Term Performance Incentives:
Incentive Cash Programs (5)	$0	$121,874	$795,809	$795,809
Stock Options (Accelerated Vesting) (6)	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (7)	$0	$2,058,154	$2,058,154	$2,058,154

Benefits and Perquisites:
Medical and Dental Benefits (8)	$19,297	$19,297	$0	$19,297
Deferred Compensation	$0	$9,651	$9,651	$9,651
280G Tax Gross-up (9)	$0	$0	$0	$2,407,429
Total	$4,894,297	$3,183,976	$2,863,614	$10,165,340

(1)

For purposes of this table, we have assumed Mr. Barrett’s compensation to be as follows: base salary equal to $975,000; annual target incentive opportunity under our 2009 MIP to be $975,000 (actual payout under the FY 2009 MIP was $390,000); pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program to be $524,978; and pro rata target opportunity under our fiscal 2009-2011 long-term incentive cash program to be $270,831.

Pursuant to the Confidentiality and Business Protection Agreement, at June 30, 2009, Mr. Barrett was bound by the terms of a non-competition covenant which, among other things, prohibits him from being employed by an entity that competes with the Cardinal Group for a period of two years after his termination of employment (the “Barrett Restricted Period”). During the Barrett Restricted Period, Mr. Barrett also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Barrett’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Barrett knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Barrett also is bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in a Confidentiality and Business Protection Agreement and in the stock option and RSU agreements we have entered into with him. Under the employment we entered into with Mr. Barrett, during his employment and for two years afterward, he has agreed that he will not (a) recruit employees from us; (b) solicit our customers and potential customers for a competitor; and (c) invest in, counsel or be employed by a competitor of us.

(2)

A termination by Mr. Barrett is for good reason in the following events: (a) he experiences a material diminution in his duties; (b) his annual base salary is reduced below $975,000; (c) his total direct compensation is not in line with that of our other senior executives at his level or is significantly below market comparator data; (d) he no longer reports to our CEO or Board or our successor; (e) our successor fails to assume our obligations under the Barrett Offer Letter; or (f) we ask Mr. Barrett to relocate outside the vicinity of Dublin, Ohio.

If we terminate Mr. Barrett’s employment without cause or Mr. Barrett terminates his employment for good reason, then Mr. Barrett will receive: (a) severance equal to (i) two times his annual base salary and target annual bonus (payable by us in 24 equal monthly installments) if the termination is on or before January 2011, or (ii) one times his annual base salary and target annual bonus (payable by us in 12 equal monthly installments) if the termination is after January 2011; and (b) medical and dental benefits for him and his dependents for a period of two years.

For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) the willful and continued failure of Mr. Barrett to perform his duties for us (other than such failure resulting from incapacity due to physical or mental illness); (b) an act by Mr. Barrett of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of our assets or the assets of our affiliate; (c) a material breach of any provision of the Confidentiality and Business Protection Agreement; or (d) the intentional and repeated violation by Mr. Barrett of our written policies or procedures.

(3)	In the event Mr. Barrett’s employment is terminated due to death, the medical and dental benefits would be reduced to $12,782.

(4)

In the event of a change of control under our plans discussed above, Mr. Barrett would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Barrett, other than under the long-term incentive cash program.

(5)

The Compensation Committee terminated the long-term incentive cash program effective August 31, 2009 and cancelled awards for the fiscal 2008 to 2010 performance cycle and subsequently authorized payments of 15% of the target awards for the fiscal 2009 to 2011 performance cycle.

(6)	Assumes the accelerated vesting of 227,383 stock options.

(7)	Assumes the accelerated vesting of 67,370 RSUs.

(8)

Pursuant to Mr. Barrett’s offer letter, we are required to continue to subsidize the continued coverage of Mr. Barrett and any family members covered at the time of his termination under our health and medical benefit plans for a period of two years. Our independent consultants used the following assumptions in valuing the medical benefits coverage through June 30, 2011: (a) a discount rate of 6.30% to value the liabilities; (b) annual increases of 10% for total medical costs and employee contribution amounts, and 7% annual increases for dental; (c) spouse was three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the gender specific RP-2000 Mortality Table projected to 2015 with a white-collar adjustment.

(9)

If any payments made to Mr. Barrett would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The estimate of costs of “parachute payment” gross-up payments does not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The valuation was performed by our compensation consultant, assuming an excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45%, a state income tax rate of 5.925%, and a local income tax rate of 2% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Any gross-up payments are required to be paid by us within five days of the later of (a) the date the excise tax is due, or (b) the date of the determination of the amount of the gross-up payment.

In August 2009, we entered into an employment agreement with Mr. Barrett, effective at the time of the CareFusion separation. The table above reflects payments and benefits Mr. Barrett would have received if he had terminated employment on June 30, 2009, prior to the date on which we entered into the employment agreement. Under the employment agreement, if Mr. Barrett terminates his employment for good reason or the Company terminates Mr. Barrett’s employment other than for cause, death or disability, Mr. Barrett will receive, among other things (a) earned but unpaid salary through the date of termination and unpaid annual cash incentive from the prior fiscal year; (b) payout of a pro rata portion of his annual cash incentive for the current fiscal year (with the Company permitted to exercise negative discretion on a basis that is no less favorable than to other senior executives of the Company, generally); (c) cash severance in the amount of two times the sum of his annual base salary and target annual cash incentive (payable over 24 months); (d) all vested stock options held by him at the time of termination will remain exercisable for a period of two years; and (e) medical and dental benefits for him and his eligible dependents for a period of two years.

If Mr. Barrett’s employment is terminated by death or disability, he will receive, among other things, the benefits listed in clauses (a), (b), (d) and (e) above. If Mr. Barrett’s employment is terminated upon the expiration of the term of the employment agreement, he will receive, among other things, the benefits listed in (a) and (b) above. If we terminate his employment for cause or if Mr. Barrett terminated his employment without good reason, he will receive the benefits listed in (a) above.

The employment agreement provides that if Mr. Barrett receives any payments that are subject to the excise tax imposed on “parachute payments” under the Code on account of a transaction occurring within 18 months following the effective date of the employment agreement, we will pay him a gross-up payment so that he retains an amount of the gross-up payment equal to the excise tax, after payment of all taxes on that gross-up payment. This provision modifies the right Mr. Barrett had in his original offer letter to receive this form of gross-up payment throughout his employment with us. Mr. Barrett is not entitled to any such gross-up payment for transactions occurring after such 18 month period.

The following table describes the compensation and benefits payable to (a) Mr. Schlotterbeck, our former Vice Chairman of Cardinal Health and Chief Executive Officer—Clinical and Medical Products, upon the CareFusion separation; (b) Mr. Jain, our former Executive Vice President—Strategy and Corporate Development, upon the CareFusion separation; and (c) Mr. Fong, our former Chief Legal Officer and Secretary, upon his termination of employment.

Executive Benefits and Payments Upon Termination	David L. Schlotterbeck (1)		Vivek Jain (2)		Ivan K. Fong (3)
Compensation:
Cash Severance	$0		$0		$1,045,000	(4)
FY 2009 MIP (5)	$0		$162,000		$179,014
Long-Term Performance Incentives:
Incentive Cash Programs (6)	$111,750		$37,969		$43,834
Stock Options (Accelerated Vesting)	$0	(7)	$0	(7)	$0	(8)
Restricted Share Units (Accelerated Vesting)	$0	(7)	$0	(7)	$1,025,251	(9)

Benefits and Perquisites:
Medical and Dental Benefits	$0		$0		$0	(10)
Deferred Compensation	$0		$0		$0	(11)
Interest on Deferred Severance Payments	$0		$0		$3.963
Unused Accrued PTO	$0		$0		$18,420
Total	$111,750		$199,969		$2,315,482

(1)

Mr. Schlotterbeck ceased to be our officer and employee on August 31, 2009 at the effective time of the CareFusion separation. Mr. Schlotterbeck serves as Chairman, Chief Executive Officer and President of CareFusion. Mr. Schlotterbeck is bound by the terms of a non-solicitation provision, which prohibits Mr. Schlotterbeck from soliciting our officers or employees for a period of 12 months following his termination of employment. Mr. Schlotterbeck is also bound by the terms of a confidentiality provision in the agreement. Mr. Schlotterbeck is subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(2)

Mr. Jain ceased to be our officer and employee on August 31, 2009 at the effective time of the CareFusion separation. Mr. Jain serves as President of Medical Technologies and Services of CareFusion. Pursuant to the Confidentiality and Business Protection Agreement that we entered into with Mr. Jain, for a period of two years after his termination of employment, he is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Jain’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Jain knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Jain is subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(3)

Mr. Fong ceased to be an officer and employee in May 2009. We entered into a severance agreement with Mr. Fong in February 2009. Under the severance agreement, and in accordance with the terms of the offer letter we previously had entered into with Mr. Fong, we agreed: (a) to pay Mr. Fong a lump sum cash severance in the amount of one times his base salary and target bonus ($1,045,000), with interest through the date of payment; (b) to accelerate the vesting of certain stock options and RSUs, and to allow vested options to be exercised for a period of three years; and (c) to subsidize the continued medical coverage for Mr. Fong and his family members until 18 months after his termination date at the same level of employer contribution applicable to similarly situated active employees; however, Mr. Fong did not elect to continue to receive medical benefits through us after his termination. The accelerated vesting of equity awards was consistent with the treatment of other employees whom we terminated in connection with the CareFusion separation. Mr. Fong was eligible for a prorated payout under the fiscal 2009 MIP and fiscal 2009 to 2011 long-term incentive cash program. Mr. Fong is bound by the terms of the Fong Severance Agreement which, among other things, prohibit him from soliciting any competitive business from any of our present or prospective customers, or soliciting or recruiting our employees, for twelve months after his termination date. Under the same agreement, he is prohibited from disclosing any confidential information relating to Cardinal Health including CareFusion. Mr. Fong is also subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(4)

Under the Fong Severance Agreement, we will pay Mr. Fong a lump sum cash severance in the amount of $1,045,000 (one times his base salary and target bonus) plus interest from his termination date through the payment date at the applicable federal rate provided in Section 1274(d) of the Code.

(5)	Actual fiscal 2009 annual incentive cash award paid to the named executive officer.

(6)	Actual payments to the named executive officer under the long-term incentive cash programs.

(7)

RSUs and stock options held by Mr. Schlotterbeck and Mr. Jain will continue to vest in accordance with the terms of the awards. For purposes of the awards previously granted to our employees who became employees of CareFusion in connection with the CareFusion separation, the CareFusion separation is not treated as a termination of employment until such time as the holder terminates employment with CareFusion. Therefore, no value has been attributed to the continued vesting of the awards.

(8)

Represents the accelerated vesting of the remaining 25% of unvested stock options granted to Mr. Fong in November 2005 and the accelerated vesting of 33,956 stock options that were scheduled to vest on August 15, 2009. A total of 46,997 options were forfeited when Mr. Fong’s employment terminated.

(9)

Represents the accelerated vesting of 22,071 RSUs granted to him in October 2008 and the accelerated vesting of 7,072 RSUs that were scheduled to vest on August 15, 2009. A total of 7,557 RSUs were forfeited when Mr. Fong’s employment terminated.

(10)

We had agreed to subsidize the continued medical coverage for Mr. Fong and his family members until 18 months after the termination date at the same level of employer contribution applicable to our similarly situated active employees during the severance period; however, Mr. Fong did not elect to receive medical benefits from us after his termination.

(11)	We will not be required to make increased payments, nor will vesting or other provisions be accelerated under the DCP as a result of Mr. Fong’s termination.

DIRECTOR COMPENSATION

Compensation Philosophy.    Our Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure of our non-management director compensation and the amounts paid to our non-management directors. The Compensation Committee established the relative weighting of the stock-based awards for fiscal 2008 and 2009 as 65% to be delivered in stock options and 35% in RSUs, but effective November 1, 2009, has changed the stock-based awards to 100% in RSUs.

Compensation Arrangements.    The table below shows the elements and amount of compensation we pay to our non-management directors:

Compensation Element	Until November 1, 2009	After November 1, 2009
Annual Retainer	$75,000	$75,000
Equity Grants (1):
RSUs	$42,000	$120,000
Stock Options	$78,000	$0
Committee Chairperson Annual Retainers:
Audit Committee	$18,000	$18,000
Compensation Committee	$10,000	$10,000
Nominating and Governance Committee	$10,000	$10,000
Audit Committee Member Annual Retainer	$2,000	$2,000
Presiding Director Annual Retainer:
Cash	$20,000	$20,000
Annual RSUs	$0	$20,000
Excess Meeting Fees (2):
Full Day Special Meeting	$1,500	$1,500
Half Day Special Meeting	$750	$750

(1)

Each new non-management director receives an equity award grant upon initially being appointed or elected to the Board and an annual equity award grant on the date of our Annual Meeting of Shareholders. The equity award grants have been comprised of an option to acquire a number of common shares with a value of $78,000, based upon our standard method for valuing stock options for financial accounting purposes (assuming the option is held to term), and a RSU grant of the number of RSUs equal to $42,000, divided by the closing share price on the grant date. After November 1, 2009, the equity award grants will be comprised of an RSU grant of the number of RSUs equal to $120,000 divided by the closing share price on the grant date. Both the option and RSUs vest in full one year from grant, except that if the subsequent year’s annual meeting is less than one year from grant, then they vest on the date of the subsequent year’s Annual Meeting. Options are granted with an exercise price equal to the closing price on the NYSE of a common share on the grant date and are exercisable for seven years from the grant date. RSUs are settled in common shares. We accrue dividend equivalents on RSUs and pay the accumulated cash dividend equivalents on vesting of the RSUs.

(2)

“Excess Meetings” are those meetings attended, during the year following each Annual Meeting of Shareholders, after the director has attended a number of meetings equal to the number of regular quarterly board meetings and regular committee meetings associated with regular quarterly board meetings plus two, and excludes meetings attended by a non-committee member and written actions. Excess Meeting fees will not exceed $25,000 in any year. Prior to payment, excess meeting fees must be approved by the Compensation Committee.

The above cash retainer amounts are paid quarterly.

When a special committee is formed to address a specific issue, the Board will determine an annual retainer to be paid to the committee members based upon the expected effort required, up to a maximum of $25,000 per project in any fiscal year. In November 2008, the Board approved a retainer of $10,000 for the members of the Special Committee on Strategy (the “Special Committee”) and a supplemental retainer of $5,000 for the Chair of the Special Committee. In August, 2009, as a result of the Special Committee’s work after November 2008, the Board approved additional retainers of $10,000 for members of the Special Committee and a supplemental retainer of $5,000 for the Chair. In August 2009, the Board also approved a retainer of $20,000 for the Presiding Director, who was not a member of the Special Committee but participated in the Committee’s process.

Option and RSU awards during fiscal 2009 were made under our 2007 Nonemployee Directors Equity Incentive Plan (the “2007 Directors EIP”). The 2007 Directors EIP was approved by our shareholders in November 2007. The 2007 Directors EIP provide for grants in the form of nonqualified stock options, restricted shares and RSUs to members of the Board who are not our employees. This plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of ERISA. Under the 2007 Directors EIP, all unvested options and RSUs become fully vested upon a “change of control” (defined as described above under “Potential Payment Upon Termination or Change of Control of Cardinal Health”).

As described under “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2009—Adjustments to Equity Awards in the CareFusion Separation” on page 58, outstanding stock options and RSUs held by directors were adjusted in connection with the CareFusion separation.

Directors may receive additional compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of directors or Committee members. Directors may elect to defer payment of their fees into our DCP, one of the investment alternatives for which is the Cardinal Health stock fund. Deferrals into our stock fund are valued as if each deferral were invested in common shares as of the deferral date. For directors, deferred balances under the DCP are paid upon termination from board service, death or disability. In all cases, payments generally will commence at least six months after the event triggering the payment. A director also may defer receipt of the common shares represented by an RSU which would otherwise be settled on the date of vesting until after termination from board service or until a fixed future date. Until shares are issued, the director is entitled to receive cash payments in an amount equivalent to what would be received if the shares underlying the RSU were issued to the director.

We also provide transportation or reimburse directors for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and Committee meetings, attendance at director education programs and other Board related activities. We may reimburse directors for out-of-pocket expenses incurred by the director’s spouse in connection with spousal participation in occasional Board-related activities and may “gross-up” or reimburse the director for payment of taxes related to such reimbursement.

Director Compensation Table.    The members of our Board received the following compensation during fiscal 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Colleen F. Arnold	$79,561	$43,819	$86,057	$0		$209,437
George H. Conrades	$29,033	$14,004	$27,362	$0		$70,399
Calvin Darden	$79,500	$41,318	$78,092	$0		$198,910
John F. Finn	$94,250	$41,318	$78,092	$0		$213,600
Philip L. Francis (4)	$88,500	$41,318	$78,092	$0		$207,910
Gregory B. Kenny	$94,853	$43,818	$84,557	$0		$223,288
J. Michael Losh (3)(4)	$99,500	$41,318	$78,092	$0		$218,910
John B. McCoy	$91,750	$41,318	$78,092	$0		$211,160
Richard C. Notebaert	$106,234	$41,318	$78,092	$0		$225,644
Michael D. O’Halleran (4)	$77,000	$41,318	$78,092	$0		$196,410
David W. Raisbeck	$79,250	$41,318	$78,092	$0		$198,660
Jean G. Spaulding, MD	$78,750	$41,318	$78,092	$0		$198,160
Robert D. Walter	$0	$0	$0	$1,000,000	(5)	$1,000,000	(5)

(1)

These awards are RSUs granted under the 2007 Directors EIP and its predecessor, the Amended and Restated Outside Director Equity Incentive Plan, as amended (the “ODEIP”). This dollar amount is the amount we recognized for financial statement reporting purposes during fiscal 2009 under FAS 123(R) (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named director. We valued the RSUs as of the grant date by multiplying the closing price of the common shares on the NYSE on that date times the number of RSUs awarded. We recognize the grant date fair value as an expense over the required service period of the award. The grant date fair value per share for RSUs granted on November 5, 2008 was $39.33 per share. At June 30, 2009, the aggregate number of RSUs outstanding and held by each director was: Ms. Arnold—2,197; Mr. Conrades—0; Mr. Darden—2,236; Mr. Finn—2,236; Mr. Francis—2,784; Mr. Kenny—2,212; Mr. Losh—2,236; Mr. McCoy—2,236; Mr. Notebaert—2,236; Mr. O’Halleran—1,763; Mr. Raisbeck—2,236; and Dr. Spaulding—2,236.

(2)

These awards are non-qualified stock options granted under the 2007 Directors EIP and the ODEIP. This dollar amount is the amount we recognized for financial statement reporting purposes during fiscal 2009 under FAS 123(R) (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named director. We utilized a lattice model to provide a grant date fair value. We recognize the grant date fair value as an expense over the required service period of the award. The lattice model incorporates a number of assumptions. The following range of assumptions were used to determine the fair value of the options granted to Ms. Arnold and Messrs. Conrades, Darden, Finn, Francis, Kenny, Losh, McCoy, Notebaert, O’Halleran, and Raisbeck and Dr. Spaulding: expected option life: 7 years; dividend yield: 0.69% to 1.42%; risk-free interest rate: 3.10% to 4.78%; and expected volatility: 27%. The grant date fair value per share for options granted on November 5, 2008 was $39.33 per share. At June 30, 2009, the aggregate number of option awards outstanding and held by each director was as follows: Ms. Arnold—14,082; Mr. Conrades—36,393; Mr. Darden—21,149; Mr. Finn—42,391; Mr. Francis—17,661; Mr. Kenny—14,188; Mr. Losh—246,856; Mr. McCoy—42,391; Mr. Notebaert—43,570; Mr. O’Halleran—39,053; Mr. Raisbeck—35,506; and Dr. Spaulding—35,497.

(3)

During fiscal 2005, we entered into an employment agreement with Mr. Losh pursuant to which we agreed to employ Mr. Losh as Chief Financial Officer on an interim basis commencing in July 2004 and ending in May 2005. As compensation for the services rendered thereunder, Mr. Losh received an option to purchase 210,000 shares at an exercise price of $44.00 per share, the closing price of the common shares on July 27, 2004. The option became exercisable in full on July 27, 2007.

(4)

In connection with the CareFusion separation on August 31, 2009, Messrs. Francis, Losh and O’Halleran ceased to be directors of Cardinal Health and became directors of CareFusion. At the time of the CareFusion separation, all unvested stock options and RSUs held by Messrs. Francis, Losh and O’Halleran were immediately vested.

(5)

Robert D. Walter, our founder and former Chairman and Chief Executive Officer and a director ceased to be an employee and officer on June 30, 2008 and ceased to serve as a director on November 5, 2008. The employment agreement we had entered into with Mr. Walter requires that he provide certain consulting services to us until June 30, 2013 (the “Consulting Period”) and that we pay Robert D. Walter Company $1,000,000 per year as compensation, which will be the only compensation he is entitled to receive from us for these services. If, during the Consulting Period, we terminate his consulting arrangement (other than for cause, or due to death or disability), or Mr. Walter terminates the consulting arrangement with good reason, then we must continue to pay all compensation Mr. Walter would have received during the remainder of the Consulting Period. Pursuant to Mr. Walter’s employment agreement and the terms of our long-term incentive plans, at the time Mr. Walter resigned as our employee, a total of 156,458 stock options and 17,028 RSUs were immediately vested, and the remaining unvested stock options and RSUs will continue to vest in accordance with their terms during the term of the consulting arrangement, provided that Mr. Walter complies with his obligations to perform consulting services specified in his employment agreement. Because the stock options and RSUs were awarded to Mr. Walter for his services to us as an employee, and the continued vesting of these awards was not conditioned upon his continued service as a director, we have not included the amount we recognized for financial statement reporting purposes during fiscal 2009 under FAS 123(R) in the Director Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

Certain of our equity compensation plans are subject to shareholder approval and other plans have been authorized solely by the Board of Directors. The following is a description of plans that have not been approved by shareholders.

Broadly-based Equity Incentive Plan, as amended

The Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended (the “BEIP”), was originally adopted by the Board effective November 15, 1999. The term of the BEIP expired on November 14, 2005, and no new awards are being granted under it. The BEIP provided for grants in the form of nonqualified stock options, restricted shares and RSUs to employees except for those employees who were subject to Section 16 of the Exchange Act. The aggregate number of common shares authorized for issuance under the BEIP was 36 million with no more than 10% of the authorized amount issuable in the form of restricted shares and RSUs having a restriction period of less than three years.

Amended and Restated Outside Directors Equity Incentive Plan, as amended

The Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan, as amended (the “ODEIP”), was originally adopted by the Board effective May 10, 2000. Our shareholders approved a new director equity plan at the 2007 annual meeting of shareholders, the 2007 Nonemployee Directors Equity Incentive Plan, and no new awards may be granted under the ODEIP. The ODEIP provides for grants in the form of nonqualified stock options, restricted shares and RSUs to members of the Board who are not employees. The aggregate number of common shares authorized for issuance under the ODEIP was 1.5 million.

Global Employee Stock Purchase Plan, as amended and restated effective May 10, 2006

The Cardinal Health, Inc. Global Employee Stock Purchase Plan, as amended and restated effective May 10, 2006 (the “GESPP”), was originally adopted by the Board on February 9, 2000. The GESPP permits certain international employees to purchase common shares through payroll deductions. The total number of common shares made available for purchase under the GESPP is 4.5 million. International employees who have been employed by us for at least 30 days may be eligible to contribute from 1% to 15% of eligible compensation. The purchase price is determined by the lower of 85% of the closing market price on the first day of the offering period or 85% of the closing market price on the last day of the offering period. During any given calendar year, there are two offering periods: January 1—June 30; and July 1—December 31. In May 2008, the Compensation Committee approved the suspension of the GESPP beginning on July 1, 2009.

The following table summarizes information relating to our equity compensation plans at June 30, 2009:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (In millions)		Weighted-Average Exercise Price of Outstanding Options		Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a)) (In millions)
Equity compensation plans approved by shareholders	17.0	(1)	$60.87	(1)	22.2	(2)
Equity compensation plans not approved by shareholders (3)	12.4	(4)	$57.63	(4)	4.1	(5)
Total at June 30, 2009	29.4		$59.45		26.3

(1)

In addition to stock options outstanding under our EIP, LTIP and 2007 Directors EIP, also includes 38,960, 939,505 and 11,748 RSUs outstanding under the EIP, LTIP and 2007 Directors EIP, respectively, that are payable solely in common shares. RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(2)

Includes approximately 16.9 million common shares remaining available for future issuance under the LTIP in the form of options, stock appreciation rights, stock awards or other stock-based awards. Also includes approximately 4.6 million common shares remaining available for future issuance under the ESPP and 659,305 common shares remaining available for future issuance under the 2007 Nonemployee Directors Equity Incentive Plan.

(3)	Does not include stock options to purchase 1.1 million common shares at a weighted-average exercise price of $52.38 that we assumed in connection with acquisition transactions.

(4)	In addition to stock options outstanding under the BEIP and ODEIP, also includes 5,000 and 12,860 RSUs outstanding under the BEIP and ODEIP, respectively, that are payable solely in common shares.

(5)	Includes approximately 4.1 million common shares remaining available for future issuance under the GESPP.

FUTURE SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal for inclusion in the proxy statement and form of proxy relating to our 2010 annual meeting of shareholders under Exchange Act Rule 14a-8 is advised that the proposal must be received by us at our principal executive offices not later than the close of business (5:00 p.m. Eastern Time) on May 27, 2010 and sent to the attention of our Corporate Secretary, facsimile number (614) 757-5051. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.

A shareholder who intends to present a nomination for election to the Board of Directors or a proposal for other business at our 2010 annual meeting of shareholders (other than any such matter included in our proxy statement and form of proxy pursuant to Exchange Act Rule 14a-8 or a comparable SEC rule) must comply with the notice requirements set forth in our Regulations and such business must otherwise be a proper matter for shareholder action. In such event, the shareholder must deliver proper written notice to our Corporate Secretary at our principal executive office not later than the close of business on the 70th day nor earlier than the close of business on the 130th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, written notice of nominations or proposals for other business for the 2010 annual meeting must be delivered to our Corporate Secretary at our principal executive office no later than August 26, 2010 and no earlier than June 27, 2010. If the date of the 2010 annual meeting is more than 30 days before or more than 60 days after November 4, 2010, written notice must be delivered not earlier than the close of business on the 130th day prior to the 2010 annual meeting and not later than the close of business on the later of the 70th day prior to the 2010 annual meeting or the 10th day following the day on which we first make a public announcement of the date of the 2010 annual meeting.

OTHER MATTERS

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees in person or by telephone, telegraph or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Georgeson Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made by us with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse these persons for reasonable expenses incurred in connection therewith.

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may write to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-5222. We will promptly deliver a separate copy (free of charge) upon request. If shareholders at the same mailing address are currently receiving multiple copies of annual reports and proxy statements, and wish to receive a single annual report or proxy statement, they may write to the address or call the number listed above.

By Order of the Board of Directors.

/s/ Stephen T. Falk
STEPHEN T. FALK
Executive Vice President, General Counsel and
Corporate Secretary

September 23, 2009

APPENDIX A

CARDINAL HEALTH, INC.

AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

Article 1.	Establishment and Purpose

1.1. Establishment of Plan. The Cardinal Health, Inc. Management Incentive Plan (the “Plan”) was established and approved by the Board of Directors of the Company on August 14, 1996, and the Company’s shareholders approved the material terms of the Plan and the performance goals thereunder at the meeting of shareholders held on October 29, 1996. Subsequently, the Board of Directors approved an amendment to the Plan on September 3, 1998, and the Company’s shareholders approved the amendment at the annual meeting of shareholders held on November 23, 1998. The Company’s shareholders re-approved the material terms of the performance goals under the Plan at the annual meeting of shareholders held on November 1, 2000. The Committee approved an amendment to the Plan on August 4, 2004, and the Company’s shareholders approved the amendment and the material terms of the performance goals under the Plan as amended at the annual meeting of shareholders held on December 8, 2004. Section 8 of the Plan provides that the Committee may amend the Plan at any time and that shareholder approval of such amendment will be required only if required by applicable law. In accordance with this authority, the Plan is hereby amended and restated effective as of July 1, 2006, to provide for additional administrative provisions and to comply with Section 409A of the Code. The Plan is intended to provide for performance based compensation which is not subject to the deduction limitation rules under Section 162(m) of the Code as in effect from time to time, and shall remain in effect until terminated by the Board or the Committee.

1.2. Purpose. The primary purposes of the Plan are to:

(a) Advance the interests of the Company and its shareholders by providing Employees in leadership positions with an annual bonus incentive to achieve the strategic objectives of the Company and its subsidiaries;

(b) Focus management on key measures that drive superior financial and management performance and that result in enhanced value of the Company;

(c) Provide compensation opportunities that are externally competitive and internally consistent with the Company’s strategic objectives and total reward strategies; and

(d) Provide bonus opportunities that reward executives who are in positions to make significant contributions to the overall success of the Company and its subsidiaries.

Article 2.	Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

2.1. “Administrator” means the Committee or such other authorized officers of the Company to whom the power to administer the Plan has been properly delegated.

2.2. “Applicable Law” means the requirements of Code Section 162(m) applicable to performance based compensation.

2.3. “Award” means the cash bonus a Participant may earn under the Plan.

2.4. “Board” or “Board of Directors” means the Board of Directors of the Company.

2.5. “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings of general applicability issued thereunder as in effect from time to time.

2.6. “Committee” means the Human Resources and Compensation Committee of the Board, or such other committee of Directors appointed by the Board and comprised of two (2) or more individuals who are “outside directors” (as that term is defined in Section 162(m) of the Code).

2.7. “Company” means Cardinal Health, Inc., or any successor thereto.

2.8. “Covered Employee” means any Employee who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code Section 162(m).

2.9. “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder. Notwithstanding the foregoing, if a payment under this Plan is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code section.

2.10. “Earned Salary” means a Participant’s base pay or salary earned and paid for the Performance Period or portion thereof in which the Employee was an eligible Participant in the Plan.

2.11. “Effective Date” of the Plan was July 1, 1996. The Effective Date of this Amended and Restated Plan is July 1, 2006.

2.12. “Employee” means a regular, active employee of the Company or of any subsidiary of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan, nor shall independent contractors, leased employees, consultants or anyone else designated as not eligible to participate in the Plan by the Administrator.

2.13. “Final Bonus” means the actual bonus earned during a Performance Period by a Participant, as determined by the Administrator.

2.14. “Participant” means an Employee who meets the eligibility requirements of Article 3 with respect to one or more Performance Periods.

2.15. “Performance Criteria” shall have the meaning set forth in Article 4.

2.16. “Performance Period” means the twelve month period beginning on each July 1st and ending on the next succeeding June 30th during the term of the Plan, or such other time period established by the Administrator from time to time with respect to which the attainment of Performance Criteria will be determined.

2.17. “Plan” means this Cardinal Health, Inc. Amended and Restated Management Incentive Plan, as hereafter amended from time to time.

2.18. “Target Award” means the amount of any Award as established by the Administrator that would be payable to a Participant for a Performance Period if the Performance Criteria for the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Administrator in regard to that Award.

Article 3.	Eligibility and Participation

3.1. Eligibility and Participation. The Administrator shall designate, or determine the methodology and criteria for the designation of, the Employees who are eligible to receive an Award under the Plan. In general, an Employee may be designated if such Employee is an executive officer of the Company. Only the Committee may determine the eligibility of Employees who are Covered Employees.

3.2. Partial Performance Period Participation. An Employee who becomes eligible after the beginning of a Performance Period may participate in the Plan for that Performance Period on a ratable basis. Such situations may include, but are not limited to (a) new hires; or (b) when an Employee is promoted from a position which did not previously meet the eligibility criteria. The Administrator, in its sole discretion, retains the right to prohibit or allow participation in the initial Performance Period of eligibility for any of the aforementioned Employees. If an Employee participates for only a portion of a Performance Period for any reason, the Performance Criteria previously established under the Plan for that Performance Period shall apply to any Employees who become eligible after the beginning of the Performance Period, but his or her Award and Target Award will be prorated. Such proration shall be based on the number of days the Employee performed services during the Performance Period while a Participant in the Plan over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Award based on the partial Performance Period applicable to the Employee. In addition, in the event a Participant changes job levels during a Performance Period, the Participant’s Award may be adjusted to reflect the amount of time at each job level during the Performance Period. Notwithstanding anything in this Section 3.2 or in the Plan to the contrary, the participation in the Plan for a Covered Employee who becomes eligible after the beginning of the Performance Period shall comply with the provisions of Code Section 162(m), as set forth in Article 4.

3.3. No Right to Participate. No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not he or she previously participated in the Plan.

Article 4.	Award Determination

4.1. Performance Criteria. As to each Performance Period, the Administrator will establish in writing Performance Criteria based on one or more of the following performance measures of the Company (and/or one or more operating groups of the Company, if applicable) over the Performance Period: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit (whether before or after taxes); (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity: (xxiv) customer satisfaction; (xxv) employee satisfaction; (xxvi) management succession plan development and implementation; and (xxvii) employee retention. Except as otherwise provided herein, the extent to which the Performance Criteria are satisfied will determine the amount, if any, of the Award that will be earned by each Participant. The Performance Criteria may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.

4.2. Adjustment of Performance Criteria. Once established, the Performance Criteria shall not be changed during the Performance Period. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, at the time the Award is made and Performance Criteria are established, the Administrator is authorized to determine the manner in which the Performance Criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including, but not limited to, market related changes in inventory value, changes in industry margins, changes in accounting principles, and extraordinary charges to income.

4.3. Target Awards. For each Performance Period established by the Administrator, the Administrator shall establish a Target Award for each Covered Employee and for all other Participants. Awards shall be earned based upon the financial performance of the Company or one or more operating groups of the Company and the attainment of established Performance Criteria during a Performance Period; provided, however, the maximum Award that may be paid to any single Participant for any Performance Period is $7,500,000, such maximum Award amount to be pro-rated if the Performance Period is less than a full fiscal year. Performance Criteria and Target Awards shall be established prior to the beginning of each Performance Period or as soon as practicable thereafter. If a Participant commences participation after the beginning of a Performance Period, Performance Criteria in effect for the Participant’s position shall apply for the remaining balance of the Performance Period, unless otherwise determined by the Administrator within 90 days of the date the Employee became a Participant. In all cases where the Participant is a Covered Employee, the Performance Criteria and Target Award shall be established in no event later than 90 days following the first day of the Performance Period or after 25% of the Performance Period has elapsed, if earlier, and the outcome relative to the attainment of the Performance Criteria shall not be substantially certain at the time the Performance Criteria and Target Award are established. This Section 4.3 is intended to ensure compliance with the exception from Code Section 162(m) for qualified “performance-based compensation,” and shall be construed, applied and administered accordingly with respect to any Participant who is a Covered Employee.

4.4. Final Bonus Determinations. At the end of each Performance Period, the Administrator shall certify in writing the extent to which the Performance Criteria were met during the Performance Period for any Awards for Covered Employees. If the Performance Criteria for the Performance Period are met, Covered Employees shall be entitled to the payment of the Awards, subject to the Committee’s exercise of negative discretion to reduce any Final Bonus payable to a Covered Employee based on business objectives established for that Covered Employee or other factors as determined by the Committee in its sole discretion. With respect to Participants who are not Covered Employees, the Administrator will determine the Final Bonus based on the Performance Criteria and other business objectives. The Administrator may adjust (up or down) any Final Bonus for Participants who are not Covered Employees on the basis of such further considerations as the Administrator shall determine in its sole discretion.

Article 5.	Payment of Final Bonuses

5.1. Form and Timing of Payment. Each Participant’s Final Bonus shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, on or before the 15th day of the third month after the end of each Performance Period. If payment is delayed due to an unforeseeable event or other administrative delays, payment shall in no event be made later than the 15th day of the third month after the end of the taxable year of the Participant in which the Final Bonus was earned. Other withholdings may include, but not be limited to, amounts previously elected to be deferred to a tax-qualified or non-qualified retirement or deferred compensation plan, employee stock purchase plan or similar arrangement. The Administrator may permit or provide for deferred payment of any Final Bonus to a specified date or to a date not less than six (6) months after termination of employment, in accordance with such conditions and procedures as the Administrator may specify in compliance with the requirements of Code Section 409A.

5.2. Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company or any of its subsidiaries. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any party acquires a right to receive a cash payment under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Article 6.	Termination of Employment

6.1. Termination of Employment Due to Death or Disability. In the event a Participant’s employment is terminated by reason of death or Disability during the fourth quarter of the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The Final Bonus, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period and the progress toward achievement of the established Performance Criteria during the portion of the Performance Period during which the Participant was employed by the Company. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. The Final Bonus thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, and shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. The Administrator may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid. If no beneficiary is designated, the right of the Participant to receive any payment under this Plan will pass to the Participant’s estate.

6.2. Involuntary Termination of Employment. If the employment of a Participant is terminated by the Company other than for “Cause” during the fourth quarter of the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The Final Bonus, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period and the progress toward achievement of the established Performance Criteria during the portion of the Performance Period during which the Participant was employed by the Company. Whether an involuntary termination is for “Cause” shall be determined in the absolute discretion of the Administrator, whose decision shall be final and binding on all parties.

6.3. Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated before the fourth quarter of the Performance Period due to death, Disability or involuntary termination, with or without Cause, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited unless otherwise determined by the Administrator in its sole discretion due to the business circumstances of the termination, such as a termination in connection with the divestiture of a business segment or subsidiary. If a Participant terminates employment for any other reason prior to the date the Final Bonus, if any, is paid, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited. Except as provided in Sections 6.1 and 6.2, only Participants who are, as of the date the Final Bonus, if any, is paid, either current, active Employees or current Employees who are on a leave of absence authorized by the Company shall be entitled to any Final Award earned for the Performance Period.

6.4. Other Forfeiture Events. The Administrator may, in its discretion, require that all or any portion of a Final Bonus is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Administrator may, in its discretion, also require repayment to the Company of all or any portion of a Final Bonus if the amount of the Final Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement, the Participant engaged in misconduct that caused or contributed to the need for the financial statement restatement, and the amount of the Final Bonus would have been lower than the amount actually awarded to the Participant had the financial results been properly reported. This Section 6.4 shall not be the Company’s exclusive remedy with respect to such matters. This Section 6.4 shall not apply after a “change of control” of the Company as defined in the 2005 Long-Term Incentive Plan or any successor plan thereto.

Article 7.	Rights of Participants

7.1. Employment. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an employee of the Company or any of its subsidiaries, nor shall it limit or interfere in any way with the right of the Company or any subsidiary to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise.

7.2. Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.

7.3. Foreign Participants. Subject to the provisions of Section 4.3, the Administrator may, in order to fulfill the Plan purposes and without amending the Plan, modify Awards granted to Participants who are foreign nationals or employed outside the United States to the extent necessary to recognize differences in local law, tax policy or custom.

Article 8.	Administration

8.1. Authority of the Administrator.

(a) General. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan and the terms of Awards made hereunder, to establish, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions for making or modifying Awards, to correct administrative errors, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee’s sole discretion and shall be final and binding on all persons. Notwithstanding any other provision of the Plan, the Committee shall not have any discretion or authority to make changes to any Award that is intended to qualify as “performance-based compensation” under Code Section 162(m) to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

(b) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan, including the power to approve Awards to Employees who are not Covered Employees. Such delegation may be revoked at any time. All determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

8.2. Facility of Payment. If the Administrator deems any person entitled to receive any amount under the provisions of the Plan to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Administrator may, in its sole discretion, (i) apply such amount directly for the comfort, support and maintenance of such person; (ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; (iii) pay such amount to any person selected by the Administrator to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or (iv) with respect to any amount due to a minor, deposit such amount to his or her credit in any savings or commercial bank of the Administrator’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his or her residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides. Payment pursuant to this Section 8.2 shall fully discharge the Company, the Board, the Committee, the Administrator, and the Plan from further liability on account thereof.

Article 9.	Amendments

The Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant, materially reduce the right of a Participant to a payment or distribution hereunder to which he or she has already become entitled, as determined under Articles 4 and 6 hereof. Shareholder approval of any amendment will be required only as required by Applicable Law. No new Award may be granted during any period of suspension of the Plan or after termination of the Plan.

Article 10.	Miscellaneous

10.1. Choice of Law. The Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except as to matters pre-empted or governed by federal law.

10.2. Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to any Final Bonus.

10.3. Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.

10.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

10.5. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.6. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.7. Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Any reference to a section (other than to a section of the Plan) shall also include a successor to such section.

FIRST AMENDMENT TO THE CARDINAL HEALTH, INC.

AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

This First Amendment to the Amended and Restated Management Incentive Plan is adopted effective as of July 1, 2007, pursuant to resolutions of the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) of Cardinal Health, Inc., an Ohio corporation, adopted during a meeting held on August 7, 2007. Section 9 of the Amended and Restated Management Incentive Plan (“Plan”) provides that the Committee may amend the Plan at any time and that shareholder approval of such amendment will be required only if required by Applicable Law, as defined in the Plan. In accordance with this authority, the Plan is hereby amended, effective as of July 1, 2007, to revise the conditions under which Participants in the Plan may qualify for a prorated payment for a Performance Period following a termination of employment during such Performance Period. Terms capitalized herein shall have the meaning ascribed to them in the Plan unless a different meaning is clearly specified herein.

I. Article 2 of the Plan, “Definitions,” is hereby amended by renumbering the existing Section 2.18 as Section 2.19, and by the addition of a new Section 2.18 and a new Section 2.20, reading as follows:

2.18 “Retirement” means termination of employment by a Participant (other than by reason of death or Disability and other than in the event of Termination for Cause) from the Company and its subsidiaries after attaining age fifty-five (55) and having at least ten (10) years of continuous service with the Company and its subsidiaries, including service with a subsidiary of the Company prior to the time that such subsidiary became a subsidiary of the Company. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.

2.20 “Termination for Cause” means, unless otherwise determined by the Administrator, termination of employment from the Company and its subsidiaries on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any subsidiary, or the intentional and repeated violation of the written policies or procedures of the Company, provided that for an Employee who is party to an individual severance or employment agreement defining Cause, except as may be provided in such agreement, “Cause” shall have the meaning set forth in such agreement. For purposes of this Plan, a Participant’s termination of employment shall be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a Termination for Cause.

II. The first sentence of Section 5.1 is hereby revised to read as follows: Each Participant’s Final Bonus shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, on the last regular business day occurring on or before the 15th day of the third month after the end of each Performance Period.

III. Sections 6.1, 6.2 and 6.3 of Article 6, “Termination of Employment,” are hereby amended and restated in their entirety to read as follows:

6.1. Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment is terminated by reason of Retirement, death or Disability during the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The Final Bonus, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. The Final Bonus thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, and shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. The right of the Participant to receive any payment under this Plan will pass to the Participant’s estate in the event of the Participant’s death.

6.2. Involuntary Termination of Employment (Not Retirement Eligible). If the employment of a Participant is terminated by the Company (other than as a Termination for Cause) during the fourth quarter of the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The Final Bonus, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period.

6.3. Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated before the fourth quarter of the Performance Period for a reason other than due to Retirement, death, or Disability, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited unless otherwise determined by the Administrator in its sole discretion. If a Participant terminates employment for any other reason prior to the date the Final Bonus, if any, is paid, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited. Except as provided in Sections 6.1 and 6.2, only Participants who are, as of the date the Final Bonus, if any, is paid, either current, active Employees or current Employees who are on a leave of absence authorized by the Company shall be entitled to any Final Award earned for the Performance Period.

IV. All other terms and provisions of the Plan shall remain unchanged.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on November 4, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/CAH • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US

territories & Canada any time on a touch tone telephone.

There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Colleen F. Arnold	☐	☐	☐	02 - George S. Barrett	☐	☐	☐	03 - Glenn A. Britt	☐	☐	☐

	04 - Calvin Darden	☐	☐	☐	05 - Bruce L. Downey	☐	☐	☐	06 - John F. Finn	☐	☐	☐

	07 - Gregory B. Kenny	☐	☐	☐	08 - Richard C. Notebaert	☐	☐	☐	09 - David W. Raisbeck	☐	☐	☐

	10 - Jean G. Spaulding, M.D.	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain

2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010.	☐	☐	☐	3. Proposal to re-approve the material terms of the performance criteria under Cardinal Health’s Amended and Restated Management Incentive Plan.	☐	☐	☐

B Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 4 and 5.

		For	Against	Abstain		For	Against	Abstain

4.	Shareholder proposal regarding performance-based stock options.	☐	☐	☐	5. Shareholder proposal to amend the Code of Regulations to require that the Chairman of the Board be an independent director.	☐	☐	☐

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

2009 Annual Meeting Admission Ticket

2009 Annual Meeting of

Cardinal Health, Inc. Shareholders

November 4, 2009 at 2:00 pm Local Time

7000 Cardinal Place

Dublin, OH 43017

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Cardinal Health, Inc.	+

Notice of 2009 Annual Meeting of Shareholders

7000 Cardinal Place, Dublin, OH 43017

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George S. Barrett, Stephen T. Falk and Craig S. Morford, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 9, 2009, at the annual meeting of shareholders to be held on November 4, 2009, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 on the reverse side, FOR proposal 2, FOR proposal 3, AGAINST proposal 4, AGAINST proposal 5, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.	+